As filed with the Securities and Exchange Commission on June 19, 2015

Registration Statement No.333-●

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENERGIZER RESOURCES INC.

(Exact name of registrant as specified in its charter)

Minnesota	1041	20-0803515
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

520 – 141 Adelaide Street West, Toronto, Ontario, Canada M5H 3L5

(416) 364-4911

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Richard E. Schler
Chief Executive Officer
520 – 141 Adelaide Street West
Toronto, Ontario M5H 3L5
(416) 364-4911

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kimberley Anderson
Dorsey & Whitney LLP
701 Fifth Ave., Suite 6100
Seattle, Washington 98104

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. (Check one):

Large Accelerated Filer [_] Accelerated Filer [_] Non-Accelerated Filer [_] Smaller Reporting Company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, $.001 par value per share(1)	22,147,764	$0.09055	$2,005,481	$233.04
Common shares underlying warrants, par value $.001 per share (2)	11,073,882	$0.14	$1,550,344	$180.15
Common share purchase warrants (3)	11,073,882	--	--
TOTAL	33,221,646 Shares 11,073,882 Warrants		$3,555,825	$413.19

(1)	Includes an additional common shares of registrant that may be issued if this registration statement is not declared effective by August 4, 2015 and if the distribution is not qualified in other offering jurisdictions as described herein.
(2)	Consisting of common shares issuable upon exercise of common share purchase warrants at $0.14 per share, expiring on May 4, 2018. Includes an additional 1,006,716 common shares of registrant that may be issued if this registration statement is not declared effective by August 4, 2015 and if the distribution is not qualified in other offering jurisdictions as described herein.
(3)	Represents common share purchase warrants exercisable at $0.14, subject to adjustment, expiring May 4, 2018. Includes an additional 1,006,716 common shares of registrant that may be issued if this registration statement is not declared effective by August 4, 2015 and if the distribution is not qualified in other offering jurisdictions as described herein.
(4)	The price was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of our common shares as reported on the over-the-counter bulletin board on June 16, 2015, a date within five business days prior to the filing of this registration statement and the exercise price of the common share purchase warrants.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject To Completion: Dated June 19, 2015

PRELIMINARY PROSPECTUS

ENERGIZER RESOURCES INC.

30,201,497 Common Shares and 10,067,166 Warrants Offered by Selling Security Holders

This prospectus relates to the sale by the selling security holders listed herein of up to 20,134,331 of our common shares, par value $0.001 per share, 10,067,166 common share purchase warrants of our company and 10,067,166 common shares issuable upon exercise of the common share purchase warrants. The 20,134,331 shares and 10,067,166 common share purchase warrants being registered will be issued upon the deemed exercise of 20,134,331 special warrants, which were purchased by the selling security holders in a private placement completed on May 4, 2015. For a complete description of the private placement, please see the section below entitled “Description of the May 2015 Private Placement”.

The securities being registered include outstanding common shares, common share purchase warrants exercisable at $0.14 per share, subject to adjustment, and common shares underlying the warrants.

The special warrants are not available for purchase pursuant to this prospectus and no additional funds are to be received by us from the issuance of the common shares and warrants upon the deemed exercise of the special warrants. There are currently no markets through which the special warrants or warrants may be sold and none are expected to develop. This may affect the pricing of the warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the warrants, and the extent of regulation. See “Risk Factors”.

The securities will be offered by the selling security holders at fixed prices, at the then-prevailing market prices at the time of sale, at varying prices, or in negotiated transactions (See “Plan of Distribution”). Our common shares are listed for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “EGZ”, the OTCQX Marketplace under the symbol “ENZR” and the Frankfurt Stock Exchange under the symbol “A1CXW3”. On June 15, 2015, the closing price of the common shares on the TSX and OTCQX Marketplace was CDN$0.115 and $0.875, respectively.

Each special warrant will be deemed to be automatically exercised on behalf of, and without any further action or payment required on the part of, the holder thereof at 5:00 p.m. (Toronto time) on the earlier of (the “Automatic Exercise Date”): (i) the third business day after the date a receipt is issued for a final short form prospectus qualifying the distribution of the common shares and warrants by the securities regulatory authorities in each of the provinces of Ontario and British Columbia and further provided that we have filed and have in effect a resale registration statement of which this prospectus forms a part (the “Qualification Date”); and (ii) November 4, 2015. See “Description of the May 2015 Private Placement”.

In the event that the Qualification Date has not occurred on or before August 4, 2015 (the “Qualification Deadline”), each special warrant shall thereafter entitle the holder to receive upon exercise, for no additional consideration (the “Penalty Provision”), 1.1 common shares (instead of one share) and 0.55 of one warrant (instead of 0.5 of one warrant). This prospectus also relates to the sale of up to 2,013,433 shares, 1,006,716 warrants and 1,006,716 shares issuable upon exercise of such warrants issuable pursuant to the Penalty Provision, if applicable, for a total of up to 22,147,764 shares, 11,073,882 warrants and 11,073,882 shares issuable upon exercise of the warrants.

We will not receive any proceeds from the sale of the common shares offered by the selling security holders to the public. However, we will receive proceeds from the exercise of the warrants. The funds that we receive are expected to be used to continue the development of the Molo Graphite Project and for general corporate purposes. We have agreed to pay all of the costs of this offering, excluding commissions and discounts regarding the sale of the common shares by the selling security holders. Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration.

Certain selling security holders and any participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended (the “Securities Act”). See “Selling Security Holders” and “Plan of Distribution”.

Investing in our securities involves a high degree of risk. You should invest in the common shares only if you can afford to lose your entire investment. See “Risk Factors” beginning on page 9.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is , 2015

TABLE OF CONTENTS

PROSPECTUS SUMMARY	6
THE OFFERING	7
RISK FACTORS	9
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	15
PRICE RANGE OF COMMON SHARES	17
DESCRIPTION OF SECURITIES	18
USE OF PROCEEDS	18
U.S. FEDERAL INCOME TAX CONSIDERATIONS	22
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS	28
BUSINESS	33
PROPERTIES	35
LEGAL PROCEEDINGS	52
MANAGEMENT	52
EXECUTIVE COMPENSATION	55
TRANSFER AGENT AND REGISTRAR	65
LEGAL MATTERS	65
EXPERTS	66
WHERE YOU CAN FIND MORE INFORMATION	66
INDEX TO FINANCIAL STATEMENTS	66

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The distribution or possession of this prospectus in or from certain jurisdictions may be restricted by law. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted or where the person making the offer or sale is not qualified to do so or to any person to whom it is not permitted to make such offer or sale. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common shares. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before buying shares of our common shares. You should read the entire prospectus carefully, especially the “Risk Factors” section and our consolidated financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in shares of our common shares. Unless the context provides otherwise, all references to “Energizer,” “the Company” “we,” us,” “our,” or similar terms, refer to Energizer Resources Inc. and its wholly owned subsidiaries.

In this prospectus all references to “$” or “dollars” mean the U.S. dollar, and unless otherwise indicated all currency amounts in this prospectus are stated in U.S. dollars. All references to “Cdn$” or “C$” refer to the Canadian dollar. All financial statements have been prepared in accordance with accounting principles generally accepted in the United States and are reported in U.S. dollars.

The Company

Corporate Structure

We were incorporated in the State of Nevada, United States of America on March 1, 2004 and reincorporated in the State of Minnesota, United States of America on May 14, 2008.

We have has direct and indirect wholly-owned subsidiaries located in Mauritius (Energizer Resources (Mauritius) Ltd., THB Venture Ltd. and Madagascar-ERG Joint Venture (Mauritius) Ltd.), Madagascar (Energizer Resources Minerals Sarl, Energizer Resources Madagascar Sarl and ERG (Madagascar) Sarl), and Ontario (2391938 Ontario Inc.).

Our principal business office, which also serves as our administration and financial office, is located at 141 Adelaide Street West, Suite 520, Toronto, Ontario, telephone (416) 364-4911.

Description of the Business

We are a mineral exploration and mine development company that is developing its feasibility-stage Molo Graphite Project in southern Madagascar.

Our principal asset is the Molo Graphite Project. On December 14, 2011, we entered into a Definitive Joint Venture Agreement with Malagasy Minerals Limited (“Malagasy”), a public company on the Australian Stock Exchange, to acquire a 75% interest to explore and develop a group of industrial minerals, including graphite, vanadium and approximately 25 other minerals. On October 24, 2013, the Company signed a Memorandum of Understanding (“MOU”) with Malagasy to acquire the remaining 25% interest in the land position. On April 16, 2014, Energizer signed a Sale and Purchase Agreement and a Mineral Rights Agreement with Malagasy to acquire the remaining 25% interest. Malagasy retains a 1.5% net smelter return royalty.

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THE OFFERING

Securities offered:

20,134,331 common shares, 10,067,166 common share purchase warrants of our company and 10,067,166 common shares issuable upon exercise of the common share purchase warrants.

The warrants will be exercisable immediately at an exercise price of $0.14 per share and will expire May 4, 2018.

Common shares outstanding as of June 15, 2015:	329,519,001 (309,384,672 current outstanding plus 20,134,331 special warrants) shares, assuming deemed exercise of the special warrants (1)
Offering price:	Determined at the time of sale by the selling securityholders.
Use of proceeds:	We will not receive any proceeds from the sale of the common shares or warrants by the selling securityholders. However, if the common share purchase warrants are exercised we will receive the exercise price of the common share purchase warrants. The common shares that will be resold under this prospectus were issued by us on the exercise of special warrants sold by us, or were issued upon the exercise of common share purchase warrants granted by us. The funds that we raised through the sale of the special warrants are being used to continue the development of the Molo Graphite Project and for general corporate purposes. We currently expect to use any proceeds from the exercise of the warrants for the same purposes. See “Use of Proceeds” on page 13.
Common shares Ticker Symbols:	Toronto Stock Exchange: “EGZ” OTCQX Marketplace: “ENZR” Frankfurt Stock Exchange: “A1CXW3”
Listing:	There is no trading market for the warrants and we do not intend to list the warrants on any national securities exchange or quotation system. Without an active market, the liquidity of the warrants will be limited.
Dividend Policy:	We currently intend to retain any future earnings to fund the development and growth of our business. Therefore, we do not currently anticipate paying cash dividends.
Risk Factors	See “Risk Factors” beginning on page 9 and other information in this prospectus for a discussion of the factors you should consider before you decide to invest in our securities.
(1)	Outstanding common shares excludes approximately 35,365,000 shares acquirable upon exercise of options at exercise prices ranging from $0.11 to $0.30 per share and 43,167,919 common shares acquirable upon exercise of common share purchase warrants at exercise prices ranging from $0.11 to $0.18. Outstanding common shares assumes that no additional shares and warrants will be issued pursuant to the Penalty Provision.

Description of the May 2015 Private Placement

On May 4, 2015, Energizer closed its private placement offering of 20,550,998 special warrants at a price of C$0.12 per special warrant, representing aggregate gross proceeds of approximately C$2.5 million. Each special warrant entitles the holder to acquire, for no additional consideration, one unit (a “Unit”) of Energizer, with each unit comprised of one common share of Energizer (a "Unit Share") and one-half of one common share purchase warrant (each whole common share purchase warrant, a “Warrant”) of Energizer. Each Warrant entitles the holder thereof to purchase one common share of Energizer (a “Warrant Share”) at a price of $0.14 per common share until May 4, 2018.

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The special warrants will be deemed to be exercised without payment of additional consideration or further action, on the earlier of: (i) the third business day following the day upon which we obtain a receipt for a final prospectus qualifying the underlying common shares, warrants and warrant shares from the securities regulatory authority in each of the provinces of Ontario and British Columbia, (and further provided that the Company has filed (and has in effect) a resale registration statement in the United States with the Securities and Exchange Commission relating to the common shares, warrants and warrant shares; and (ii) November 4, 2015.

We will use commercially reasonable efforts to (i) file and obtain a receipt for the final prospectus and (ii) file (and have in effect) the resale registration statement as soon as reasonably practicable. If we fail to obtain a final receipt for the final prospectus and file (and have in effect) the resale registration statement by August 4, 2015, the holders of special warrants will be entitled to receive 1.1 common shares (instead of one common share) and 0.55 of a warrant (instead of 0.5 of a warrant) on the deemed exercise of the special warrants. In consideration of the placement agent acting as our agent in respect of this offering, we paid the placement agent a cash fee equal to 7% of the aggregate purchase price of the private placement.

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RISK FACTORS

An investment in our common shares involves a high degree of risk. You should carefully consider the risk factors described below together with all of the other information contained in this prospectus, including our consolidated financial statements and the notes thereto, before deciding whether to invest in our common shares. Each of these risks could have a material adverse effect on our business, operating results, financial condition and/or growth prospects. As a result, the trading price of our common shares could decline and you might lose all or part of your investment. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

Risks Related to Our Operations

The report of our independent registered public accounting firm contains explanatory language that substantial doubt exists about our ability to continue as a going concern.

The independent auditor’s report on our financial statements contains explanatory language that substantial doubt exists about our ability to continue as a going concern. Due to our lack of operating history and present inability to generate revenues, we have sustained operating losses since our inception. Since our inception, up to March 31, 2015, we had accumulated net losses of $92,243,250. If we are unable to obtain sufficient financing in the near term as required or achieve profitability, then we would, in all likelihood, experience severe liquidity problems and may have to curtail our operations. If we curtail our operations, we may be placed into bankruptcy or undergo liquidation, the result of which will adversely affect the value of our common shares.

We may not have access to sufficient capital to pursue our business and therefore would be unable to achieve our planned future growth.

We intend to pursue a strategy that includes development of our business plan. Currently we have limited capital, which is insufficient to pursue our plans for development and growth. Our ability to implement our plans will depend primarily on our ability to obtain additional private or public equity or debt financing. Such financing may not be available, or we may be unable to locate and secure additional capital on terms and conditions that are acceptable to us. Financing exploration plans through equity financing will have a dilutive effect on our common shares. Our failure to obtain additional capital will have a material adverse effect on our business.

Dependence on One Mineral Project

Our only material mineral property is the Molo Graphite Project. As a result, unless we acquire or develop any additional material properties or projects, any adverse developments affecting this project or our rights to develop this property could materially adversely affect our business, financial condition and results of operations.

Our primary efforts are in the African country of Madagascar, where a new government has been in place since early 2014.

Any adverse developments to the political situation in Madagascar could have a material effect on our business, results of operations and financial condition. Democratic elections in Madagascar occurred toward the end of 2013 as planned by the elections calendar jointly established between the UN and the Elections Commissions. To date, our Company has not experienced any disruptions or been placed under any constraints in our exploration efforts due to the political situation in Madagascar. Depending on future actions taken by the newly elected government, or any future government, our Company’s business operations could be impacted.

The newly elected President was inaugurated on January 25, 2014 and the lower house of Parliament took office in February 2014. A government reshuffle occurred in early 2015, with the naming of a new Prime Minister on January 14, 2015. Ministers composing the new government were named on January 25, 2015.

We are actively monitoring the political climate in Madagascar and continue to hold meetings with representatives of the government and the Ministry attached to the Presidency in charge of Mining. The transformation or amendment of exploration and research mining permits within the country continues to be suspended, including the transfer and status of our company’s Molo Graphite Property permit. Additionally, this permit expired in 2011 and has not been renewed despite our efforts to do so. Our Company has continued to pay taxes and administrative fees in Madagascar with respect to our mining permits including the permit relating to the Molo Graphite Property (although such permit is not in our name). These payments have been acknowledged and accepted by the Madagascar government. Further, in order to advance the Molo Graphite Property, the current permit will need to be converted into an exploration permit in the name of Energizer or one of our subsidiaries. We cannot provide any assurance as to the timing of the receipt of the required permits.

Our common shares have been subject to penny stock regulation in the United States of America.

Our common shares have been subject to the provisions of Section 15(g) and Rule 15g-9 of the (US) Securities Exchange Act of 1934, as amended (the “Exchange Act”), commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act. The Commission generally defines penny stock to be any equity security that has a market price less than US$5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the Commission; issued by a registered investment company; excluded from the definition on the basis of price (at least US$5.00 per share) or the registrant’s net tangible assets; or exempted from the definition by the Commission. If our common shares are deemed to be “penny stock”, trading in common shares will be subject to additional sales practice requirements on broker/dealers who sell penny stock to persons other than established customers and accredited investors.

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Financial Industry Regulatory Authority, Inc. (“FINRA”) sales practice requirements may limit a shareholder’s ability to buy and sell our common shares.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a client, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that client. Prior to recommending speculative low priced securities to their non-institutional clients, broker-dealers must make reasonable efforts to obtain information about the client’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some clients. FINRA requirements make it more difficult for broker-dealers to recommend that their clients buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

As a public company we are subject to complex legal and accounting requirements that will require us to incur significant expenses and will expose us to risk of non-compliance.

As a public company, we are subject to numerous legal and accounting requirements in both Canada and the United States of America that do not apply to private companies. The cost of compliance with many of these requirements is material, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company. Our relative inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply. Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities and/or governmental or private actions against us. We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis privately held and larger public competitors.

Compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations promulgated thereunder, the Sarbanes-Oxley Act and SEC regulations, have created uncertainty for public companies and significantly increased the costs and risks associated with accessing the U.S. public markets. Our management team needs to devote significant time and financial resources to comply with both existing and evolving standards for public companies, which will lead to increased general and administrative expenses and a diversion of management time and attention from revenue generating activities to compliance activities.

Changes in tax laws or tax rulings could materially affect our financial position and results of operations.

Changes in tax laws or tax rulings could materially affect our financial position and results of operations. For example, the current U.S. administration and key members of Congress have made public statements indicating that tax reform is a priority. Certain changes to U.S. tax laws, including limitations on the ability to defer U.S. taxation on earnings outside of the United States until those earnings are repatriated to the United States, could affect the tax treatment of our foreign earnings. In addition, many countries in the European Union, as well as a number of other countries and organizations such as the Organization for Economic Cooperation and Development, are actively considering changes to existing tax laws. Certain proposals could include recommendations that would significantly increase our tax obligations in many countries where we do business. Due to the large and expanding scale of our international business activities, any changes in the taxation of such activities may increase our worldwide effective tax rate and harm our financial position and results of operations.

Because we are quoted on the OTCQX instead of a national securities exchange in the United States, our U.S. investors may have more difficulty selling their stock or experience negative volatility on the market price of our stock in the United States.

In the United States, our common shares are quoted on the OTCQX. The OTCQX is marketed as an electronic exchange for high growth and early stage U.S. companies and a prospective “final step toward a NASDAQ or NYSE listing” (although no assurances can be provided that such change of market shall occur). Trades are settled and cleared in the U.S. similar to any NASDAQ or NYSE stock and trade reports are disseminated through Yahoo, Bloomberg, Reuters, and most other financial data providers. The OTCQX can be significantly illiquid, in part because it does not have a national quotation system by which potential investors can follow the market price of shares except through information received and generated by a limited number of broker-dealers that make markets in particular stocks. There is a greater chance of volatility for securities that trade on the OTCQX as compared to a national securities exchange in the United States, such as the New York Stock Exchange, the NASDAQ Stock Market or the NYSE Amex. This volatility may be caused by a variety of factors, including the lack of readily available price quotations, the absence of consistent administrative supervision of bid and ask quotations, lower trading volume, and market conditions. U.S. investors in our common shares may experience high fluctuations in the market price and volume of the trading market for our securities. These fluctuations, when they occur, have a negative effect on the market price for our common shares. Accordingly, our U.S. shareholders may not be able to realize a fair price from their shares when they determine to sell them or may have to hold them for a substantial period of time until the market for our common shares improves.

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In addition to being quoted on the OTCQX, our common shares trade on the TSX, Canada’s national stock exchange, under the symbol EGZ and on the Frankfurt Exchange under the symbol A1CXW3.

The market price for our common shares is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of profits which could lead to wide fluctuations in our share price.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer. The volatility in our share price is attributable to a number of factors. First our common shares, at times, are thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Second, we are a speculative or “risky” investment due to our limited operating history, lack of profits to date and uncertainty of future market acceptance for our potential products. As a consequence, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our performance. We cannot make any predictions as to what the prevailing market price for our common shares will be at any time or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common share price may subject us to securities litigation, thereby diverting our resources that may have a material effect on our profitability and results of operations.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation. This type of litigation could result in substantial costs and could divert management’s attention and resources.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) could have a material adverse effect on our business and our operating results.

If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common shares.

Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting. In connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

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In the event that a material weakness is identified, as it has been for this report, subject to expansion of the size of our Company and our finance department, we will employ qualified personnel and adopt and implement policies and procedures to address any material weaknesses that we identify. However, the process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that the measures we will take will remediate any material weaknesses that we may identify or that we will implement and maintain adequate controls over our financial process and reporting in the future.

Any failure to complete our assessment of our internal control over financial reporting, to remediate any material weaknesses that we may identify or to implement new controls, or difficulties encountered in their implementation, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could adversely affect the results of the management evaluations of our internal controls. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common shares.

Should we lose the services of our key executives, our financial condition and proposed expansion may be negatively impacted.

We depend on the continued contributions of our executive officers to work effectively as a team, to execute our business strategy and to manage our business. The loss of key personnel, or their failure to work effectively, could have a material adverse effect on our business, financial condition, and results of operations. Specifically, we rely on Richard E. Schler, our Chief Executive Officer, Craig Scherba, our President and Chief Operating Officer and Peter Liabotis, our Chief Financial Officer. We do not maintain key man life insurance. Should we lose any or all of their services and we are unable to replace their services with equally competent and experienced personnel, our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

Minnesota law and our articles of incorporation protect our directors from certain types of lawsuits, which could make it difficult for us to recover damages from them in the event of a lawsuit.

Minnesota law provides that our directors will not be liable to our Company or to our stockholders for monetary damages for all but certain types of conduct as directors. Our articles of incorporation require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require our Company to use its assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances.

We are a mineral exploration company with a limited operating history and expect to incur operating losses for the foreseeable future.

We are a mineral exploration company. We have not earned any revenues and we have not been profitable. Prior to completing exploration on our claims, we may incur increased operating expenses without realizing any revenues. There are numerous difficulties normally encountered by mineral exploration companies, and these companies experience a high rate of failure. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot, or may elect not, to insure against. We currently have no such insurance, but our management intends to periodically review the availability of commercially reasonable insurance coverage. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all our assets.

We can provide no assurance that we will be able to successfully bring those claims or interests into commercial production.

We will require significant additional funds in order to place the Molo Graphite Project into commercial production. This may occur for a number of reasons, including because of regulatory or permitting difficulties, because we are unable to obtain any adequate funds or because we cannot obtain such funds on terms that we consider economically feasible.

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Because access to our properties may be restricted by inclement weather or proper infrastructure, our exploration programs are likely to experience delays.

Access to most of the properties underlying our claims and interests is restricted due to their remote locations and because of weather conditions. Some of our properties are only accessible by air. As a result, any attempts to visit, test, or explore the property are generally limited to those periods when weather permits such activities. These limitations can result in significant delays in exploration efforts, as well as mining and production efforts in the event that commercial amounts of minerals are found. This could cause our business to fail.

As we undertake exploration of our claims and interests, we will be subject to the compliance of government regulation that may increase the anticipated time and cost of our exploration program.

There are several governmental regulations that materially restrict the exploration of minerals. We will be subject to the mining laws and regulations in force in the jurisdictions where our claims are located, and these laws and regulations may change over time. In order to comply with these regulations, we may be required to obtain work permits, post bonds, complete environmental assessments and perform remediation work for any physical disturbance to land. While our planned budget for exploration programs includes a contingency for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program, or that our budgeted amounts are inadequate.

Our operations are subject to strict environmental regulations, which result in added costs of operations and operational delays.

Our operations are subject to environmental regulations, which could result in additional costs and operational delays. All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some countries and jurisdictions in a manner that may require stricter standards, and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects, and a heightened degree of responsibility for companies and their officers, directors, and employees. There is no assurance that any future changes in environmental regulation will not negatively affect our projects.

We have no insurance for environmental problems.

Insurance against environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from exploration and production, has not been available generally in the mining industry. We have no insurance coverage for most environmental risks. In the event of a problem, the payment of environmental liabilities and costs would reduce the funds available to us for future operations. If we are unable to full pay for the cost of remedying an environmental problem, we might be required to enter into an interim compliance measure pending completion of the required remedy.

We do not intend to pay dividends.

We do not anticipate paying cash dividends on our common shares in the foreseeable future. We may not have sufficient funds to legally pay dividends. Even if funds are legally available to pay dividends, we may nevertheless decide, in our sole discretion, not to pay dividends. The declaration, payment and amount of any future dividends will be made at the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. There is no assurance that we will pay any dividends in the future, and, if dividends are paid, there is no assurance with respect to the amount of any such dividend.

Due to external market factors in the mining business, we may not be able to market any minerals that may be found.

The mining industry, in general, is intensely competitive. Even if commercial quantities of minerals are discovered, we can provide no assurance to investors that a ready market will exist for the sale of these minerals. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the sale price of the minerals, the proximity and capacity of markets and processing equipment, and government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, mineral importing and exporting and environmental protection. The effect of these factors cannot be accurately predicted, but any combination of these factors may result in our not receiving an adequate return on invested capital.

Our performance may be subject to fluctuations in market prices of any minerals that we find.

The profitability of a mineral exploration project could be significantly affected by changes in the market price of the relevant minerals. A number of factors affect the market prices for other minerals. The aggregate effect of the factors affecting the prices of various minerals is impossible to predict with accuracy. Fluctuations in mineral prices may adversely affect the value of any mineral discoveries made on the properties with which we are involved, which may in turn affect the market price and liquidity of our common shares and our ability to pursue and implement our business plan. In addition, the price of both graphite and vanadium can fluctuate significantly on a month-to-month and year-to-year basis.

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Because from time to time we hold a significant portion of our cash reserves in Canadian dollars, we may experience losses due to foreign exchange translations.

From time to time we hold a significant portion of our cash reserves in Canadian dollars. Due to foreign exchange rate fluctuations, the value of these Canadian dollar reserves can result in translation gains or losses in U.S. dollar terms. If there was a significant decline in the Canadian dollar versus the U.S. dollar, our converted Canadian dollar cash balances presented in U.S. dollars on our balance sheet would significantly decline. If the US dollar significantly declines relative to the Canadian dollar our quoted US dollar cash position would significantly decline as it would be more expensive in US dollar terms to pay Canadian dollar expenses. We have not entered into derivative instruments to offset the impact of foreign exchange fluctuations.

We are exposed to general economic conditions, which could have a material adverse impact on our business, operating results and financial condition.

Recently there have been adverse conditions and uncertainty in the global economy as the result of unstable global financial and credit markets, inflation, and recession. These unfavorable economic conditions and the weakness of the credit market may continue to have, an impact on our Company’s business and our Company’s financial condition. The current global macroeconomic environment may affect our Company’s ability to access the capital markets may be severely restricted at a time when our Company wishes or needs to access such markets, which could have a materially adverse impact on our Company’s flexibility to react to changing economic and business conditions or carry on our operations.

Climate change and related regulatory responses may impact our business.

Climate change as a result of emissions of greenhouse gases is a current topic of discussion and may generate government regulatory responses in the near future. It is impracticable to predict with any certainty the impact of climate change on our business or the regulatory responses to it, although we recognize that they could be significant. However, it is too soon for us to predict with any certainty the ultimate impact, either directionally or quantitatively, of climate change and related regulatory responses.

To the extent that climate change increases the risk of natural disasters or other disruptive events in the areas in which we operate, we could be harmed. While we maintain rudimentary business recovery plans that are intended to allow us to recover from natural disasters or other events that can be disruptive to our business, our plans may not fully protect us from all such disasters or events.

The current financial environment may impact our business and financial condition that we cannot predict.

The continued instability in the global financial system and related limitation on availability of credit may continue to have an impact on our business and our financial condition, and we may continue to face challenges if conditions in the financial markets do not improve. Our ability to access the capital markets has been restricted as a result of the economic downturn and related financial market conditions and may be restricted in the future when we would like, or need, to raise capital. The difficult financial environment may also limit the number of prospects for potential joint venture, asset monetization or other capital raising transactions that we may pursue in the future or reduce the values we are able to realize in those transactions, making these transactions uneconomic or difficult to consummate.

Risks Related to our Securities

We will require additional capital in the future and no assurance can be given that such capital will be available on terms acceptable to us or at all.

We will require additional capital in the future and no assurance can be given that such capital will be available on terms acceptable to us or at all. Our currently available funds will not be sufficient to finance the development capital costs of the Molo Graphite Project as disclosed in the Feasibility Study. Accordingly, we will need to raise further equity and/or debt financing to fund development of the Molo Graphite Project. The success and the pricing of any such equity and/or debt financing will be dependent upon the prevailing market conditions at that time, the outcomes of the permitting and development activities or any relevant studies and exploration programs at the Molo Graphite Project. If additional capital is raised by an issue of securities, this may have the effect of diluting stockholders’ interests. Any debt financing, if available, may involve financial covenants which limit the our operations. If we cannot obtain such additional capital, we may not be able to complete the development of the Molo Graphite Project which would have a materially adverse effect on our business, operating results and financial condition.

Market Price of Common Shares

Securities of small-cap and mid-cap companies have experienced substantial volatility in the recent past, often based on factors unrelated to the financial performance or prospects of the companies involved. These factors include macroeconomic developments in North America and globally and market perceptions of the attractiveness of particular industries. The price of our common shares is also likely to be significantly affected by short-term changes in graphite prices and demand, the U.S. dollar, the Malagasy ariary, the Canadian dollar, and our financial condition or results of operations as reflected in its financial statements. Other factors unrelated to the performance of our Company that may have an effect on the price of the common shares include the following: the extent of analytical coverage available to investors concerning our business may be limited if investment banks with research capabilities do not follow our Company’s securities; lessening in trading volume and general market interest in our Company’s securities may affect an investor’s ability to trade significant numbers of our common shares; the size of our public float may limit the ability of some institutions to invest in our securities; and a substantial decline in the price of our common shares that persists for a significant period of time could cause our Company’s securities, if listed on an exchange, to be delisted from such exchange, further reducing market liquidity.

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As a result of any of these factors, the market price of our common shares at any given point in time may not accurately reflect the long-term value of the Company. Class action litigation often has been brought against companies following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and damages and divert management’s attention and resources.

There is no Public Market for Warrants which will negatively impact the liquidity of the Warrants

There is currently no market for the Warrants and no market is expected to develop. Without an active market, the liquidity of the Warrants will be limited. The Warrants have an exercise price of $0.14 per Warrant Share (the “Exercise Price”) and can be exercised prior to 5:00 p.m. (Toronto time) on May 4, 2018 (the “Expiry Date”). In the event the market price of our common shares does not exceed the Exercise Price of the Warrants during the period when the Warrants are exercisable, the Warrants may not have any value. Holders of the Warrants will have no rights as stockholders of our Company until they exercise the Warrants in accordance with their terms. Upon exercise of the Warrants, holders of our common shares deliverable on the exercise of such Warrants will be entitled to exercise the rights of a stockholder in respect of our common shares only in respect of matters for which the record date occurs after the exercise date.

Dilution to Common Shares

As of May 3, 2015 (the day prior to the issuance of the Special Warrants), we had 308,382,672 common shares issued and outstanding and an aggregate of 78,532,919 common shares reserved for issue pursuant to outstanding options, warrants, stock incentive plans, convertible, exercisable and exchangeable securities, property agreements and other rights to acquire our common shares. On May 20, 2015, we issued 1,000,000 shares to Malagasy pursuant to the Sale and Purchase Agreement and Mineral Rights Agreement. Following the Automatic Exercise Date, assuming that the Penalty Provision has not been triggered, there will be an additional 20,134,331 common shares and 10,067,166 Warrants issued and outstanding. See “Description of Securities Being Distributed”. The increase in the number of common shares and Warrants issued and outstanding, and the sale of the common shares and Warrants, may have a depressive effect on the price of our common shares. In addition, as a result of such additional common shares and Warrant Shares, the voting power of our existing stockholders will be diluted.

Negative Operating Cash Flow

We reported negative cash flow from operations for the year ended June 30, 2014 and for the nine months ended March 31, 2015. It is anticipated that we will continue to report negative operating cash flow in future periods, likely until one or more of its mineral properties are placed into production. It is expected that a portion of the net proceeds from the sale of the special warrants will be used for working capital to fund negative operating cash flow. See “Use of Proceeds”.

Inability to Enforce Legal Rights

Substantially all of our assets are located outside of the United States, in Madagascar. It may not be possible for investors to enforce judgments in the United States against our assets. In addition, many of our directors and officers, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States, and all or a substantial portion of their assets, are located outside the United States. It may also be difficult for holders of our common shares who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the U.S. federal securities laws.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this Prospectus and the documents incorporated by reference herein constitutes “forward-looking statements” within the meaning of U.S. securities laws, regarding management’s plans and objectives for future operations including plans and objectives relating to the Company’s business plan and future economic performance that are based upon assumptions about future economic conditions and courses of action. Any statement in this Prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. In some cases, “forward-looking information” or a “forward-looking statement” can be identified by the use of words such as “seek”, “expect”, “anticipate”, “budget”, “plan”, “estimate”, “continue”, “forecast”, “intend”, “believe”, “predict”, “potential”, “target”, “may”, “could”, “would”, “might”, “will” and similar words or phrases (including negative variations) suggesting future outcomes or statements regarding an outlook. “Forward-looking information” and “forward-looking statements” in this Prospectus and the documents incorporated by reference herein includes, but is not limited to: information about the use of proceeds, the Company’s exploration and development activities, including information regarding the Company’s mineral projects, the Company’s exploration and development plans, including anticipated costs and timing thereof and anticipated time to production, and expectations regarding estimated annual production and mine life; the Company’s plans for growth strategies, exploration activities, earn-ins or otherwise; anticipated trends in the mining industry; negotiations and expectations regarding the ability to obtain and retain sufficient capital for future operations; and anticipated needs for working capital.

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“Forward-looking information” and “forward-looking statements” involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements, or industry results, to differ materially from those anticipated in such “forward-looking information” and “forward-looking statements”. The Company believes the expectations reflected in such “forward-looking information” and “forward-looking statements” are reasonable, but no assurance can be given that these expectations will prove to be correct and you are cautioned not to place undue reliance on forward-looking information contained herein. “Forward-looking information” and “forward-looking statements” in this Prospectus are based on factors and assumptions regarding, amongst other things: the Company’s ability to continue as a going concern, access to sufficient capital, operating in Madagascar, penny stock regulation in the United States, Financial Industry Regulatory Authority Inc. sales practice requirements, costs of complex legal and accounting requirements, costs of compliance with changing regulation of corporate governance and public disclosure, changes in tax laws or tax rulings, difficulty selling common shares over the OTCQX Marketplace, market price of the common shares, securities regulation in connection with the volatility in the price of the common shares, achieving and maintaining effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, dependence on key executives, ability to recover damages against the Company’s directors due to protections under corporate laws and the Company’s constating documents, speculative nature of mineral property exploration, limited operating history and operating losses, recovery of commercially exploitable minerals, dangers in mineral exploration, ability to successfully bring mineral claims or interests into commercial production, property access issues, increased cost and timelines due to compliance with government regulation, costs and delays due to environmental regulations, lack of insurance for environmental problems, lack of dividend payments, marketing of any minerals recovered, fluctuations in market prices of any minerals recovered, foreign exchange translations, general economic conditions, impact of climate change and related regulatory responses and challenges related to the current financial environment. The Company considers the factors and assumptions on which the “forward-looking information” and “forward-looking statements” are based to be reasonable at the time it was prepared, but cautions readers that such assumptions may ultimately prove to be incorrect and therefore there can be no assurance that the results contemplated in “forward-looking information” and “forward-looking statements” will be realized. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect the Company’s results of operations. In light of significant uncertainties inherent in the “forward-looking information” and “forward-looking statements” included in the Prospectus, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be achieved.

Some of the risks and other factors which could cause actual results to differ materially from those expressed in the “forward-looking information” and “forward-looking statements” contained in this Prospectus and the documents incorporated by reference herein include, but are not limited to: use of proceeds; permitting and development activities not being continued; additional financing; market price of common share; no public market for Warrants; dilution to common shares; negative operating cash flow; inability to enforce legal rights; dependence on one project; and operating in Madagascar.

Although the Company has attempted to identify important factors that could cause actual results or events to differ materially from those described in the “forward-looking information” and “forward-looking statements”, you are cautioned that this list is not exhaustive and there may be other factors that the Company has not identified. Furthermore, we undertake no obligation to update or revise any forward-looking information included in, or incorporated by reference in, this Prospectus if these beliefs, estimates and opinions or other circumstances should change, except as otherwise required by applicable law.

We qualify all the forward-looking statements contained in this prospectus by the foregoing cautionary statement.

In addition, please see “Cautionary Note to United States Investors Regarding Mineral Reserve and Resource Estimates” on page 35.

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PRICE RANGE OF COMMON SHARES

Market Information

Our common shares are quoted on the OTCQX under the symbol “ENZR”, the TSX under the symbol “EGZ” and the Frankfurt Stock Exchange under the symbol “A1CXW3”. The table below sets forth the high and low closing sale prices of our common shares for the fiscal quarters indicated as reported on the OTCQX and TSX. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, markdown or commission and may not necessarily represent actual transactions.

	OTCBB / OTCQX (US$)		TSX / TSX-V (CDN$)
Period	High	Low	High	Low
Fiscal year ended June 30, 2015
First quarter ended September 30, 2014	$0.28	$0.10	$0.305	$0.11
Second quarter ended December 31, 2014	$0.19	$0.09	$0.215	$0.105
Third quarter ended March 31, 2015	$0.13	$0.09	$0.14	$0.105
Fourth quarter ended June 30, 2015 (up to June 15, 2015)	$0.11	$0.08	$0.14	$0.11
Fiscal year ended June 30, 2014
First quarter ended September 30, 2013	$0.28	$0.10	$0.28	$0.11
Second quarter ended December 31, 2013	$0.16	$0.11	$0.18	$0.12
Third quarter ended March 31, 2014	$0.17	$0.12	$0.18	$0.13
Fourth quarter ended June 30, 2014	$0.14	$.011	$0.15	$0.12
Fiscal year ended June 30, 2013
First quarter ended September 30, 2012	$0.41	$0.27	$0.39	$0.27
Second quarter ended December 31, 2012	$0.37	$0.29	$0.37	$0.29
Third quarter ended March 31, 2013	$0.34	$0.17	$0.34	$0.18
Fourth quarter ended June 30, 2013	$0.22	$0.12	$0.23	$0.11
Fiscal year ended June 30, 2012
First quarter ended September 30, 2011	$0.36	$0.18	$0.34	$0.17
Second quarter ended December 31, 2011	$0.26	$0.15	$0.23	$0.15
Third quarter ended March 31, 2012	$0.44	$0.17	$0.43	$0.16
Fourth quarter ended June 30, 2012	$0.48	$0.22	$0.48	$0.22
Fiscal year ended June 30, 2011
First quarter ended September 30, 2010	$0.33	$0.18	$0.34	$0.18
Second quarter ended December 31, 2010	$0.50	$0.195	$0.51	$0.20
Third quarter ended March 31, 2011	$0.58	$0.39	$0.63	$0.38
Fourth quarter ended June 30, 2011	$0.45	$0.30	$0.42	$0.28

Our common shares commenced trading on the TSX-V on May 5, 2010. Our common shares ceased trading on the TSX-V and commenced trading on the TSX on June 16, 2011. Our common shares commenced trading on the OTCQX on August 28, 2013. Prior to that our common shares traded on the OTCBB.

Holders

As of September 19, 2014, there were approximately 2,500 holders of record of common shares.

Dividends

We have never declared any cash dividends with respect to our common shares. Future payment of dividends is within the discretion of our board of directors, and will depend upon, among other things, the results of our operations, cash flows and financial condition, operating and capital requirements, and other factors our board of directors may consider relevant. Although there are no material restrictions limiting, or that are likely to limit, our ability to pay dividends on our common shares, we presently intend to retain future earnings, if any, for use in our business and have no present intention to pay cash dividends on our common shares.

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Issuer Repurchases of Equity Securities

None

DESCRIPTION OF SECURITIES

The Company is authorized to issue up to 640,000,000 common shares and 10,000 shares of preferred stock, of which as at June 15, 2015, 309,384,672 common shares were outstanding and no shares of preferred stock were outstanding.

Common Shares

Holders of common shares of the Company are entitled to receive notice of any meetings of stockholders of the Company and to attend and to cast one vote per common share at all such meetings. In the event that the Company liquidates, dissolves or winds-up its operations, the holders of the common shares are entitled to share equally and rateably in the Company’s assets, if any, remaining after the payment of all of the Company’s debts and liabilities and the liquidation preference of any shares of preferred stock that may then be outstanding. The common shares have no pre-emptive rights, no cumulative voting rights, and no redemption, sinking fund, or conversion provisions. Holders of common shares are entitled to receive dividends, if and when declared by the Board of Directors, out of funds legally available for such purpose, subject to the dividend and liquidation rights of any preferred stock that may then be outstanding.

Warrants

The Warrants will be issued pursuant to the terms of definitive Warrant Certificates (the “Warrant Certificates”) issued by the Company. Each whole Warrant will entitle the holder thereof to purchase one Warrant Share at a price of US$0.14 subject to adjustment in certain circumstances, at any time prior to 5:00 p.m. (Toronto time) on May 4, 2018, after which time the Warrants will expire and become null and void.

The Warrant Certificates provide that in the event of certain alterations of the outstanding common shares, including any subdivision, consolidation or reclassification, an adjustment shall be made to the terms of the Warrants such that the holders shall, upon exercise of the Warrants following the occurrence of any of those events, be entitled to receive the same number and kind of securities that they would have been entitled to receive had they exercised their Warrants prior to the occurrence of those events. No fractional Warrant Shares will be issued upon the exercise of the Warrants. The holding of Warrants does not make the holder thereof a stockholder of the Company or entitle the holder to any right or interest granted to stockholders.

The Warrants will be exercisable only pursuant to an exemption or exclusion from the registration requirements of the U.S. Securities Act and all applicable state securities laws. Therefore, the Warrants will not be exercisable in the United States or by, or for the account or benefit of, a U.S. person (as each of those terms are defined in Regulation S promulgated by the U.S. Securities and Exchange Commission), nor will certificates representing the Warrant Shares issuable upon exercise of the Warrants be registered or delivered to an address in the United States, unless an exemption or exclusion from registration under the U.S. Securities Act and any applicable state securities laws is available and the Company has received an opinion of counsel of recognized standing or other evidence reasonably satisfactory to the Company to such effect, in form and substance reasonably satisfactory to the Company. The Company has agreed to use commercially reasonable efforts to file with the U.S. Securities and Exchange Commission and take effective a Resale Registration Statement relating to the Securities.

The foregoing summary of certain provisions of the Warrant Certificates is not complete and is qualified in its entirety by reference to the provisions of the Warrant Certificates.

USE OF PROCEEDS

We will not receive any proceeds from the sale or distribution of the securities by the selling security holders. We may receive proceeds from the exercise of the Warrants upon exercise of these warrants, if any, and will expect to use the proceeds from any exercise to continue the development of the Molo Graphite Project and for general corporate purposes.

DETERMINATION OF OFFERING PRICE

Our common shares are quoted on the TSX and the OTCQX in the United States. The actual offering price of the securities covered by this prospectus will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling security holders. The offering price will thus be determined by market factors and the independent decisions of the selling security holders.

SELLING SECURITY HOLDERS

This prospectus covers the offering of up to 20,134,331 shares of our common shares, 10,067,166 common share purchase warrants of our company and 10,067,166 common shares issuable upon exercise of the common share purchase warrants.

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The securities issued to the selling security holders are “restricted” securities under applicable federal and state securities laws and are being registered to give the selling security holders the opportunity to sell their securities. The registration of such securities does not necessarily mean, however, that any of these securities will be offered or sold by the selling security holders. The selling security holders may from time to time offer and sell all or a portion of their securities in the over-the-counter market, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices.

The registered securities may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best efforts basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offer will be set forth in an accompanying prospectus supplement. See the “Plan of Distribution” section of this document.

Each of the selling security holders reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the registered securities to be made directly or through agents. The selling security holders and any agents or broker-dealers that participate with the selling security holders in the distribution of their registered securities may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

We will receive no proceeds from the sale of the registered securities. We have agreed to bear the expenses of registration of the securities, other than commissions and discounts of agents or broker-dealers and transfer taxes, if any.

Selling Security Holder Information

The number of shares beneficially owned by each selling stockholder is listed as at closing of the offering on May 4, 2015.

	Before Offering			After Offering
Name	Total Number of Shares Beneficially Owned	Percentage of Shares Owned(1)	Number of Shares Offered	Shares Owned(2)	Percentage of Shares Owned
VR Global Partners, LP(3)	40,509,570	11.58%	5,001,000	35,508,570	10.15%
P. David McNeely(4)	9,474,999	3.02%	4,374,999	5,100,000	1.63%
Robert HW. Wells(5)	7,184,500	2.29%	4,999,500	2,185,000	*
Anson Investments Master Fund LP(6)	5,001,000	1.59%	5,001,000	-	*
Dr. T. Ewert Inc.(7)	3,124,999	1.00%	3,124,999	-	*
Stichting Bewaarder Commodity Discovery Fund(8)	2,737,000	*	2,250,000	487,000	*
Marquest Mutual Fund Inc. - Explorer Series Fund by its investment manager Marquest Asset Management Inc.(9)	2,726,181	*	562,500	2,163,681	*
Marquest Small/Mid Cap Fund by its investment manager Marquest Asset Management Inc.(10)	2,312,499	*	2,312,499	-	*
Marquest Asset Management Inc. for Endeavour Growth Fund(11)	1,749,999	*	1,749,999	-	*
Marquest Resource Fund by its Investment manager Marquest Asset Management Inc.(12)	375,000	*	375,000	-	*
W. Stanley Dart(13)	300,000	*	300,000	-	*
Brent & Jacqueline Reynolds(14)	150,000	*	150,000	-	*

*	Represents less than one percent of the outstanding common shares. If we fail to obtain a final receipt for the final prospectus and file (and have in effect) the registration statement by August 4, 2015, the holders of special warrants will be entitled to receive 1.1 common shares (instead of one common share) and 0.55 of a warrant (instead of 0.5 of a warrant) on the deemed exercise of the special warrants. The holdings above do not include the additional securities issuable in such event.
(1)	Denominator used for calculation is each individual’s or entity’s Unit Shares plus the Company’s current outstanding common shares of 309,384,672 (assuming conversion of the special warrants).
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(2)	This table assumes that each stockholder will sell all of the shares it acquired as a result of the subscription agreement for the special warrants. Stockholders are not required to sell their shares. See “Plan of Distribution.”
(3)	Includes 38,842,570 common shares, 1,667,000 warrants to purchase common shares and 1,667,000 common shares which would be received upon exercise of the warrants to purchase common shares. Representatives of this selling securityholder have advised us that Richard Deitz is the natural person with voting or dispositive power with respect to the securities held by this selling securityholder.
(4)	Includes 8,016,666 common shares, 1,458,333 warrants to purchase common shares and 1,458,333 common shares which would be received upon exercise of the warrants to purchase common shares.
(5)	Includes 5,518,000 common shares, 1,666,500 warrants to purchase common shares and 1,666,500 common shares which would be received upon exercise of the warrants to purchase common shares.
(6)	Includes 3,334,000 common shares, 1,667,000 warrants to purchase common shares and 1,667,000 common shares which would be received upon exercise of the warrants to purchase common shares. Representatives of this selling securityholder have advised us that Moez Kassam is the natural person with voting or dispositive power with respect to the securities held by this selling securityholder.
(7)	Includes 2,083,333 common shares, 1,041,666 warrants to purchase common shares and 1,041,666 common shares which would be received upon exercise of the warrants to purchase common shares.
(8)	Includes 1,987,000 common shares, 750,000 warrants to purchase common shares and 750,000 common shares which would be received upon exercise of the warrants to purchase common shares. Representatives of this selling securityholder have advised us that Edwin Bergshoeff is the natural person with voting or dispositive power with respect to the securities held by this selling securityholder.
(9)	Includes 2,538,681 common shares, 187,500 warrants to purchase common shares and 187,500 common shares which would be received upon exercise of the warrants to purchase common shares. Representatives of this selling securityholder have advised us that Gerry Brockelsby is the natural person with voting or dispositive power with respect to the securities held by this selling securityholder.
(10)	Includes 1,541,666 common shares, 770,833 warrants to purchase common shares and 770,833 common shares which would be received upon exercise of the warrants to purchase common shares. Representatives of this selling securityholder have advised us that Gerry Brockelsby is the natural person with voting or dispositive power with respect to the securities held by this selling securityholder.
(11)	Includes 1,166,666 common shares, 583,333 warrants to purchase common shares and 583,333 common shares which would be received upon exercise of the warrants to purchase common shares. Representatives of this selling securityholder have advised us that Gerry Brockelsby is the natural person with voting or dispositive power with respect to the securities held by this selling securityholder.
(12)	Includes 250,000 common shares, 125,000 warrants to purchase common shares and 125,000 common shares which would be received upon exercise of the warrants to purchase common shares. Representatives of this selling securityholder have advised us that Gerry Brockelsby is the natural person with voting or dispositive power with respect to the securities held by this selling securityholder.
(13)	Includes 200,000 common shares, 100,000 warrants to purchase common shares and 100,000 common shares which would be received upon exercise of the warrants to purchase common shares.
(14)	Includes 100,000 common shares, 50,000 warrants to purchase common shares and 50,000 common shares which would be received upon exercise of the warrants to purchase common shares.

Each of the selling stockholders has represented to us that it is not a broker-dealer nor is it affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling stockholders is affiliated or has been affiliated with us, any of our predecessors or affiliates (other than as a shareholder) during the past three years.

We have no knowledge of any other arrangements, including any pledge by any person of our securities, the operation of which may at a subsequent date result in a change in control of the Company.

PLAN OF DISTRIBUTION

Each selling securityholder of our common shares and warrants and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their common shares on the OTCQX or the TSX or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

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•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	a broker-dealer may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or
•	any other method permitted pursuant to applicable law.

A selling stockholder may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 5110.

In connection with the sale of the common shares and warrants or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares and warrants may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any underwriter or other person to distribute the common shares. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed customary fees and commissions.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares and warrants, but we will not receive any proceeds from the sale of the common shares and warrants by the selling stockholders.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares and warrants may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of such shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and the provisions of the Exchange Act and the rules thereunder relating to stock manipulation.

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The shares and warrants will be sold only through registered or licensed broker-dealers if required under applicable state securities laws. In addition, in certain states, the shares and warrants may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale common shares and warrants may not simultaneously engage in market making activities with respect to the common shares and warrants for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling securityholders will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common shares by the selling securityholders or any other person. We will make copies of this prospectus available to the selling securityholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of the material U.S. federal income tax consequences arising from and relating to the acquisition of Unit Shares, the exercise, disposition and lapse of Warrants, and the acquisition, ownership and disposition of Warrant Shares.

Scope of this Summary

This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences related to the acquisition, ownership and disposition of Unit Shares, Warrants and Warrant Shares. Except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. In addition, this summary does not take into account the individual facts and circumstances of any particular holder that may affect the U.S. federal income tax consequences to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular holder. Each holder should consult its own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences related to the acquisition, ownership and disposition of Unit Shares, Warrants and Warrant Shares.

No legal opinion from U.S. legal counsel or ruling from the Internal Revenue Service (the “IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences related to the acquisition, ownership and disposition of Unit Shares, Warrants, and Warrant Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this Prospectus. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive basis.

U.S. Holders

As used in this summary, the term “U.S. Holder” means a beneficial owner of Unit Shares, Warrants and Warrant Shares acquired pursuant to this Prospectus that is, for U.S. federal income tax purposes:

  an individual who is a citizen or resident of the U.S.;
  a corporation (or other entity taxable as a corporation) organized under the laws of the U.S., any state thereof or the District of Columbia;
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or
  a trust that (1) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

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Non-U.S. Holders

The term “Non-U.S. Holder” means any beneficial owner of Unit Shares, Warrants and Warrant Shares acquired pursuant to this Prospectus that is neither a U.S. Holder nor a partnership (including an entity treated as a partnership for U.S. federal income tax purposes). A Non-U.S. Holder should review the discussion under the heading “Non-U.S. Holders” below for more information.

Holders Subject to Special U.S. Federal Income Tax Rules

This summary deals only with persons or entities who hold Unit Shares, Warrants, and Warrant Shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be applicable to holders in light of their particular circumstances or to holders subject to special treatment under U.S. federal income tax law, such as (without limitation): banks, insurance companies, and other financial institutions; dealers or traders in securities, commodities or foreign currencies; regulated investment companies; U.S. expatriates or former long-term residents of the U.S.; persons holding Unit Shares, Warrants, and Warrant Shares as part of a straddle, appreciated financial position, synthetic security, hedge, conversion transaction or other integrated investment; persons holding Unit Shares, Warrants, and Warrant Shares as a result of a constructive sale; entities that acquire Unit Shares, Warrants, and Warrant Shares that are treated as partnerships for U.S. federal income tax purposes and partners in such partnerships; real estate investment trusts; holders that acquired Unit Shares, Warrants, or Warrant Shares in connection with the exercise of employee stock options or otherwise as consideration for services; or holders that are “controlled foreign corporations” or “passive foreign investment companies.” Holders that are subject to special provisions under the Code, including holders described immediately above, should consult their own tax advisors regarding the U.S. federal, state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership and disposition of Unit Shares, Warrants and Warrant Shares.

If an entity or arrangement that is classified as a partnership (or other “pass-through” entity) for U.S. federal income tax purposes holds shares of Unit Shares, Warrants or Warrant Shares, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner or entity. Partners (or other owners) of entities or arrangements that are classified as partnerships or as “pass-through” entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership and disposition of Unit Shares, Warrants and Warrant Shares.

Tax Consequences Not Addressed

This summary does not address the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, or non-U.S. tax consequences to holders of the acquisition, ownership and disposition of Unit Shares, Warrants and Warrant Shares. Each holder should consult its own tax advisors regarding the U.S. state and local, U.S. federal estate and gift, U.S. federal alternative minimum tax, and non-U.S. tax consequences of the acquisition, ownership and disposition of Unit Shares, Warrants and Warrant Shares.

U.S. Holders

Exercise of Warrants

A U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder’s initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (i) the U.S. Holder’s tax basis in the Warrant plus (ii) the exercise price paid by the U.S. Holder on the exercise of the Warrant. A U.S. Holder’s holding period for the Warrant Share received on the exercise of a Warrant should begin on the date that the Warrant is exercised by the U.S. Holder.

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Disposition of Warrants

A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received and (ii) the U.S. Holder’s tax basis in the Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the Warrant is held for more than one year. Long-term capital gains recognized by certain non-corporate U.S. Holders (including individuals) will generally be subject to a maximum U.S. federal income tax rate of 20%. Deductions for capital losses are subject to complex limitations under the Code.

Expiration of Warrants without Exercise

Upon the lapse or expiration of a Warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder’s tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrant is held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder’s proportionate interest in the Company’s “earnings and profits” or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the Company’s stockholders). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution. (See the more detailed discussion of the rules applicable to distributions made by the Company under the heading “Distributions on Unit Shares and Warrant Shares,” below).

Distributions on Unit Shares and Warrant Shares

Distributions made on Unit Shares and Warrant Shares generally will be included in a U.S. Holder’s income as ordinary dividend income to the extent of the Company’s current and accumulated earnings and profits (determined under U.S. federal income tax principles) as of the end of the Company’s taxable year in which the distribution occurs. However, with respect to dividends received by certain non-corporate U.S. Holders, such dividends are generally taxed at the applicable long-term capital gains rates (currently at a maximum tax rate of 20%), provided certain holding period and other requirements are satisfied. Distributions in excess of the Company’s current and accumulated earnings and profits will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in the Unit Shares and Warrant Shares and thereafter as capital gain from the sale or exchange of such Unit Shares and Warrant Shares, which will be taxable according to rules discussed under the heading “Sale, Certain Redemptions or Other Taxable Dispositions of Unit Shares and Warrant Shares,” below. Dividends received by a corporate holder may be eligible for a dividends received deduction, subject to applicable limitations.

Sale, Certain Redemptions or Other Taxable Dispositions of Unit Shares and Warrant Shares

Upon the sale, certain qualifying redemptions, or other taxable disposition of Unit Shares or Warrant Shares, a U.S. Holder generally will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in the Unit Shares or Warrant Shares. Such capital gain or loss will be long-term capital gain or loss if a U.S. Holder’s holding period in the Unit Shares or Warrant Shares is more than one year at the time of the taxable disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders will generally be subject to a maximum U.S. federal income tax rate of 20%. Deductions for capital losses are subject to complex limitations under the Code.

Additional Tax on Passive Income

Individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on “net investment income” including, among other things, dividends and net gain from the disposition of property (other than property held in certain trades or businesses). U.S. Holders should consult their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Unit Shares, Warrants and Warrant Shares.

Information Reporting and Backup Withholding

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Information reporting requirements generally will apply to payments of dividends on Unit Shares and Warrant Shares and to the proceeds of a sale of Unit Shares, Warrants and Warrant Shares paid to a U.S. Holder unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding will apply to those payments if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against a U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

Non-U.S. Holders

Exercise of Warrants

A Non-U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share and certain other conditions are present, as discussed below under “Sale or Other Taxable Disposition of Unit Shares, Warrants and Warrant Shares”). A Non-U.S. Holder’s initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (i) the Non-U.S. Holder’s tax basis in the Warrant, plus (ii) the exercise price paid by the Non-U.S. Holder on the exercise of the Warrant. A Non-U.S. Holder’s holding period for the Warrant Share received on the exercise of a Warrant should begin on the date that the Warrant is exercised by the Non-U.S. Holder.

Disposition of Warrants

A Non-U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such Non-U.S. Holder’s tax basis in the Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss, which will be long-term capital gain or loss if the Warrant is held for more than one year. Any such gain recognized by a Non-U.S. Holder will be taxable for U.S. federal income tax purposes according to rules discussed under the heading “Sale or Other Taxable Disposition of Unit Shares, Warrants and Warrant Shares” below.

Expiration of Warrants without Exercise

Upon the lapse or expiration of a Warrant, a Non-U.S. Holder will recognize loss in an amount equal to such Non-U.S. Holder’s tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a Non-U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such Non-U.S. Holder’s proportionate interest in the “earnings and profits” or assets, of the Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to the Company’s shareholders). Adjustments to the exercise price of a Warrant made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the Warrants should generally not result in a constructive distribution. See the more detailed discussion of the rules applicable to distributions made by the Company under the heading “Distributions on Unit Shares and Warrant Shares” below.

Distributions on Unit Shares and Warrant Shares

Distributions on Unit Shares and Warrant Shares will constitute dividends for U.S. federal income tax purposes to the extent paid from the current and accumulated earnings and profits of the Company, as determined under U.S. federal income tax principles. To the extent those distributions exceed the Company’s current and accumulated earnings and profits, they will constitute a return of capital and will first reduce a Non-U.S. Holder’s tax basis in Unit Shares or Warrant Shares, but not below zero, and then will be treated as gain from the sale of stock, which will be taxable according to rules discussed under the heading “Sale or Other Taxable Disposition of Unit Shares, Warrants and Warrant Shares” below. Any dividends paid to a Non-U.S. Holder with respect to Unit Shares or Warrant Shares generally will be subject to withholding tax at a 30% gross rate, subject to any exemption or lower rate under an applicable treaty if the Non-U.S. Holder provides the Company with a properly executed IRS Form W-8BEN or W-8BEN-E, unless the Non-U.S. Holder provides the Company with a properly executed IRS Form W-8ECI (or other applicable form) relating to income effectively connected with the conduct of a trade or business within the U.S.

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Dividends that are effectively connected with the conduct of a trade or business within the U.S. and includible in the Non-U.S. Holder’s gross income are not subject to the withholding tax (assuming proper certification and disclosure), but instead are subject to U.S. federal income tax on a net income basis at applicable graduated U.S. federal income tax rates. Any such effectively connected income received by a non-U.S. corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Unit Shares or Warrant Shares who wishes to claim the benefit of an applicable treaty rate or exemption is required to satisfy certain certification and other requirements. If a Non-U.S. Holder is eligible for an exemption from or a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or Other Taxable Disposition of Unit Shares, Warrants and Warrant Shares

In general, a Non-U.S. Holder of Unit Shares, Warrants or Warrant Shares will not be subject to U.S. federal income tax on gain recognized from a sale, exchange, or other taxable disposition of such Unit Shares, Warrants or Warrant Shares, unless:

  the gain is effectively connected with a U.S. trade or business carried on by the Non-U.S. Holder (and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case the Non-U.S. Holder will be subject to tax on the net gain from the sale at regular graduated U.S. federal income tax rates, and if the Non-U.S. Holder is a corporation, may be subject to an additional U.S. branch profits tax at a gross rate equal to 30% of its effectively connected earnings and profits for that taxable year, subject to any exemption or lower rate as may be specified by an applicable income tax treaty;
  the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more in the taxable year of disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the gain from the sale, which may be offset by U.S. source capital losses; or
  the Company is or has been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the Non-U.S. Holder’s holding period or the 5-year period ending on the date of disposition of Unit Shares, Warrants or Warrant Shares; provided, with respect to the Unit Shares and Warrant Shares, that as long as the Company’s common shares are regularly traded on an established securities market as determined under the Treasury Regulations (the “Regularly Traded Exception”), a Non-U.S. Holder would not be subject to taxation on the gain on the sale of Unit Shares or Warrant Shares under this rule unless the Non-U.S. Holder has owned: (i) more than 5% of the Company’s common shares at any time during such 5-year or shorter period; (ii) Warrants with a fair market value on the date acquired by such holder greater than the fair market value on that date of 5% of the Company’s common shares; or (iii) aggregate equity securities of the Company with a fair market value on the date acquired in excess of 5% of the fair market value of the Company’s common shares on such date (in any case, a “5% Shareholder”). Since the Warrants are not expected to be listed on a securities market, the Warrants are unlikely to qualify for the Regularly Traded Exception. In determining whether a Non-U.S. Holder is a 5% Shareholder, certain attribution rules apply in determining ownership for this purpose. The Company believes that it is not currently, and has not been during one or more of the past 5 years, a USRPHC for U.S. federal income tax purposes. The Company can provide no assurances that it is not currently, and has not been during one or more of the past 5 years, a USRPHC, or if it is or has been a USRPHC, that the Unit Shares, Warrants or Warrant Shares will meet the Regularly Traded Exception at the time a Non-U.S. Holder purchases such securities or sells, exchanges or otherwise disposes of such securities. Non-U.S. Holders should consult with their own tax advisors regarding the consequences to them of investing in a USRPHC. If the Company is a USRPHC, a Non-U.S. Holder will be taxed as if any gain or loss were effectively connected with the conduct of a trade or business as described above in “Distributions on Unit Shares and Warrant Shares” in the event that (i) such holder is a 5% Shareholder, or (ii) the Regularly Traded Exception is not satisfied during the relevant period.

Information Reporting and Backup Withholding

Generally, the Company must report annually to the IRS and to Non-U.S. Holders the amount of dividends paid on the Unit Shares and Warrant Shares to Non-U.S. Holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of dividends that the Company makes, provided the Company receives a statement meeting certain requirements to the effect that the Non-U.S. Holder is not a U.S. person and the Company does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code, that is not an exempt recipient. The requirements for the statement will be met if (i) the Non-U.S. Holder provides its name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person (which certification may be made on IRS Form W-8BEN or W-8BEN-E) or (ii) a financial institution holding the instrument on behalf of the Non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes the Company or the Company’s paying agent with a copy of the statement. In addition, a Non-U.S. Holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of a sale of shares of Unit Shares, Warrants, and Warrant Shares within the U.S. or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the Company do not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the Non-U.S. Holder otherwise establishes an exemption. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, if any, provided the required information is furnished in a timely manner to the IRS.

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Rules Relating to Foreign Accounts

A 30% United States federal withholding tax may apply to any dividends paid with respect to Unit Shares or Warrant Shares, and to gross proceeds from a disposition of Unit Shares, Warrants or Warrant Shares by Non-U.S. Holders occurring after December 31, 2016, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Foreign Account Tax Compliance Act of 2010 (“FATCA”) and administrative guidance as modified by an applicable intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”), if any), whether such foreign financial institution is the beneficial owner or an intermediary, unless such foreign financial institution agrees to verify, report and disclose its United States “account” holders (as specifically defined in FATCA and administrative guidance as modified by an applicable IGA, if any) and meets certain other specified requirements or (ii) a non-financial foreign entity, whether such non-financial foreign entity is the beneficial owner or an intermediary, unless such entity provides a certification that the beneficial owner of the payment does not have any substantial United States owners or provides the name, address and taxpayer identification number of each such substantial United States owner and certain other specified requirements are met. In certain cases, the relevant foreign financial institution or non-financial foreign entity may qualify for an exemption from, or be deemed to be in compliance with, these requirements. In addition, to avoid withholding with respect to dividends paid with respect to Unit Shares or Warrant Shares, and gross proceeds from a disposition of Unit Shares, Warrants or Warrant Shares by Non-U.S. Holders occurring after December 31, 2016, a Non-U.S. Holder must generally provide the Company or other applicable payor with a statement meeting certain requirements to the effect that the Non-U.S. Holder is not a U.S. person and the Company does not have actual knowledge or reason to know that the holder is a U.S. person, as defined under the Code. The requirements for the statement will be met if (i) the Non-U.S. Holder provides its name, address and U.S. taxpayer identification number, if any, and certifies, under penalty of perjury, that it is not a U.S. person and provides certain other information (which certification may be made on IRS Form W-8BEN or W-8BEN-E or such other applicable IRS Form available at www.irs.gov) or (ii) a financial institution holding the instrument on behalf of the Non-U.S. Holder certifies, under penalty of perjury, that such statement has been received by it and furnishes the Company, paying agent, or other applicable payor with a copy of the statement. Each Non-U.S. Holder should consult its own tax advisor regarding FATCA, administrative guidance, and IGAs and whether they may be relevant to its acquisition, ownership and disposition of Unit Shares, Warrants or Warrant Shares.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS

Recent Developments

During the third quarter of fiscal 2015, we issued a feasibility study during the quarter in respect of the Molo Graphite Property. Pursuant to the terms of the Sale and Purchase Agreement relating to the Molo Graphite Property, our company is required to issue 1,000,000 shares and pay Cdn$700,000 to Malagasy Minerals Inc. In the coming months our company plans to pursue negotiations in respect of potential off-take agreements with graphite end users and continue to seek project financing alternatives (debt and equity). Discussions in respect of these matters have been ongoing for the past 18 months and are planned to continue during the coming months. The Company is continuing to review optimization strategies in hopes of reducing both the capital and operating costs relating to the Molo Graphite Property.

On May 5, 2015 our Company closed a private placement offering (the “Offering”) of 20,550,998 special warrants (“Special Warrants”) at a price of C$0.12 per Special Warrant, representing aggregate gross proceeds of approximately C$2.5 million. Each Special Warrant entitles the holder to acquire one Unit of the Company, with each Unit comprised of one unit share and one half of one Warrant. Each Warrant entitles the holder to purchase one common share at a price of $0.14 per common share until May 4, 2018. The Special Warrants will be deemed to be exercised without payment of additional consideration or further action, on the earlier of: (i) the third business day following the day upon which our Company obtains a receipt for a final prospectus (the “Final Prospectus”) qualifying the underlying common shares, Warrants, Warrant Shares (collectively the “Underlying Securities”) from the securities regulatory authority in each of the provinces of Ontario and British Columbia and further provided that the Company has filed (and has in effect) a resale registration statement (the “Registration Statement”) in the United States with the Securities and Exchange Commission relating to the Underlying Securities; and (ii) November 4, 2015. Our Company will use its commercially reasonable efforts to (i) file and obtain a receipt for the Final Prospectus and (ii) file (and have in effect) the Registration Statement as soon as reasonably practicable. If our Company fails to obtain a final receipt for the Final Prospectus and file (and have in effect) the Registration Statement by August 4, 2015, the holders of Special Warrants will be entitled to receive 1.1 common shares (instead of one common share) and 0.55 of a Warrant (instead of 0.5 of a Warrant) on the deemed exercise of the Special Warrants.

Results Of Operations For the Interim Period Ended March 31, 2015

We have had no operating revenues from inception on March 1, 2004 through to March 31, 2015. Our activities have been financed from the proceeds of securities subscriptions. Explanations for material fluctuations during the nine-month period ended March 31, 2015 when compared to the nine-month period ended March 31, 2014 are as follows:

•	Amounts expensed on mineral properties totalled $4,540,898 (March 31, 2014: $4,290,899), which represents an increase of $249,999. $2.9 million was spent on the Madagascar Molo Graphite Project primarily on work required to complete our company’s feasibility study, authored by DRA Minerals - our EPCM. $1.6 million was spent on the Sagar Property on a drill program to satisfy our Canadian tax agency flow-through share commitment. As the flow-through share commitment has been satisfied, we anticipate costs going forward on the Sagar Property will decrease and ultimately be eliminated.
•	Professional fees totalled $688,393, down $878,994 from the nine-month period ended March 31, 2014 total of $1,567,387. This represents a 56% decrease in costs between periods. Significant decreases in amounts between periods are as follows:
○	A decrease of approximately $360,000 resulted in the expensing of the entire amount due to the former CEO of the company in the prior period.
○	An approximate $300,000 decrease in legal fees as a result of less corporate activity requiring legal counsel as compared to the prior period.
○	A $200,000 decrease in employee’s compensation during the period.
•	General and administrative costs relate to costs associated with running the Toronto office and the Madagascar operations, cost for travel, investor relations and promotion fees and TSX fees. These costs decreased by $279,618 between periods (March 31, 2015: $631,655 and March 31, 2014: $911,273). This represents a 31% decrease between periods. Significant decreases in amounts between periods are as follows:
○	Travel costs were approximately $60,000 lower. In the prior period, significant travel occurred to the far east and Europe to meet with potential off-take partners. While management travelled to these locals again during the current period, the frequency was less when compare to the prior period.
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○	Promotion expenses were $125,000 lower as fewer initiatives were pursued due to limited cash resources and the focus on competing the feasibility study.
○	Rental charges were $20,000 lower primarily due to foreign exchange fluctuations.
○	Filing fees were $20,000 lower due to less fees paid the TSX for submission filings.
○	Courier and postage costs were $25,000 lower.
•	Stock-based compensation decreased by $54,155 (March 31, 2015: $627,264 and March 31, 2014: $681,419). This expense is the Black-Scholes theoretical cost to issue stock options. A total of 9,280,000 stock options were issued during the nine-month period ended March 31, 2015 at a price between $0.15 and $0.20 (March 31, 2014: 7,130,000 stock options issued at prices between $0.11 and $0.18 per share).
•	Depreciation increased by $22,356 (March 31, 2015: $40,994, March 31, 2014: $18,638). This increase is due to the purchase of various fixed assets, including vehicles, which occurred late in fiscal 2014.
•	Foreign currency translation was in a gain position for the period ended March 31, 2015 (gain of $123,900) and a gain position for the period ended March 31, 2014 (gain of $236,661). This item arises due to the fluctuations in foreign currency exchange rates at the time that transactions occur in a currency other than our functional currency of US dollars and due to the revaluation of balance sheet items from foreign currencies into US dollars as of the date of the balance sheet, namely March 31, 2015. During the current period ended, the U.S. dollar continued materially to strengthened relative to the Canadian dollar (a 9% increase) and other currencies that the Company transacts in resulting in a small loss.
•	Investment income decreased by $18,978, specifically from $27,260 for the nine-month period ended March 31, 2014 to $8,282 for the nine-month period ended March 31, 2015. These amount relate to returns on our passive investments and interest income on cash balances.
•	The warrant liability change resulted in a decrease in net loss by $358,573 for the nine-month period ended March 31, 2015. This warrant liability did not exist as of March 31, 2014. Certain warrants that are currently issued by our company are considered derivative instruments as they were issued in Canadian Dollars, a currency other than the Company’s functional currency of the US dollar. The estimated fair value of warrants accounted for as liabilities was determined on as of March 31, 2015 and are marked to market at each financial reporting period. The change in fair value of the warrant liability is recorded in the consolidated statements of operations and comprehensive loss as a gain or loss and estimated using the Binomial model.
•	For the nine month period ended March 31, 2015, the Company sold marketable securities and recognized a gain on sale of $12,278 (March 31, 2014: $Nil) which has been recorded in the statement of operations and comprehensive loss and removed from accumulated other comprehensive income.
•	For the nine months ended March 31, 2014, the Company determined that $63,849 of unrealized losses were other than temporary and as such were recognized as an “other expense” in net loss and removed from accumulated other comprehensive income. No entry was recorded for the nine-month period ended March 31, 2015.

Results of Operations for the Year ended June 30, 2014

We have had no operating revenues from inception on March 1, 2004 through to the year ended June 30, 2014. Our activities have been financed from the proceeds of securities subscriptions. The following are explanations for the material fluctuations/disparities during the year ended June 30, 2014 when compared to the year ended June 30, 2013:

•	Amounts spent on mineral properties totaled $7,343,541 (June 30, 2012: $3,720,735), which represents an increase of $3,622,806. Significant items expensed during the year ended June 30, 2014 include $1,500,000 on our BFS with DRA for the Molo Graphite Project, $1,000,000 in expenses relating to acquiring the remaining 25% interest in the Molo Graphite Project and additional mining claims, $1,100,000 in metallurgical testing and related, $600,000 on infill drilling and $400,000 on permitting plus a total of $2,300,000 on work for the Sagar property to go toward satisfying the Canada Revenue Agency flow-through commitment based on flow-through funds raised during the calendar year of 2013. During fiscal year ending June 30, 2013 expenses incurred primarily related to metallurgical tests and fees to consulting geologists..
•	Professional fees totaled $1,765,769, up $101,804 from the year ended June 30, 2013 total of $1,663,965. This represents a 5% increase in costs between periods which relates to higher legal costs incurred during the period for drafting confidentiality and related agreements for potential off-take partners, the acquisition of the remaining 25% interest in the Molo Graphite Property, costs relating to the Sagar Property divestiture and other agreements.
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•	General and administration relates to fees associated with running the Toronto office and the Madagascar operations on the property and travel. These costs increased by $9,041 between periods (June 30, 2014: $1,357,682, and June 30, 2013: $1,348,641). The reason for this increase is travel costs for numerous trips to South Africa to liaise with DRA, Madagascar to meet government officials, and visit the property, Europe to meet with GMP and potential equity investors and debt providers and Asia to meet with potential financiers, potential joint venture partners and potential off-take partners.
•	Stock-based compensation decreased by $789,259 (June 30, 2014: $681,419 and June 30, 2013: $1,470,678). This expense is the Black-Scholes theoretical cost to issue stock options.
•	Depreciation increased from by $22,830 (June 30, 2014: $44,446, June 30, 2013: 21,616). This increase is due to the increase in fixed assets during the year.
•	Foreign currency translation was in a loss position for the year ended June 30, 2014 (loss $60,076) and a gain position during the first year ending June 30, 2013 (gain: $93,395). This item arises due to the fluctuations in foreign currency exchange rates at the time that transactions occur in a currency other than our functional currency of US dollars and due to the revaluation of balance sheet items from foreign currencies into US dollars as of the date of the balance sheet, namely June 30, 2014.
•	Investment income decreased by $211,900 from $307,992 for the year ended June 30, 2013 to $96,092 for the year ended June 30, 2014. Returns on our passive investments were the reason for this decrease.

Liquidity, Capital Resources and Foreign Currencies

As at March 31, 2015, we had cash on hand of $717,287. Our working capital deficiency $677,431 which excludes the warrant liability which are non-cash items reflected as liabilities. We hold a material portion of cash reserves in Canadian dollars. Due to foreign exchange rate fluctuations, the value of these Canadian dollar reserves can result in translation gains or losses in US dollar terms. If there was to be a significant decline in the Canadian dollar against the US dollar, the US dollar value of that Canadian dollar cash position presented on our balance sheet would also significantly decline. If the US dollar significantly declines relative to the Canadian dollar, our quoted US dollar cash position would also significantly decline. Such foreign exchange declines could cause us to experience losses. In addition to paying expenses in Canadian dollars, we also pay expenses in South African Rand, Madagascar Ariary and Australian Dollars. During the current period ended March 31, 2015, the U.S. dollar materially strengthened relative to the Canadian dollar and other currencies that our company transacts. Therefore, we are subject to risks relating to movements in those currencies.

There are no assurances that we will be able to achieve further sales of common shares or any other form of additional financing. If we are unable to achieve the financing necessary to continue the plan of operations, then we will not be able to continue with our business plan and our venture will fail.

Capital Financing

•	For the year ended June 30, 2014, we raised net proceeds of $9,559,926 through the issuance of 90,523,283 common shares and 39,312,130 common share purchase warrants.
•	For the nine-month period ended March 31, 2015, we raised net proceeds of $4,957,408 through the issuance of 39,185,714 common shares and $72,049 through the exercise of 571,353 common share broker warrants.
•	Subsequent to the end of the quarter, we raised aggregate gross proceeds of approximately Cdn$2.5 million through the issuance of 20,550,998 special warrants at a price of Cdn$0.12 per special warrant.

We will require additional funding during the calendar year of 2015, which will likely be in the form of an equity financing from the sale of our common shares. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of common shares to finance our business plan.

Issuances of Securities

We have funded our business to date from sales of our securities. From July 1, 2014 through March 31, 2015, the Company issued the following unregistered securities:

•	On July 3 2014, we issued 4,800,000 stock options to directors and officers at $0.15 per share.
•	On September 18, 2014, 571,353 broker warrants were exercised at $0.126 for total proceeds of $72,049.
•	On September 26, 2014, we issued 34,285,714 common shares at $0.14 per share raising $4,800,000.
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•	On December 30, 2014, we issued 4,900,000 common shares at $0.12 per share raising $588,000.
•	Subsequent to the end of the quarter, we raised aggregate gross proceeds of approximately Cdn$2.5 million through the issuance of 20,550,998 special warrants at a price of Cdn$0.12 per special warrant.

The offer and sale of all shares of our securities listed above were affected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Regulation S promulgated under the Securities Act.

We anticipate that additional funding will be in the form of equity financing from the sale of our common shares. However, we cannot provide investors with any assurance that we will be able to raise sufficient funding for additional phases of our business plan. We do not have any arrangements in place for any future equity financing. There are no assurances that we will be able to achieve further sales of our common shares or any other form of additional financing. If we are unable to achieve the financing necessary to continue our business plan, our venture will fail.

Off-balance sheet arrangements

We have no off-balance sheet arrangements including arrangements that would affect the liquidity, capital resources, market risk support and credit risk support or other benefits.

SIGNIFICANT ACCOUNTING POLICIES

Principals of Consolidation and Basis of Presentation

Our Company’s consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), and are expressed in United States dollars. These consolidated financial statements include the accounts of Energizer Resources Inc. and its wholly-owned subsidiaries, Energizer Resources (Mauritius) Ltd., THB Ventures Ltd., Energizer Resources Madagascar Sarl, Energizer Resources Minerals Sarl, Madagascar-ERG Joint Venture (Mauritius) Ltd, ERG (Madagascar) Sarl and 2391938 Ontario Inc. All inter-company balances and transactions have been eliminated on consolidation.

Mineral Property Costs

Mineral property exploration costs are expensed as incurred. We have not yet realized any revenues from its mineral operations. When it has been determined that a mineral property can be economically developed as a result of establishing probable and proven reserves, the costs then incurred to develop such property will be capitalized. Such costs will be amortized using the units of production method over the estimated life of the probable reserve. If properties are abandoned or the carrying value is determined to be in excess of possible future recoverable amounts we will write off the appropriate amount.

Financial Instruments

The fair value of cash and cash equivalents, amounts receivable, marketable securities, loan to related parties and accounts payable and accrued liabilities were estimated to approximate their carrying values due to the immediate or short term maturity of these financial instruments. Our exploration operations are in Madagascar and Canada, which result in exposure to market risks from changes in foreign currency rates.

Foreign Currency Translation

Our functional and reporting currency is United States Dollars. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the consolidated statements of operations and comprehensive loss.

Stock-Based Compensation

We have a stock option plan. All stock based awards granted, including those granted to directors not acting in their capacity as directors, are accounted for using the fair value based method, using the Black Scholes pricing model. The fair value of stock options granted is recognized as an expense within the consolidated statements of operations and comprehensive loss and a corresponding increase in additional paid in capital. Any consideration paid by eligible participants on the exercise of stock options is credited to common shares. The additional paid in capital amount associated with stock options is transferred to common shares upon exercise.

Flow-through shares

The Company has financed a portion of its exploration activities through the issuance of flow-through shares. Flow-through shares are a Canadian income tax incentive. Under the terms of the flow-through share agreements, the tax attributes of the related exploration expenditures are renounced by the Company to the benefit of flow-through share subscribers. Proceeds from the issuance of flow-through shares are allocated between the offering of shares and the sale of tax benefits. An allocation is made based on the difference between the quoted price of the existing shares and the amount that the investor paid for the shares. A liability is recognized for this difference. The liability is reduced and a reduction of the premium liability is recorded as other income as eligible expenditures are incurred and when the Company files the appropriate renunciation forms with Canadian tax authorities.

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Use of Estimates

The preparation of our consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenues and expenses during the period. On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, revenue and expenses. Management uses past experience and other factors as the basis for its judgments and estimates. Actual results may differ from those estimates. The impacts of estimates are pervasive throughout these consolidated financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and the revision affects current and future periods. Areas where significant estimates and assumptions are used include: the Black Scholes valuation of warrants and stock options issued and the valuation recorded for future income taxes.

RECENT ACCOUNTING PRONOUNCEMENTS

The following are recent FASB accounting pronouncements, which may have an impact on the Company’s future consolidated financial statements.

•	“Income Taxes (ASC Topic 740): Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists” (“ASU 2013-11”) was issued during July 2013. FASB issued guidance on how to present an unrecognized tax benefit. The guidance is effective for annual periods beginning after December 15, 2014.
•	“Development Stage Entities (ASC Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation” (“ASU 2014-10”) was issued during June 2014. FASB issued guidance to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements for development stage entities. This guidance is effective for annual periods beginning after December 15, 2014 with early adoption allowed.
•	“Presentation of Financial Statements Going Concern (ASC Topic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”) was issued during August 2014. FASB issued guidance on how to account for and disclose going concern risks. This guidance is effective for annual periods beginning after December 15, 2016.

The Company is currently evaluating the impact of ASC Topic 740 and ASC Topic 205-40 FASB accounting pronouncements. The Company has elected to adopt the provisions of ASC 2014-10 into these consolidated financial statements. The adoption of ASC 2014-10 did not have a significant impact on the Company’s results of operations, financial performance or cash flows.

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BUSINESS

Corporate Structure

We were incorporated in the State of Nevada, United States of America on March 1, 2004 and reincorporated in the State of Minnesota on May 14, 2008.

We have wholly-owned subsidiaries located in Mauritius (Energizer Resources (Mauritius) Ltd., THB Venture Ltd. and Madagascar-ERG Joint Venture (Mauritius) Ltd.), Madagascar (Energizer Resources Minerals Sarl, Energizer Resources Madagascar Sarl and ERG (Madagascar) Sarl), and Ontario (2391938 Ontario Inc.).

Description of the Business

We are a mineral exploration and mine development company that is developing its feasibility-stage Molo Graphite Project in southern Madagascar.

Our principal asset is the Molo Graphite Project. On December 14, 2011, we entered into a Definitive Joint Venture Agreement with Malagasy Minerals Limited (“Malagasy”), a public company on the Australian Stock Exchange, to acquire a 75% interest to explore and develop a group of industrial minerals, including graphite, vanadium and approximately 25 other minerals. On October 24, 2013, we signed a Memorandum of Understanding (“MOU”) with Malagasy to acquire the remaining 25% interest in the land position. On April 16, 2014, Energizer signed a Sale and Purchase Agreement and a Mineral Rights Agreement with Malagasy to acquire the remaining 25% interest. Malagasy retains a 1.5% net smelter return royalty. In February 2015, a feasibility study on the Molo Graphite Project was completed. The Molo Graphite Project is discussed in more detail under “Properties.”

In addition to the Molo Graphite Project, we also hold interests in the Green Giant Property in Madagascar and the Sagar Property in Québec, Canada. We currently do not consider these properties to be material to us.

Green Giant Property. During 2007 we acquired a 75% interest in the Green Giant Property in Madagascar and entered into a joint venture agreement for the Green Giant Property with Madagascar Minerals and Resources Sarl ("MMR"). In 2009, we acquired the remaining 25% interest for $100,000. MMR retains a 2% NSR. The NSR can be purchased at our option, for $500,000 in cash or common shares for the first 1% and at a price of $1,000,000 in cash or common shares for the second 1%. On April 16, 2014, we signed a Joint Venture Agreement with Malagasy, whereby Malagasy acquired a 75% interest for non industrial minerals on the property. We retain remaining 25% and have a free carried interest through the BFS. No specific consideration was received for this transaction as it was part of the Molo Graphite Project transaction dated April 16, 2014.

Sagar Property. During 2006, we purchased from Virginia Mines Inc. ("Virginia") a 100% interest in 382 claims located in northern Quebec, Canada. Virginia retains a 2% NSR on certain claims within this property with other unrelated vendors holding a 1% NSR on certain claims, and a 0.5% NSR on other claims. For the other vendor's NSR, we have the right to buy back half of the 1% NSR for $200,000 and half of the 0.5% NSR for $100,000. In February 2014 we entered into an agreement to sell an interest Sagar to Honey Badger Exploration Inc. (“TUF”), a public company related by common management. In July 2014, that agreement was revised into an option agreement, pursuant to which TUF will acquire an initial 35% interest in the Sagar property once TUF pays us Cdn$150,000 and TUF has spent Cdn$1,500,000 developing the Sagar property. TUF can earn interests up to 75% over a four year period by (i) spending a total of Cdn$9,000,000, (ii) paying us Cdn$900,000 and (iii) issuing to us the lesser of 15% of TUF’s issued and outstanding shares or 35,000,000 shares. Once TUF holds 75%, it can acquire the remaining interest by paying us an additional Cdn$2,000,000 and issuing the lesser of 19.5% of TUF’s outstanding shares or up to 60,000,000 shares, including all previously issued shares.

Market

Natural Graphite is graded into 3 forms: Flake, Amorphous and Lump. A majority of the world’s graphite supply is amorphous (fine or powder) and is used for traditional purposes such as automotive and steel making. Flake graphite is essential for producing batteries, specifically lithium-ion, and for use in consumer electronics. The Molo Graphite Project contains flake graphite. Flake graphite prices are a function of 2 factors - flake size and purity - with large flake (+80 mesh), high Carbon (+94%) varieties commanding premium pricing. Like uranium, there is a posted price for graphite which provides a guideline with respect to longer term trends but transactions are largely based on direct negotiations between the buyer and seller.

Competitive Conditions in our Industry

The mineral exploration and mining industry is competitive in all phases of exploration, development and production. We compete with a number of other entities and individuals in the search for, and acquisition of, attractive mineral properties. As a result of this competition, the majority of which is with companies with greater financial resources than us, we may not in the future be able to acquire attractive properties on terms our management considers acceptable. Furthermore, we compete with other resource companies, many of whom have greater financial resources and/or more advanced properties that are better able to attract equity investments and other capital. Factors beyond our control may affect the marketability of minerals mined or discovered by us.

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Employees

As of June 15, 2015, we had 10 total employees, 7 full-time and 3 part-time employees. In addition to our full time employees, we engage consultants to serve several important managerial and non-managerial functions for us.

CAUTIONARY NOTE TO UNITED STATES INVESTORS REGARDING MINERAL RESERVE AND RESOURCE ESTIMATES

We report mineral reserve estimates in accordance with the SEC’s Industry Guide 7 (“Guide 7”) under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”). As a reporting issuer in Canada with our primary trading market in Canada, we are also required to prepare reports on our mineral properties in accordance with Canadian National Instrument 43-101—Standards of Disclosure for Mineral Projects (“NI 43-101”). The feasibility study referenced in this prospectus uses the terms “mineral resource,” “measured mineral resource,” “indicated mineral resource” and “inferred mineral resource”. We advise investors that these terms are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. As a result, information resources determined in accordance with NI 43-101 are not contained in this document. We reference that report in this prospectus for informational purposes only and such report is not incorporated herein by reference. Investors are cautioned not to assume that any part or all of mineral deposits in the above categories will ever be converted into Guide 7 compliant reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained” minerals in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

As used in this prospectus, the terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”)—CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted by the CIM Council, as amended. These definitions differ from the definitions in Guide 7. Under Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. The reserves disclosed in this prospectus also comply with the requirements of Guide 7.

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PROPERTIES

Executive Offices

The following is the extracted summary section from the Feasibility Study prepared by Dr. John Hancox, PhD. Geology, Pri.Sc.Nat, Mr. Desmond Subramani, B.Sc. Honours Geology, Pri.Sc.Nat, Dave Thompson, B.Tech Mining, Pr.Cert.Eng, Oliver Peters, M.Sc. Mineral Processing, Pr.Eng, Doug Heher, B.Sc. Mechanical Engineering, Pr.Eng, and John Stanbury, B.Sc. Industrial Engineering, Pr.Eng, each of whom is a “qualified person” and “independent”, as such terms are defined in NI 43-101.

The following summary does not purport to be a complete summary of the Molo Graphite Project and is subject to all the assumptions, qualifications and procedures set out in the Feasibility Study and is qualified in its entirety with reference to the full text of the Feasibility Study. Readers should read this summary in conjunction with the Feasibility Study.

1.	SUMMARY
1.1	Introduction

Energizer Resources Inc. (“Energizer” or the “Company”) is a mineral exploration and development Company based in Toronto, Canada, which is currently focused on the exploration and development of its 100% owned, flagship Molo Graphite Project.

The Molo deposit is situated 160 kilometres (“km”) southeast of the city of Toliara, in the Tulear region of south-western Madagascar. The deposit occurs in a sparsely populated, dry savannah grassland region, which has easy access via a network of seasonal secondary roads radiating outward from the village of Fotadrevo. Fotadrevo in turn has an all-weather airstrip and access to a road system that leads to the regional capital (and port city) of Toliara and the Port of Ehoala at Fort Dauphin via the RN10, or RN13.

Geologically Molo is situated in the Bekikiy block (Tolagnaro-Ampanihy high grade metamorphic province) of southern Madagascar. The Molo deposit is underlain predominantly by moderately to highly metamorphosed and sheared graphitic (biotite, chlorite and garnet-rich) quartzo-feldspathic schists and gneisses, which are variably mineralised. Near surface rocks are oxidised, and saprolitic to a depth, usually of less than 5m.

Molo is one of several surficial graphite trends discovered by Energizer in late 2011 and announced in early January 2012. The deposit was originally drill tested in 2012, with an initial seven holes being completed. Resource delineation, drilling and trenching on Molo took place between May and November of 2012, and allowed for a maiden Indicated and Inferred Resource to be stated in early December of the same year. This maiden mineral resource estimate formed the basis for a Preliminary Economic Assessment (the “PEA”), which was undertaken by DRA Mineral Projects in 2013. The positive outcome of this assessment lead Energizer to undertake another phase of exploratory drilling and sampling in 2014, which was done under the supervision of Caracle Creek International Consulting (Pty) Limited (“Caracle Creek” or “CCIC”). This phase of exploration was aimed at improving the geological confidence of the deposit and its contained mineral resources, and included an additional 32 diamond drill holes (totalling 2,063 metres) and 9 trenches (totalling 1,876 metres). Caracle Creek were subsequently engaged to update the geological model and resource estimate. The entire database on which this new model and resource estimate is based contains 80 drill holes (totalling 11,660 metres) and 35 trenches (totalling 8,492 metres). This new resource forms the basis for this Molo 2015 FS.

1.2	Project Location

The Molo deposit is located some 160 km SE of Madagascar’s administrative capital (and port city) of Toliara, in the Tulear region and about 220 km NW of Fort Dauphin. It is approximately 13 km NE of the local village of Fotadrevo. See Figure 1 below.

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Figure 1: Project Location

1.3	Project Description

The proposed development of the Molo Graphite Project includes the construction of a green fields open pit mine, a processing plant with a capacity of 862,000 tonnes of ore per annum and all supporting infrastructure including water, fuel, power, tailings, buildings and permanent accommodation.

The mine will utilize four 2 megawatt diesel generators, with three running and one standby and water is supplied from a well field which has been defined by drilling and detailed geo-hydrological modelling. The processing plant will consist of conventional crushing, milling and flotation circuits followed by concentrate filtering, drying and screening. The waste heat generated by the power station will be utilized for the drying of the concentrate.

The tailings storage facility, in the form of a valley dam layout, is located approximately 1.5 kilometers to the west of the process plant and is designed to accommodate the run-of-mine tonnage for the 26 year Life of Mine (“LOM”).

See Figure 2 below for the proposed layout of the site.

Figure 2: Site layout

1.4	Summary of financial results

Table 1 below summarizes the financial results of the Molo 2015 FS. These are based on a discounted flow analysis of the project using nominal cash flows, which include the effect of inflation.

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Table 1: Summary of Financial Results

1	Post-tax: NPV (10% Discount Cash Flow)(1)(2)	US$389,797,113
2	Post-tax: IRR (1)(2)	31.2%
3	Payback (2)	4.84 years
4	Capital cost (“CAPEX”)	US$149.9 million
5	Design Development Allowance (to cover potential quantity and rate changes during detailed design and execution)	US$13.8 million
6	Owners Contingency	US$24.6 million
7	On-site Operating Costs (“OPEX”) per tonne of concentrate, (year 3 onward)	US$353
8	Transportation per tonne of concentrate (from mine site to Madagascar Port year 3 onward)	US$182
9	Transportation per tonne of concentrate (from Madagascar Port to European Customer Port from year 3 onward)	US$155
10	Average annual production of concentrate	53,017 tonnes
11	Life of Mine	26 years
12	Graphite concentrate sale price (US$/tonne at Start Up - 2017)	US$1,689 per tonne
13	Average Head Grade	7.04%
14	Average ore mined per annum over Life of Mine	856,701 tonnes
15	Average stripping ratio	0.81:1
16	Average carbon recovery	87.80%

Notes

•          Note 1: Assumes project is financed with a 50% debt and 50% equity.

•          Note 2: Values shown are based on nominal cash flows, which include the effect of inflation. Costs are increased on an annual basis by the relevant inflation index.

Table 2 below summarizes key mine and process data.

Table 2: Mine & Process Data

Proven reserves	14,170,000	Tonnes @ 7.0% C grade
Probable reserves	8,367,000	Tonnes @ 7.04% C grade
Grade (graphitic carbon)	7.04%	Average plant head feed over LOM
Waste to ore ratio	0.81:1
Processing rate	856,701	Tonnes per annum
Mine life	26 years
Recovery	87.8%
Average annual product tonnes	53,017

1.5	Property Description and Ownership
1.5.1	Property description
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The Molo Graphite Project is contained in a portion of Exploration Permit #3432. The Project is centred on UTM coordinates 413,390 Easting 7,345,713 Northing (UTM 38S, WGS 84 datum). The Molo Graphite Project is located 11.5 km ENE of the town of Fotadrevo and covers an area of 62.5 hectares (“ha”). The Government of Madagascar designates individual claims by a central LaBorde UTM location point, comprising a square with an area of 6.25 km2.

1.5.2	Ownership

On December 14, 2011, the Company entered into a Definitive Joint Venture Agreement (“JVA”) with Malagasy Minerals Limited (“Malagasy”), a public company on the Australian Stock Exchange, to acquire a 75% interest to explore and develop a group of industrial minerals, including graphite, vanadium and approximately 25 other minerals. On October 24, 2013, the Company signed a Memorandum of Understanding (“MOU”) with Malagasy to acquire the remaining 25% interest in the land position.

On April 16, 2014, Energizer signed a Sale and Purchase Agreement and a Mineral Rights Agreement with Malagasy to acquire the remaining 25% interest. Malagasy retains a 1.5% net smelter return royalty (“NSR”).

The Molo Graphite Project is located within Exploration Permit #3432 as issued by the Bureau de Cadastre Minier de Madagascar pursuant to the Mining Code 1999 (as amended) and its implementing decrees.

CCIC has reviewed a copy of the Contrat d’amodiation pertaining to this right and are satisfied that the rights to explore this permit have been ceded to Energizer or one of its Madagascar subsidiaries.

Energizer holds the exclusive right to explore for a defined group of industrial minerals within the permits listed above. These industrial minerals include the following: Graphite, Vanadium, Lithium, Aggregates, Alunite, Barite, Bentonite, Vermiculite, Carbonatites, Corundum, Dimensional stone (excluding labradorite), Feldspar (excluding labradorite), Fluorspar, Granite, Gypsum, Kaolin, Kyanite, Limestone / Dolomite, Marble, Mica, Olivine, Perlite, Phosphate, Potash- Potassium minerals, Pumice Quartz, Staurolite, and Zeolites.

Reporting requirements of exploration activities carried out by the titleholder on a Research Permit are minimal. A titleholder must maintain a diary of events and record the names and dates present of persons active on the project. In addition, a site plan with a scale between 1/100 and 1/10,000 showing “a map of the work completed” must be presented. Upon establishment of a mineral resource, Research Permits may be converted into Exploitation Permits by application. CCIC is of the opinion that Energizer is compliant in terms of its commitments under these reporting requirements.

The Molo Graphite Project has not been legally surveyed; however, since all claim boundaries conform to the predetermined rectilinear LaBorde Projection grid, these can be readily located on the ground by use of Global Positioning System (“GPS”) instruments. Most current GPS units and software packages do not however offer LaBorde among their available options, and therefore defined shifts have to be employed to display LaBorde data in the WGS 84 system. For convenience, all Energizer positional data is collected in WGS 84, and if necessary converted back to LaBorde.

1.5.3	Royalties

Malagasy retains a 1.5% net smelter return royalty on the Molo Graphite Project.

1.5.4	Permits

Exploration Permit #3432 is currently held under the name of a subsidiary of Malagasy Minerals called, Mada-Aust Sarl. The transformation or amendment of exploration and research mining permits within the country continues to be suspended from the time that Madagascar was run by a president who was not democratically elected. This current permit expired on August 17, 2011.

Energizer’s Madagascar domiciled subsidiary companies and Mada-Aust Sarl has continued to pay all taxes and administrative fees to the Madagascan government and its mining ministry with respect to all the mining permits held in country. These taxes and administrative fee payments have been acknowledged and accepted by the Madagascan government. In addition, Energizer continues to diligently work with the Madagascan government to obtain the necessary permits in its name as the country clears its backlog of applications and amendments.

The research permit will be converted into an exploitation permit in due course. When the permit is transformed from a research permit to an exploitation permit, the exploitation permit will be issued in the name of Energizer. The exploitation permit is required to advance the Molo Graphite Project to the developmental stage.

1.6	[Reserved]
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1.7	Exploration

No further exploration is currently planned.

1.8	Mineral Reserve Estimate

As a result of the Molo 2015 FS, the following maiden proven and probable mineral reserves are declared, see Table 4 below.

Table 4: Mineral Reserves

Category	Tonnage	C Grade (%)
Proven	14,170,000	7.00
Probable	8,367,000	7.04
Proven and Probable	22,437,000	7.02

Proven Reserves are reported as the Measured Resources inside the designed open pit and above the grade cut off of 4.5% C. Similarly, the Probable Reserves are reported as the Indicated Resources inside the designed open pit and above the grade cut-off of 4.5% C.

1.9	Metallurgical Test Work

The Molo 2015 FS is based on a full suite of metallurgical test work performed by SGS Canada Metallurgical Services Inc. (“SGS”) which is based in Lakefield, Ontario, Canada. These tests included laboratory scale metallurgical work and a 200 tonne bulk sample / pilot plant program. The laboratory scale work included comminution tests, process development and optimization tests, variability flotation, and concentrate upgrading tests.

Comminution test results place the Molo ore into the very soft to soft category with low abrasivity. A simple reagent regime consists of fuel oil number 2 and methyl isobutyl carbinol at dosages of approximately 120 g/t and 195 g/t, respectively. A total of approximately 150 open circuit and locked cycle flotation tests were completed on almost 70 composites as part of the process development, optimization, and variability flotation program. The metallurgical programs culminated in a process flowsheet that is capable of treating the Molo ore using proven mineral processing techniques and extraction has been successfully demonstrated in the laboratory and pilot plant campaigns.

The tests indicated that variability exists with regards to the metallurgical response of the ore across the deposit, which resulted in a range of concentrate grades between 88.8% total carbon and 97.8% total carbon. Optical mineralogy on representative concentrate samples identified interlayered graphite and non- sulphide gangue minerals as the primary source of impurities. The process risk was mitigated with the design of an upgrading circuit, which improved the grade of a concentrate representing the average mill product of the first five years of operation from 92.1% total carbon to 97.1% total carbon.

The overall graphitic carbon recovery into the final concentrate of the first 5 years of operation is 87.8% based on the metallurgical response of composites using samples from all drill holes within the five year pit design. The average composition of the combined concentrate grade is presented in the table below.

The area composites were generated by splitting the footprint of the five year mine plan into five zones of approximately the same size. All drill holes within one specific zone were then combined to form an area composite. A total of fifteen area composites were generated for metallurgical evaluation, (five zones with three depth intervals per zone). All assays were completed using control quality analysis and cross checks were completed during the mass balancing process to verify that the results were within the estimated measurement uncertainly of up to 1.7% relative for graphite concentrate grades greater than 90% total carbon.

Table 5: Metallurgical Data - Flake Size Distribution and Product Grade

Product Size	Mass Distribution %	Product Grade(%) Carbon
+48 mesh (jumbo flake)	23.6	96.9
+65 mesh (coarse flake)	14.6	97.1
+80 mesh (large flake)	8.2	97.0
+100 mesh (medium flake)	6.9	97.2
+150 mesh (medium flake)	15.5	97.3
+200 mesh (small flake)	10.1	98.1
-200 mesh (fine flake)	21.1	97.5

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Table 6: Pricing Matrix - Flake Size Distribution Grouping and Product Grade

Product Size	Mass Distribution %	Product Grade (%) Carbon
>50 mesh	23.6	96.9
-50 to +80 mesh	22.7	97.1
-80 to +100 mesh	6.9	97.2
-100 mesh	46.8	97.6

Vendor testing including solid-liquid separation of tailings and concentrate, screening and dewatering of concentrate, and drying of concentrate was completed successfully.

1.10	Recovery methods

The process design is based on an annual production capacity of 862 kilotonnes of plant feed material at a nominal head grade of 7.04% C(t) producing an estimated average of 53 kilotonnes per annum (“ktpa”) of final concentrate.

The ore processing circuit consists of three-stage crushing followed by primary milling and classification, a flotation separation and concentrate upgrading circuit, and graphite product and tailings effluent handling facilities.

The crushing circuit is designed to operate 365 days per annum for 24 hours per day at ±68% utilization and comprises a primary jaw crusher, a secondary cone crusher and a tertiary cone crusher in closed-circuit with a double-deck classifying screen. The crushed product (P80 of approximately 13 mm) passes through a surge bin from where it is fed to the milling circuit.

The milling and flotation circuits are designed to operate 365 days per annum for 24 hours per day at 91% utilization. A single stage primary ball milling circuit is employed, incorporating a closed circuit linear classifying screen and a scalping screen ahead of the mill. The scalping screen undersize feeds a single flash flotation cell before combining with the mill discharge material. Scalping and linear screen oversize are the feed to the primary mill. The primary ball mill size is 4.3m diameter (inside new liners) x 4.6m (EGL) with an installed motor power of 1000 kW.

Primary milling is followed by rougher flotation which, along with flash flotation, recovers the graphite to concentrate from the main stream. Rougher flotation employs seven forced-draught trough cells.

The primary, fine-flake and attritioning cleaning circuits upgrade the concentrate to the final product grade of above 94% C(t). Concentrate from the main stream feeds into the primary cleaning circuit consisting essentially of a dewatering screen, a polishing ball mill, a column flotation cell and flotation cleaner/cleaner scavenger trough cells.

The primary cleaner column cell concentrate gravitates to a 65 mesh classifying screen, from where the large-flake oversize is directed to a high rate thickener located ahead of a final concentrate attritioning circuit. Primary cleaner classifying screen undersize is pumped to the fine-flake cleaning circuit.

The fine flake cleaning circuit consists primarily of a dewatering screen, a polishing ball mill, a column flotation cell and flotation cleaner/cleaner scavenger trough cells. The attritioning cleaning circuit employs a high rate thickener, an attritioning stirred mill, a column flotation cell and flotation cleaner/cleaner scavenger trough cells. Fine flake column concentrate merges with the +65 mesh primary cleaner classifying screen oversize as it feeds the attritioning circuit thickener. Attritioning circuit column concentrate comprises the final concentrate stream feeding the final concentrate thickener.

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Combined rougher and cleaner flotation final tailings are pumped to a guard de- gritting cyclone installation ahead of a high rate final tailings thickener. Cyclone overflow feeds the thickener. Cyclone and thickener underflows combine and are pumped for final disposal to the tailings storage facility (“TSF”).

Thickened final concentrate is pumped to a linear vacuum belt filter for further dewatering before the filter cake is fed into a rotary kiln drying circuit.

A three-stage, twin stream sifting plant screens the dry concentrate (dryer product) into the pre-determined size classes. A bagging plant is employed to weigh, sample and bag the different size fractions discretely for loading into sea freight containers for shipment.

Chemical reagents are used throughout the primary recovery and upgrading processes. Diesel fuel collector and liquid frother are added to various points-of- use within the flotation circuits.

Diesel collector is pumped from the main tank farm to a bulk tank at the plant, from where it enters a manifold system which supplies multiple variable speed peristaltic pumps which discretely pump the collector at set rates to the various points-of-use within the flotation circuits.

MIBC (methyl isobutyl carbinol) frother is delivered by road to a plant reagent store in 1m3 IBC’s, or 210 litre steel drums. The drums are collected by forklift as required and the contents pumped into a frother storage tank. A manifold system on the storage tank supplies multiple variable speed peristaltic pumps, which discretely pump the frother at set rates to the various points-of-use within the flotation circuits.

Flocculant powder (Magnafloc 919 and Magnafloc 24 for concentrate and tailings thickening facilitation respectively) is delivered by road to the plant reagent store in 25 kg bags. The bags are collected by forklift as required and delivered to a flocculant mixing and dosing area. Here the flocculant is diluted as required using parallel, duplicate vendor-package automated make-up plants, one each being dedicated to supplying the concentrate and tailings thickeners due to the flocculant types required being different for each application. Variable speed peristaltic pumps discretely pump the flocculant at set rates to the thickeners’ points-of-use.

Coagulant powder (Magnafloc 1707) for thickening enhancement is handled similarly to the flocculant as described above, the exception being that a single make-up system is provided to supply both the concentrate and tailings thickeners. Again, variable speed peristaltic pumps discretely pump the coagulant at set rates to the thickeners’ points-of-use.

Figure 3 below gives a high level overview of the project and Figure 4 below provides a block diagram depicting the basic process flow.

Figure 3: Project summary

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Figure 4: Block Flow Diagram

1.11	Infrastructure

The project is located in a relatively remote part of South Western Madagascar, approximately 13 km NE of the local village of Fotadrevo. There is currently no infrastructure on site and everything will have to be constructed.

The following elements are all part of the project scope:

•          Raw water supply (from a network of bore holes extracting ground water)

•          Power supply (temporary during construction) and then a permanent diesel power station to supply the plant and permanent camp

•          Sanitation for the plant, permanent camp, and temporary during construction)

•          Storm water control and management

•          Temporary accommodation during construction

•          Permanent accommodation (340 people)

•          All permanent buildings (offices, workshops, stores, laboratory)

•          All buried services (potable water, sewage, stormwater, electrical reticulation)

•          In plant roads

•          Haul road

•          Tailings Storage Facility

•          Tailings pipe line to the TSF

•          Return water pipe line from the TSF back to the plant

•          Rock dumps and Run of Mine Ore (“ROM”) pads

See Figure 2 in section 1.3 for the site layout.

1.11.1	Raw Water Supply

Water is supplied by a net work of boreholes. A detailed water demand and supply analysis was done as part of the Molo 2015 FS, and this has shown that the water demands of the plant can be accommodated by boreholes within a radius of 5km from the plant. The daily steady state raw water make up requirement is estimated to be 561m3 per day.

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1.11.2	Power Supply

Power is supplied by four 2 MW diesel generators. The running load for the plant is estimated to be 2.7 MW with an additional 0.8 MW for the permanent camp and all mine infrastructure. Under normal operation there will only be two units running, with a third allowed to assist with mill starting, and the fourth unit as a spare for maintenance.

1.12	Product Pricing

Graphite prices are based on current quotes and projected estimates provided by UK-based Roskill Consulting Group Ltd (“Roskill”), recognized as a leader in providing independent and unbiased market research, pricing trends, and demand and supply analysis for the natural flake graphite market.

The weighted average price per tonne of graphite concentrate in December 2014 was US$1,375. This is a basket price and reflects the contribution of the different flake sizes and carbon grades to the overall price. The start-up price (in 2017 terms) for a tonne of Molo graphite concentrate is a projection based on Roskill information. The graphite price then escalates in the financial model based on Roskill’s forecasts for supply and demand. The reader is cautioned that these are forecasts and may change subject to market dynamics.

1.13	Logistics

The cost to transport one tonne of dry concentrate (0.5% moisture content) from Molo to Rotterdam via Fort Dauphin, Madagascar, in December 2014 terms is 337 US$ / tonne. This is based on shipping 26 tonnes of concentrate in 1 m3 bags placed inside a 40 ft. container.

The route from Molo to Fort Dauphin runs either via the RN 10 or the RN 13. Both these routes vary from reasonable to poor condition and trucks are expected to take between four and five days to make the round trip. A truck was run over the route by a Madagascan trucking contractor to gauge cycle times and they managed to complete the journey in two long days each way. This was in the dry season and in the wet season there may be periods of time when the roads become impassable. No money has been budgeted for roads repairs or upgrades.

The Port of Ehoala at Fort Dauphin is a modern (2009) port developed by Rio Tinto for the QMM project. It has a 15m draft with shipping lines calling on a regular basis. There are however no crane facilities and vessels require their own cranes.

Figure 5 below shows a picture of the Port of Ehoala at Fort Dauphin.

Figure 5: Port of Ehoala at Fort Dauphin

Figure 6, Figure 7, and Figure 8 below give some insight into the varying road conditions between Molo and Fort Daupin.

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Figure 6: Road Conditions (1)

Figure 7: Road Conditions (2)

Figure 8: Road Conditions (3)

1.14	Capital costs
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The capital cost for the project is estimated to be 188.2 million US$, including a contingency of 24.5 million US$. Competitive bids were obtained for most mechanical equipment, and for the earthworks, civils, structural steel, mechanical erection, piping and electrical, control and instrumentation detailed Bills of Quantities were issued for competitive pricing.

The base date for the capital costs is December 2014 and no provision has been made for escalation. The accuracy of capital costs is considered to be with +/- 10%

Table 7: Construction Capital Costs

Category	Cost (US$ Million)
Capital Cost	149.9
Design Development Allowance	13.8
Subtotal	163.7
Contingency	24.5
Total	188.2*
*Excludes taxes, tariffs, duties and interest

Table 8: Initial Capital Cost Summary

Cost Centres	Cost (US$ Million)
Pre-production	37.3
Tailings Storage Facility	24.3
Mechanicals	20.8
Electrical, Control & Instrumentation	20.8
External services	17.9
Earthworks	11.8
Piping	7.4
Structural	5.6
Transport	5.5
Vendor packages	3.4
Civil works	2.5
Consumables and spares	2.4
Buildings, fittings	2.1
Plate work	1.9
Total Capital Costs	163.7

Future capital expenditure expected to be incurred has been allowed for in the financial model to cover the expansion of the TSF in year 2, the replacement of the mine fleet, the replacement of the power plant, and for rehabilitation at the end of the project. Over the life of mine this accounts for an additional 38.3 million US$ with 7 million US$ spent on the TSF expansion in year 2.

1.15	Operating costs

The average cash operating costs from year 3 onwards, after the expatriate staff complement is reduced, are estimated to be 21.7 US$ per mineralized tonne processed and 353 US$ per tonne of concentrate produced. The cash operating costs includes mine operations (owner operated), process plant operations and general and administrative charges. They do not include shipping from Molo to the end user, or any downstream processing costs.

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Table 9: Operating Costs per Tonne of Feed

Category	Year 3 onwards
Mining	US$3.90
Processing	US$11.00
General and Administrative	US$6.80
Total OPEX per Tonne of Feed	US$21.70
Costs have been rounded.

Table 10: Operating Costs per Tonne of Concentrate produced at the Mine Site

Category	Year 3 onwards
Mining	US$64
Processing	US$179
General and Administrative	US$110
Total OPEX cost per Tonne of Concentrate at Mine Site	US$353
Costs have been rounded

The operating costs expressed above are considered to be accurate to +/- 10%, and assume a varying US$ inflation rate of 1.6% in 2015 and escalating to 2.0% from 2017 onward. Currency inflation rates were also considered in the financial model and were applied to the South African Rand and Malagasy Ariary portions of the opex costs.

Please note that these operating costs assume that the plant is able to successfully handle the variability in the ore body, as shown by the SGS test work discussed in detail in Section 13. Should the plant not perform as expected this could have a material impact on operating costs as:

•          The flake size distribution could be worse than expected

•          The product grade could be lower than expected

•          The recoveries could be lower than expected or a combination of all of these

1.16	Economic analysis

Table 11 below summarizes the economic analysis of the project using discounted cash flow methods.

Table 11: Economic Analysis of the Project

Category	Value
Average price / tonne of concentrate (at start up, 2017)	US$1,689
Internal Rate of Return (“IRR”) - Project Equity	31.2%
NPV @ 8% Discounted Cash Flow	US$521,602,408
NPV @ 10% Discounted Cash Flow	US$389,797,113
NPV @ 12% Discounted Cash Flow	US$293,649,899
Project Payback Period	4.84 years
* Assumes that the project is financed through 50% equity finance and 50% corporate debt. The debt assumptions used in the model assumes a rate of 5.75% over LIBOR, with LIBOR forecast to escalate to 3.54% by 2022. An arranging fee is also assumed.

Note

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All values in the above table do not account for inflation and assume that a satisfactory investment agreement is negotiated under Madagascar’s LGIM (Loi Sur les Grands Investissements Miniers) tax laws covering large scale mining investments, for which this project qualifies. Also included in the above table are forecasted prices for 2017, which coincides with the year the Molo mine is expected to be in production.

The exchange rates used in the financial model are as follows:

•          11.31 South African Rand (“ZAR”) to US$1, moving in line with purchasing power parity

•          0.833 Euro to US$1, fixed for the modelled period

•          2,746 Malagasy Ariary (“MGA”) to US$1, moving in line with purchasing power parity

1.17	Environmental & Permitting

A comprehensive Environmental and Social Impact Assessment (“ESIA”) was completed to local Malagasy, Equator Principles, Word Bank and International Finance Corporation (“IFC”) standards. The process was preceded by an Environmental Legal Review and an Environmental and Social Screening Assessment; both providing crucial information to align the project development and design with international best practice on sustainable project development.

The ESIA submission is subject to approval of the investment amount by Madagascar’s Ministry of Mines. The application was submitted on 30th January 2015 and the approval of the investment amount is in progress. Energizer will receive a Global Environmental Permit upon approval of the ESIA, a process which is expected to take six months from date of submission.

A comprehensive permitting register is in place and additional sectorial permit applications will form part of the early execution phase. Approval of the sectorial applications is expected within the same six month period as the ESIA review.

No material issues were identified in relation to Environmental, Social and Permitting processes and through the stakeholder engagement process the local and regional community has expressed a desire for the project to move forward.

1.18	Conclusions
1.18.1	Geology

Energizer’s 2011 exploration programme delineated a number of new graphitic trends in southern Madagascar. The resource delineation drilling undertaken during 2012-2014 focussed on only one of these, the Molo deposit, and this has allowed for an independent, updated resource statement for the Molo deposit, which is stated in accordance with the CIM Guidelines.

The total Measured and Indicated Resource is estimated at 100.37 Mt, grading at 6.27% C. When compared to the November 2012 resource statement (Hancox and Subramani, 2013), this shows a 13.7% increase in tonnage, a 3.4 % decrease in grade, and a 9.8% increase in graphite content. The reason for the increase in tonnage is due to the 2014 drilling on the previously untested north eastern limb of the deposit, which added additional new resources. Additionally 23.62 Mt, grading at 6.32% Carbon, have been upgraded from the Indicated to Measured Resource category by additional infill drilling from the Indicated to Measured Resource category.

1.18.2	Mining

Maiden mineral reserves of 22 437 000 tonnes have been declared for the Molo Graphite Project at an average grade of 7.02% and based on the information contained in the Molo 2015 FS it is possible to economically mine this deposit.

1.18.3	Metallurgical Test Work

Comprehensive metallurgical test programs culminated in a process flowsheet that is capable of treating the Molo ore using conventional and established mineral processing techniques. Process risks associated with the variability with regards to metallurgical performance have been mostly mitigated through the addition of an upgrading circuit.

1.18.4	Recovery Methods

The laboratory, pilot and vendor test work conducted prior to and during the study defined the required process flow sheet. This was duly translated into a full-scale production plant flow sheet as described within this report. The flow sheet unit processes were populated and individual component equipment selected according to either pilot plant precedents or, where

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these were not available, proven practice within the industry, in conjunction with suitably experienced vendors. All process designs and selections were based on conventional, proven mineral processing practices.

The processing selections and configurations built into the design are adequately suited to the requirements. Based on the mining and metallurgical test work information presented elsewhere within the Molo 2015 FS, and assuming within specification ROM ore is fed to the plant, the required recovery is expected to be attainable at the throughput stated. Note that this recovery is based on lab and pilot scale test work and may reduce slightly on a full scale plant due to operational inefficiencies. This possible reduction has not been taken into account in the financial analysis.

1.18.5	Infrastructure

All infrastructure required for the project has to be installed from scratch and has been allowed for in the project budget.

1.18.6	Water

The detailed hydrogeological analysis has concluded that the plant can be supplied from a well field.

1.18.7	Environmental, Social

A comprehensive Environmental and Social Impact Assessment has been done, and is in the process of being submitted to Madagascan government for approval.

1.18.8	Permitting

Various permits will have to be obtained for the project including an Environmental Permit and a Mining permit. The most urgent permit is for Energizer to renew the exploration permit covering the project.

1.18.9	Tailings

It is possible to construct the required tailings storage facility and a suitable site has been identified. Geochemical and hydrogeological test work has shown that the facility does not need to be lined.

1.18.10	Risks

The qualitative risk assessment identified 56 risks of which 9 were extremely high before controls. After controls were applied the number of extremely high risks was reduced to two. These risks are:

1.	The exploration permit covering the Molo pit expired in 2011 and has yet to be officially renewed (Exploration Permit #3432 is the permit in question).
2.	Current delays in issuing new mining permits.

After controls were applied the remaining high risks are as follows, (reduced from 39 to 18):

1.	Requirement that all voids / excavations be backfilled without exception.
2.	Inaccurate landownership data.
3.	The unit costs of moving product are high.
4.	Project NPV and IRR lower than the PEA
5.	Theft during construction & operation (diesel, cable, etc.)
6.	No off take agreements signed yet or formal product specifications received.
7.	The current execution strategy calls for contracts to be placed before permits are granted.
8.	The project has modelled the diesel price at 0.8 US$ / litre.
9.	ESIA review timeframes could extend past the planned project start date - indications are 6-9 months for ESIA approval from date of submission to the O.N.E (The Madagascan Government department of the Environment)
10.	The process design may not achieve the optimal balance between the competing requirements of:
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a.	Maximizing coarse flake recovery
b.	Maximizing product carbon grade
c.	Maximizing overall recovery
11.	Future Land Claims (Ancestral Rights).
12.	The process plant may not achieve a consistent on spec product, especially as the feed grade to the plant varies and this may make process control difficult.
13.	Madagascan political situation remains potentially unstable.
14.	Difficult logistics getting material on and off the island plus very bad roads.
15.	Contractors P&G’s high due to locality.
16.	The projects returns are reliant on a real term increase in the price of graphite.
17.	Implementation of the preferential taxation arrangement may be difficult.
18.	The debt funding assumptions may not be achievable.
1.19	Recommendations
1.19.1	Geology

No further recommendations at present.

1.19.2	Mining

The long mine life of the Molo Graphite Project will allow for potential optimisation of drilling and blasting designs during execution that could reduce operating costs slightly.

From a pure mining perspective the Molo Graphite Project is very small and provided reasonable levels of short term planning are applied it should have very few challenges in delivering the required tonnages at the required grade to meet the production targets set out in this Molo 2015 FS.

1.19.3	Metallurgical Test Work

The following recommendations are made for additional metallurgical testwork prior to the detailed engineering stage:

•          Evaluate a range of different attrition mill media to determine if flake degradation can be reduced without affecting the concentrate grade;

•          Develop a grinding energy versus concentrate grade relationship for the best grinding media. This will allow a more accurate prediction of the required attrition mill grinding energy as a function of the final concentrate grade;

•          Conduct attrition mill vendor tests to aid in the sizing of the equipment;

•          Carry out vendor testing on graphite tailings using the optimized reagent regime proposed by the reagent supplier; and

•          Complete a series of flotation tests on samples covering the mine life past the initial 5 years.

1.19.4	Recovery Methods

Optimization and refinement opportunities exist regarding the process design which could reveal benefits over the equipment selections and unit process detail within the current design. The latter are based essentially on test work outcomes pursued and reported on thus far for study purposes.

Appropriate test work is recommended prior to the initiation or during the course of a detailed design phase preceding construction. This would include the following:

•          Bulk material flow test work;

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•          Additional test work, in conjunction with vendors and in line with ongoing technical developments, aimed at further refinement of the polishing and attrition milling processes;

•          Concentrate attritioning circuit static and dynamic thickening tests, including reagent scoping and optimization trials;

•          Further investigation into potentially replacing the final tailings disposal positive displacement pumps with more common centrifugal pump trains by reducing the slurry solids concentration for overland pumping. This will include examination into whether the overall water balance and supply system can reasonably accommodate such a change.

1.19.5	Infrastructure

The following are recommended prior to the detailed design stage:

•          Additional geotechnical investigations at the proposed new construction and permanent camp site, particularly at the location of the new potable water storage tanks

•          A detailed geotechnical investigation will need to be undertaken to identify and confirm suitable sources of concrete aggregate and concrete sand materials at the location of the project site. This testing will need to include for concrete material testing and the production of concrete trial mixes with the material identified

•          The geotechnical information will also need to confirm the suitability for construction of all the material to be excavated from the Return Water Dam (“RWD”). It is proposed that all the material excavated from the RWD is utilised in the works as processed fill material

•          Confirmation as to whether the material from the proposed borrow pit near Fotadrevo (which will be used to supply all fill material for the TSF starter wall construction) can be utilised as fill material, or if this material can be stabilized in some manner and used in the works

•          A detailed topographical survey will need to be undertaken of the proposed construction site, borrow pit areas and the access road between Fotadrevo and the mine site. This information is required prior to the final detailed design of the plant layout and associated earthworks

1.19.6	Water

The following is recommended during the detailed design phase:

•          Updating the current dynamic water balance including a dynamic TSF water balance. The current water balance only assumed average monthly inflows from the TSF into the RWD. It would be recommended to confirm the water availability on the Molo Graphite Project if drought conditions occur and the TSF model element is included in the dynamic water balance

•          Water quality and quantity data is required to provide a baseline for comparison once the Molo Mine is commissioned. To provide the necessary baseline data, regular ground and surface water quality monitoring must be carried out leading up to the date when the Molo Mine will be commissioned. Additionally proposed monitoring and scavenger wells must be installed. This also should include the installation of flow meters on relevant pipelines to verify the dynamic water balance with measured flow rates during operations

•          The installation of a weather station on the Molo Graphite Project site should be done as soon as possible.

•          The installation and testing of the additional well field boreholes must be undertaken. The groundwater resource model must be updated to include site specific borehole data.

•          The environmental geochemical test work of the Molo 2015 FS should be confirmed by selective testing of samples from the latest exploration and metallurgical test programs. The geochemical model should be updated accordingly.

1.19.7	Environmental, Social

•          GCS recommends the installation of a suitable weather station at or as near as possible to the proposed project site, even before construction commences. Accurate, local weather data is almost non-existent in Madagascar. This data will prove invaluable for model calibration, improvement in baseline understanding and for future energy supply options which could utilise wind and or solar power generation

•          Clean energy supply should be considered as a medium to long term target

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•          Appointment of a community representative and the establishment of a mandate to sensitise the local communities prior to any project activities

•          Monitoring and auditing to commence at project preparation phase

•          Compilation of Standard Operating Procedures for Environmental and Social aspects requiring direct management and intervention

•          It is recommended that actual activity data, (e.g. kilometres travelled, or litres of diesel consumed) for a financial year is used when a Green House Gas (“GHG”) assessment is being calculated. Given that this project involves an estimation of a future GHG assessment for activities yet to begin, a series of assumptions have been made in order to obtain the activity data required to undertake this calculation

•          Community recruitment, skills development and training should begin at project preparation phase

1.19.8	Permitting

•          An application for the exploration permit in Energizer’s name is a critical step in the larger permitting and licensing regime and requires early attention and dedicated involvement

•          Security of land tenure is a process and is estimated to take 7 months, thus this process should be commissioned as early as possible

•          Application for all other necessary permits (water use, construction, mineral processing, transportation, export, labour etc should be undertaken within the ESIA review period (6 months), which is expected to be from March till August 2015

•          Compilation of a comprehensive legal register

•          Municipal elections are scheduled for July 2015. It is recommended that all above-mentioned permitting processes should commence prior to and in anticipation of these elections

The permitting and licensing of the proposed Molo Graphite Project requires dedicated attention to ensure consistent momentum in application for and delivery of permits and licenses. This is extremely relevant within the Malagasy context.

1.19.9	Tailings

Additional work required during detailed design of the TSF and adjacent RWD is as follows:

•          The full rheology and beaching characteristics for the tailings are not known which leaves uncertainties regarding the optimum deposition design. This will need to be investigated via large scale tests once suitably sized pilot process plant samples are available. It should be noted that such large scale tests will also provide additional more representative samples which can be used to carry out further testing of other tailings characteristics, such as consolidation, permeability and shear strength, which should be used to validate / revise the assumptions made for the stability assessments, seepage / drainage assessments and water balance

•          The geotechnical investigation was carried out for the general TSF area only, and was not focused on the specific design elements as the location of these was not known at the time. Additional focused geotechnical investigations will be required to confirm the geotechnical conditions at specific locations

•          The depth to groundwater is not known in the immediate vicinity of the RWD. In the event that ground water is shallow, it may not be possible to excavate the RWD basin to the required depth without employing dewatering measures, or alternatively constructing an additional RWD downstream. The depth to groundwater and any seasonal fluctuations will need to be investigated by installation of a groundwater monitoring borehole, which must be monitored during the wet season

•          Water quality data is required over a period of time to provide a baseline for comparison once the TSF is commissioned. To provide the necessary baseline data, regular ground and surface water monitoring must be carried out leading up to the date when the TSF is commissioned

•          The overall design will need to be developed to a level required for construction and to optimise the design with regard to technical, environmental and economic considerations, whilst taking due cognisance of additional information made available, including the additional studies detailed”

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LEGAL PROCEEDINGS

We are currently not involved in any litigation that we believe could have a materially adverse effect on our financial condition or results of operations. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our company or any of our subsidiaries, threatened against or affecting our company, our common shares, any of our subsidiaries or of our company’s or our company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

MANAGEMENT

Our directors hold office until the next annual meeting of the stockholders and the election and qualification of their successors. Officers are elected annually by the Board of Directors and serve at the direction of the Board of Directors.

The following table sets forth the name, age, and position of each executive officer and director the Company as at September 19, 2014.

Name	Age	Position
V. Peter Harder	62	Chairman of the Board of Directors and Director
Richard E. Schler	61	Chief Executive Officer and Director
Craig Scherba	42	President, Chief Operating Officer and Director
John Sanderson	79	Vice Chairman and Director
Robin Borley	46	Senior Vice President of Mine Development and Director
Peter Liabotis	44	Chief Financial Officer
Quentin Yarie	49	Senior Vice President of Exploration and Director
Dean Comand	48	Director
Dalton Larson	74	Director
Albert A. Thiess, Jr.	67	Director

Directors of the Company hold their offices until the next annual meeting of the Company’s shareholders and until their successors have been duly elected and qualified or until their earlier resignation, removal of office or death. Executive officers of the Company are elected by the board of directors to serve until their successors are elected and qualified. There are no family relationships between any director or executive officer of the Company.

V. Peter Harder, LL.D, M.A., B.A. (Hons) (Manotick, Canada): Mr. Harder was appointed Chairman of the Board of Directors during September 2013 and has served as a director of our Company since July 2009. He is a Senior Policy Advisor to Denton Canada (“Dentons”), a Canadian national law firm and international affiliation. Prior to joining Dentons, Mr. Harder was a long-serving Deputy Minister in the Government of Canada. First appointed a Deputy Minister in 1991, he served as the most senior public servant in a number of federal departments including Treasury Board, Solicitor General, Citizenship and Immigration, Industry and Foreign Affairs and International Trade. At Foreign Affairs, Mr. Harder assumed the responsibilities of the Personal Representative of the Prime Minister to three G8 Summits (Sea Island, Gleneagles and St. Petersburg). Mr. Harder is also a director of Power Financial Corporation (TSX: PWF), IGM Financial Corporation (TSX: IGM), Telesat Canada, Northland Power Inc. (TSX: NPI), Timberwest Forest Company and Magna International Inc. (TSX: MG, NYSE: MGA). In 2008, Mr. Harder was elected the President of the Canada China Business Council (CCBC).

John Sanderson Q.C. (Vancouver, Canada): Mr. Sanderson has been the Company’s Vice Chairman of the Board since October 2009 and a director of our Company since January 2009. Mr. Sanderson was Chairman of the Board of the Company from January 2009 to September 2009. Mr. Sanderson is a chartered mediator, chartered arbitrator, consultant and lawyer called to the bar in the Canadian provinces of Ontario and British Columbia. Mr. Sanderson’s qualifications to serve as a director include his many years of legal and mediation experience in various industries. He has acted as mediator, facilitator and arbitrator across Canada, and internationally, in numerous commercial transactions, including insurance claims, corporate contractual disputes, construction matters and disputes, environmental disputes, inter-governmental disputes, employment matters, and in relation to aboriginal claims. He has authored and co-authored books on the use and value of dispute resolution systems as an alternative to the courts in managing business and legal issues.

Richard Schler, MBA (Toronto, Canada): Mr. Schler was appointed Chief Executive Officer in September 2013 and has been a director since April 2006. He has previously held other senior positions with the Company, including the roles of Executive Vice-President and Chief Financial Officer. Mr. Schler also currently serves as a director and Chief Executive Officer of MacDonald Mines Exploration Ltd., Honey Badger Exploration Inc. and Red Pine Exploration Inc, all of which are resource exploration companies trading on the TSX - Venture Exchange headquartered in Toronto, Canada. Before joining these companies, Mr. Schler held various senior management positions with noted corporations. He has over 25 years of experience in the manufacturing sector. Mr. Schler is experienced in financial management and business operations and has been successful in raising funds in the capital markets.

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Craig Scherba, P.Geol. (Oakville, Canada): Mr. Scherba was appointed as our President and Chief Operating Officer during September 2012 and a director during January 2010. Mr. Scherba served as Vice President, Exploration of the Company from January 2010 to September 2012. . Mr. Scherba has been a professional geologist (P. Geol.) since 2000, and his expertise includes supervising large Canadian and international exploration. Mr. Scherba also serves as Vice President, Exploration of MacDonald Mines Exploration Ltd, Red Pine Exploration Inc. and Honey Badger Exploration Inc which are resource exploration company trading on the TSX - Venture Exchange. In addition, Mr. Scherba was professional geologist with Taiga Consultants Ltd. (“Taiga”), a mining exploration consulting company from March 2003 to December 2009. He was a managing partner of Taiga between January 2006 and December 2009. Mr. Scherba was an integral member of the exploration team that developed Nevsun Resources’ high grade gold, copper and zinc Bisha project in Eritrea. While at Taiga, Mr. Scherba served as the Company’s Country and Exploration Manager in Madagascar during its initial exploration stage.

Robin Borley (Johannesberg, South Africa): Mr. Borley was appointed our Senior Vice President (“SVP”) of Mine Development during December 2013. Mr. Borley is a Graduate mining engineering professional and a certified mine manager with more than 25 years of international mining experience building and operating mining ventures. He has held senior management positions both internationally and within the South African mining industry. Until October 2014, Mr. Borley served as Mining Director for DRA Mineral Projects. In addition, Mr. Borley was instrumental as the COO of Red Island Minerals in a developing a Madagascar coal venture. His diverse career has spanned resource project management, evaluation, exploration and mine development. Robin has completed several mine evaluations including operational and financial evaluations of new and existing operations across a diverse range of resource sectors. He has experience in the management of underground and surface mining operations from both the contractor and owner miner environments. From 2006 through to 2012, Robin participated in the BEE management buy-out transaction of the Optimum Colliery mining property from BHP, through its independent listing and its ultimate sale to Glencore in December 2012.

Peter Liabotis, CPA, CA (Oakville, Canada): Mr. Liabotis was appointed as our Chief Financial Officer (“CFO”) & SVP during September 2012 and prior to that was our Vice President – Finance from October 2009 to August 2012. Mr. Liabotis is currently the CFO & SVP of Red Pine Exploration Inc., MacDonald Mines Exploration Ltd., and Honey Badger Exploration Inc., all of which are resource exploration companies trading on the TSX - Venture Exchange. From August 2008 to September 2009 Mr. Liabotis worked as controller for EFG Wealth Management (Canada). From July 1998 through July 2008, Mr. Liabotis was the CFO & SVP of Olympia Capital, a Bermuda corporation leading the sale of this business to a French Bank. Prior to July 1998, Mr. Liabotis worked for two years at PriceWaterhouseCoopers in Bermuda and two years with KPMG in Canada Mr. Liabotis is a member of the Board of Directors of Honey Badger Exploration, Inc. Mr. Liabotis is a Chartered Professional Accountant (through the Chartered Professional Accountants of Ontario), received his Bachelor of Commerce, Honours from the University of Windsor and received his Bachelor of Arts from the Western University (in Ontario, Canada).

Quentin Yarie, P.Geol. (Toronto, Canada): Mr. Yarie has served as a director of our Company since 2008. Mr. Yarie is an experienced geophysicist and a successful entrepreneur with over 20 years’ experience in mining and environmental/engineering. Mr. Yarie has project management and business development experience as he has held positions of increasing responsibility with a number of Canadian-based geophysical service providers. Since January 2010, Mr. Yarie has been Senior Vice President Exploration for MacDonald Mines Exploration Ltd, Red Pine Exploration Inc. and Honey Badger Exploration Inc all listed on the TSX-Venture Exchange headquartered in Toronto, Canada. From October 2007 to December 2009, Mr. Yarie was a business development officer with Geotech Ltd, a geo-physical airborne survey company. From September 2004 to October 2007, Mr. Yarie was a senior representative of sales and business development for Aeroquest Limited. From 1992-2001, he was a partner of a specialized environmental and engineering consulting group where he managed a number of large projects including the ESA of the Sydney Tar Ponds, the closure of the Canadian Forces Bases in Germany and the Maritime and Northeast Pipeline project.

Dean Comand (Ancaster, Canada): Mr. Comand is a former executive of Sherritt International, where he held the position of Vice President of Operations for Sherritt’s Madagascar Ambatovy Project, which is one of the largest lateritic nickel mines in the world. Ambatovy is a joint venture between Sherritt International, Japan’s Sumitomo Corp, Korea’s Resources Corp (KORES) and Canada’s SNC Lavalin Inc.. Mr Comand is a Professional Engineer (P.Eng) and Certified Engineering Technologist (CET) who earned his Maintenance Manager Professional Designation (MMP) license in 2006 and his Charter Director designation (C.Dir) in 2012. He is currently consulting for numerous clients around the world in the mining and energy sectors. Mr. Comand spent the past 3.5 years in Madagascar and successfully led the organization through construction, commissioning and operations of the project to commercial production. Throughout his career he has consistently held senior positions in complex operations, business development, environmental management, maintenance, and project construction. Mr. Comand, P. Eng, CET MMP CDir, is a Mechanical Engineer with extensive Madagascar mining operations experience and holds his P. Eng designation in the province of Ontario as well as designation as a Certified Engineering Technologist.

Dalton Larson (Surrey, Canada): Mr. Larson is a Canadian attorney with more than 35 years as a member of the Law Society of British Columbia and has significant experience in the capital markets, specifically the equity and debt sectors. Mr. Larson is a former partner of a major Vancouver Law firm, now McMillan LLP and currently maintains a private practice along with a successful investment business. As an expert in alternate dispute resolution, Dalton has extensive experience as a professional arbitrator and mediator. He holds a Master’s Degree in law from the University of London, England and has served more than 25 years as a director of several investment funds managed by the CW Funds group of companies, affiliated with Ventures West Management Inc., which was one of the largest venture capital firms in Canada. He has served as Chairman of the Board of Directors of a Philippine ethanol company and was a founding shareholder and first Chairman of the Board of Directors of the First Coal Corporation, which started operations in 2004 and raised in excess of $65 million in equity to finance its development activities. This company was sold to Xstrata in 2011 for in excess of $150 million.

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Albert A. Thiess, Jr. (Bluffton, United States of America): Mr. Thiess was appointed a Director during May 2012. Mr. Thiess brings over 35 years of accounting, finance and management experience to the Company. Mr. Thiess served as an audit partner in Coopers & Lybrand, LLP and with PricewaterhouseCoopers LLP following the merger of those firms in 1998. He served clients in the automotive, banking, retail and manufacturing industries, as well as serving as the Managing Partner of the Detroit, Michigan and Los Angeles, California offices. He also was elected to the Governing Council of Coopers & Lybrand. Following the merger with PricewaterhouseCoopers, Mr. Thiess managed various global functions for the newly merged firm.

Arrangements between Directors and Officers

To our knowledge, there is no arrangement or understanding between any of our officers and any other person pursuant to which the officer was selected to serve as an officer.

Legal Proceedings, Cease Trade Orders and Bankruptcy

To the best of the Company’s knowledge, during the past ten years, none of the following occurred with respect to a director or executive officer of the Company: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of any competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; (4) being found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the commodities futures trading commission to have violated a Federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated; (5) being subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation or any law or regulation respecting financial institutions or insurance companies or prohibiting mail or wire fraud or fraud in connection with any business entity; or (6) being subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity of the Commodity Exchange Act, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Audit Committee and Audit Committee Financial Expert

The Company has an audit committee comprised of John Sanderson, Peter Harder and Albert A. Thiess, Jr., all of whom are financially literate. Each are independent directors as they do not have involvement in the day-to-day operations of the Company. The audit committee is a key component of the Company’s commitment to maintaining a higher standard of corporate responsibility.

The audit committee assists our board of directors in its oversight of the company’s accounting and financial reporting processes and the audits of the company’s financial statements, including (i) the quality and integrity of the company’s financial statements, (ii) the company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence and (iv) the performance of the company’s internal audit functions and independent auditors, as well as other matters which may come before it as directed by the board of directors. Further, the audit committee, to the extent it deems necessary or appropriate, among its several other responsibilities, shall:

•          be responsible for the appointment, compensation, retention, termination and oversight of the work of any independent auditor engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company;

•          discuss the annual audited financial statements and the quarterly unaudited financial statements with management and, if necessary the independent auditor prior to their filing with the SEC in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q;

•          review with the company’s financial management on a periodic basis (a) issues regarding accounting principles and financial statement presentations, including any significant changes in the company’s selection or application of accounting principles, and (b) the effect of any regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the company;

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•          monitor the Company’s policies for compliance with federal, state, local and foreign laws and regulations and the Company’s policies on corporate conduct;

•          maintain open, continuing and direct communication between the board of directors, the committee and both the company’s independent auditors and its internal auditors; and

•          monitor our compliance with legal and regulatory requirements, with the authority to initiate any special investigations of conflicts of interest, and compliance with federal, state and local laws and regulations, including the Foreign Corrupt Practices Act.

Code of Ethics

The Company has adopted a code of business conduct and ethics that applies to its directors, officers, and employees, including its principal executive officers, principal financial officer, principal accounting officer, controller or persons performing similar functions. If we make substantive amendments to the Code of Ethics for Senior Financial Officers or the Code of Business Conduct and Ethics or grant any waiver, including any implicit waiver, we will disclose the nature of such amendment or waiver on our website or in a report on Form 8-K within four days of such amendment or waiver.

EXECUTIVE COMPENSATION

Summary Compensation

The table below sets forth certain summary information concerning the compensation paid or accrued during each of our last three completed fiscal years to our principal executive officer and four other most highly compensated executive officers who received compensation over $100,000 for the fiscal year ended June 30, 2013 (collectively, the “Named Executive Officers” or “NEO”):

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Award ($) Note 6	Option Award ($)	Non Equity Inventive Plan Compensaton ($)	Change in Pension Value and Non Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) NOTE 1	Total ($) NOTE 1
Richard E. Schler, CEO and Director **	2014	218,955(3)	0	0	0	0	0	84,174 (1)	303,129 (1)
	2013	197,008 (5)	0	0	0	0	0	280,428 (1)	477,438 (1)
	2012	201,407 (4)	0	0	0	0	0	557,033 (1)	758,440 (1)

Craig Scherba President, COO and Director	2014	167,305(3)	0	0	0	0	0	61,566 (1)	228,871 (1)
	2013	130,000 (5)	0	0	0	0	0	134,700 (1)	264,700 (1)
	2012	105,214 (4)	0	0	0	0	0	260,035 (1)	365,249 (1)

Robin Borley, SVP and Director***	2014	116,900(3)	0	0	0	0	0	26,820 (1)	143,720 (1)
	2013	0	0	0	0	0	0	0	0
	2012	0	0	0	0	0	0	0	0

Peter Liabotis, Chief Financial Officer	2014	210,055 (3)	0	0	0	0	0	58,755 (1)	268,810 (1)
	2013	171,500 (5)	0	0	0	0	0	98,780 (1)	270,280 (1)
	2012	168,764 (4)	0	0	0	0	0	247,975 (1)	416,739 (1)

Brent Nykoliation, SVP	2014	210,259 (3)						61,825 (1)	272,084 (1)
	2013	190,009 (5)	0	0	0	0	0	125,720 (1)	315,729 (1)
	2012	162,085 (4)	0	0	0	0	0	275,345 (1)	437,430 (1)

Kirk McKinnon, Former CEO and Director*	2014	496,574 (7)	0	0	0	0	0	44,932 (1)	541,506 (1)
	2013	268,360 (5)	0	0	0	0	0	380,118 (1)	648,478 (1)
	2012	248,207 (4)	0	0	0	0	0	739,062 (1)	987,269 (1)

*	Mr. McKinnon resigned as Chief Executive Officer and Chairman of the Board of Directors on September 12, 2013.
**	Mr. Schler was appointed Chief Executive Officer on September 19, 2013.
***	Mr. Borley was appointed Senior Vice President of Mine Development and a Director on December 1, 2013.
(1)	The values in the “All Other Compensation” above do not represent a cash payment of any kind. Rather these values represent the calculated Black-Scholes theoretical value of granted options. It is important to note that these granted options may or may not
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ever be exercised. Whether granted options are exercised or not will be based primarily, but not singularly, on the Company’s future stock price and whether the granted options become “in-the-money”. If these granted options are unexercised and expire, the cash value or benefit to the above noted individuals is $nil.

(2)	Shares valued at $0.17 per share based on quoted market price issued to these individuals and/or to companies controlled by them.
(3)	Salary and/or consulting fees paid and accrued for the fiscal year ended June 30, 2014.
(4)	Salary and/or consulting fees paid and accrued for the fiscal year ended June 30, 2012.
(5)	Salary and/or consulting fees paid and accrued for the fiscal year ended June 30, 2013.
(6)	The amounts, if any, in the “Stock Awards” column of the “Summary Compensation” table have been calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 and there are no awards subject to performance conditions.
(6)	Includes full severance amount in fiscal 2014, of which $264,922 was due to be paid in fiscal 2015.

Employment Agreements

The Company does not have an employment agreement or consulting agreement with Messrs. Schler, Scherba, Liabotis or Nykoliation. Each receives consulting fees and/or monthly salaries. Mr. Schler was appointed Chief Executive Officer on September 19, 2013. Messrs. Schler and Borley receive approximately $17,000 per month. Messrs. Scherba, Liabotis and Nykoliation receive approximately Cdn$12,000 per month. Compensation for these individuals varies from month to month depending on various factors.

Outstanding Stock Options and Stock Appreciation Rights Grants

Outstanding stock options granted to Named Executive Officers (“NEO’s”) and Directors as at June 30, 2014 are as follows:

	Option Awards
Name	No. of Securities Underlying Unexercised Options Exercisable (#)	No. of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Richard E. Schler, NEO	600,000 225,000 200,000 1,340,000 675,000 650,000 170,000 200,000 475,000	0	0	0.30 0.20 0.21 0.28 0.29 0.21 0.11 0.15 0.18	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 July 13, 2016 Feb 27, 2018 July 9, 2018 Sept 19, 2018 Jan 10, 2019
Craig Scherba, NEO	350,000 200,000 200,000 400,000 750,000 180,000 500,000	0	0	0.30 0.20 0.21 0.28 0.21 0.11 0.18	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 Feb 27, 2018 July 9, 2018 Jan 10, 2019
Peter Liabotis, NEO	350,000 200,000 200,000 350,000 550,000 150,000 500,000	0	0	0.30 0.20 0.21 0.28 0.21 0.11 0.18	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 Feb 27, 2018 July 9, 2018 Jan 10, 2019
Robin Borley, NEO	125,000 75,000 300,000	0	0	0.28 0.21 0.18	March 7, 2017 Feb 27, 2018 Jan 10, 2019
Brent Nykoliation, NEO	450,000 200,000 200,000 350,000 700,000 175,000 75,000 400,000	0	0	0.30 0.20 0.21 0.28 0.21 0.11 0.15 0.18	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 Feb 27, 2018 July 9, 2018 Sept 19, 2018 Jan 10, 2019
Kirk McKinnon, Former NEO	675,000 575,000 650,000 1,420,000 975,000 800,000 170,000 225,000	0	0	0.30 0.20 0.21 0.28 0.29 0.21 0.11 0.15	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 July 13, 2016 Feb 27, 2018 July 9, 2018 Sept 19, 2018

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The Company has no stock appreciation rights.

Outstanding Stock Awards at Year End

There were no outstanding stock awards as at June 30, 2014.

Options Exercises and Stocks Vested

No options were exercised and no stocks vested during the year ended June 30, 2014.

Grants of Plan-Based Awards

There were no grants of plan-based awards to a named executive officer during the year ended June 30, 2014.

Non Qualified Deferred Compensation

As at June 30, 2014, the Company had no formalized deferred compensation plan.

Long-Term Incentive Plan Awards Table

There are no Long-Term Incentive Plans in place at this time.

Aggregated Option Exercises and Fiscal Year-End Option Values

On March 9, 2006, the Company filed a Form S-8 registration statement in connection with its newly adopted 2006 Stock Option Plan (the “2006 Plan”) allowing for the direct award of shares or granting of stock options to acquire up to a total of 2,000,000 common shares. On December 18, 2006, February 16, 2007, July 11, 2007, September 29, 2009, May 3, 2011, March 1, 2012, February 27, 2013, and December 23, 2013, the 2006 Plan was amended to increase the stock option pool by a total of 35,500,000 additional common shares. The following table summarizes the continuity of the Company’s stock options:

	Number of Shares	Weighted average exercise price ($)
Outstanding June 30, 2012	23,690,000	0.29
Granted	7,595,000	0.23
Exercised	(700,000)	0.15
Expired	(1,695,000)	0.15
Cancelled	(1,750,000)	0.32
Outstanding, June 30, 2013	27,140,000	0.28
Granted	7,130,000	0.16
Expired	(5,600,000)	0.39
Cancelled	(200,000)	0.26
Outstanding, June 30, 2014	28,470,000	0.23

Additional information regarding options outstanding as at June 30, 2014 is as follows:

	Outstanding			Exercisable
Exercise Price	Number of shares	Weighted average life in years	Weighted average exercise price	Number of shares	Weighted average exercise price
0.30	3,700,000	2.01	0.30	3,700,000	0.30
0.29	1,695,000	2.04	0.29	1,695,000	0.29
0.20	1,800,000	2.32	0.20	1,800,000	0.20
0.21	2,240,000	2.42	0.21	2,240,000	0.21
0.28	5,850,000	2.69	0.28	5,850,000	0.28
0.23	180,000	2.90	0.23	180,000	0.23
0.21	5,875,000	3.67	0.21	5,875,000	0.21
0.11	1,255,000	4.03	0.11	1,255,000	0.11
0.15	750,000	4.22	0.15	750,000	0.15
0.13	250,000	4.28	0.13	250,000	0.13
0.18	4,625,000	4.53	0.18	4,625,000	0.18
0.18	250,000	4.61	0.18	250,000	0.18

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The following are changes in the number of stock options outstanding subsequent to the Company’s June 30, 2014 year end, and as of the date of this report, 9,280,00 stock options were used at prices between $0.15 to $0.20 and expiry dates between July 3, 2019  and February 26, 2020, and a total of 2,385,000 stock options have been cancelled.

As a result of these transactions, 35,365,000 stock options were outstanding as of the date of this report.

Compensation of Directors

Directors who provide services to the Company in other capacities has been previously reported under “Summary Compensation”. The following table summarizes compensation paid to or earned by our directors who are not Named Executive Officers for their service as directors of our company during the fiscal year ended June 30, 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Comp-ensation ($)	Total (1) ($)
John Sanderson, Director	0	0	44,548 (1)	0	0	0	44,548 (1)
Quentin Yarie, Director	154,296	0	53,810 (1)	0	0	0	208,106 (1)
V. Peter Harder, Director	0	0	52,243 (1)	0	0	0	52,243 (1)
Johann de Bruin, Director	0	0	11,175 (1)	0	0	0	11,175 (1)
Albert A. Thiess, Jr, Director	0	0	13,518 (1)	0	0	0	13,518 (1)

(1)	The values in the “Option Awards” and included within the “Total” columns above do not represent a cash payment of any kind. Rather these values represent the calculated Black-Scholes theoretical value of granted options. It is important to note that these granted options may or may not ever be exercised. Whether granted options are exercised or not will be based primarily, but not singularly, on the Company’s future stock price and whether the granted options become “in-the-money”. If these granted options are unexercised and expire, the cash value or benefit to the above noted individuals is $nil.

Pension Benefits

As of June 30, 2014, the Company had no pension or retirement plans.

Equity Compensation Plan Information

The following table sets forth information as of June 30, 2014 for all compensation plans not directly approved by the Company’s security holders but issued pursuant to the shareholder approved Amended and Restated Stock Option Plan. Options reported below were issued under the Company’s Plan.

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Option Awards as of June 30, 2014
Name	No. of Common shares Underlying Unexercised Common shares Purchase Options Exercisable (#)	Date of Grant	Additional Consideration to be Received Upon Exercise or Material Conditions required to Exercise	Option Exercise Price ($)	Value Realized if Exercised ($) *	Option Expiration Date
Richard Schler, NEO	600,000 225,000 200,000 1,340,000 675,000 650,000 170,000 200,000 475,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 July 13, 2012 Feb 27, 2013 July 9, 2013 Sept 19, 2013 Jan 10, 2014	None. None. None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.29 0.21 0.11 0.15 0.18	0 0 0 0 0 0 3,400 0 0	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 July 13, 2017 Feb 27, 2018 July 9, 2018 Sept 19, 2018 Jan 10, 2019
Craig Scherba, NEO	350,000 200,000 200,000 400,000 750,000 180,000 500,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 Feb 27, 2013 July 9, 2013 Jan 10, 2014	None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.21 0.11 0.18	0 0 0 0 0 3,600 0	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 Feb 27, 2018 July 9, 2018 Jan 10, 2019
Peter Liabotis, NEO	350,000 200,000 200,000 350,000 550,000 150,000 500,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 Feb 27, 2013 July 9, 2013 Jan 10, 2014	None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.21 0.11 0.18	0 0 0 0 0 3,000 0	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 Feb 27, 2018 July 9, 2018 Jan 10, 2019
Robin Borley, NEO	125,000 75,000 300,000	March 7, 2012 Feb 27, 2013 Jan 10, 2014	None. None. None.	0.28 0.21 0.18	0 0 0	March 7, 2017 Feb 27, 2018 Jan 10, 2019
Brent Nykoliation, NEO	450,000 200,000 200,000 350,000 700,000 175,000 75,000 400,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 Feb 27, 2013 July 9, 2013 Sept 19, 2013 Jan 10, 2014	None. None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.21 0.11 0.15 0.18	0 0 0 0 0 3,500 0 0	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 Feb 27, 2018 July 9, 2018 Sept 19, 2018 Jan 10, 2019
Quentin Yarie, Director	300,000 50,000 150,000 300,000 300,000 100,000 50,000 425,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 Feb 27, 2013 July 9, 2013 Sept 19, 2013 Jan 10, 2014	None. None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.21 0.11 0.15 0.18	0 0 0 0 0 2,000 0 0	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 Feb 27, 2018 July 9, 2018 Sept 19, 2018 Jan 10, 2019
V. Peter Harder, Director	225,000 25,000 75,000 100,000 275,000 25,000 250,000 250,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 Feb 27, 2013 July 9, 2013 Oct 9, 2013 Jan 10, 2014	None. None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.21 0.11 0.13 0.18	0 0 0 0 0 500 0 0	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 Feb 27, 2018 July 9, 2018 Oct 9, 2018 Jan 10, 2019
John Sanderson, Director	125,000 50,000 50,000 100,000 100,000 25,000 50,000 400,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 Feb 27, 2013 July 9, 2013 Sept 19, 2013 Jan 10, 2014	None. None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.21 0.11 0.15 0.18	0 0 0 0 0 500 0 0	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 Feb 27, 2018 July 9, 2018 Sept 19, 2018 Jan 10, 2019
Johann de Bruin, Director	200,000 100,000 125,000	March 7, 2012 Feb 27, 2013 Jan 10, 2014	None. None. None.	0.28 0.21 0.18	0 0 0	March 7, 2017 Feb 27, 2018 Jan 10, 2019
Albert A. Thiess, Jr., Director	180,000 100,000 25,000 125,000	May 23, 2012 Feb 27, 2013 July 9, 2013 Jan 10, 2014	None. None. None. None.	0.23 0.21 0.11 0.18	0 0 500 0	May 23, 2017 Feb 27, 2018 July 9, 2018 Jan 10, 2019
Kirk McKinnon, Former NEO	675,000 575,000 650,000 1,420,000 975,000 800,000 170,000 225,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 July 13, 2012 Feb 27, 2013 July 9, 2013 Sept 19, 2013	None. None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.29 0.21 0.11 0.15	0 0 0 0 0 0 3,400 0	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 July 13, 2017 Feb 27, 2018 July 9, 2018 Sept 19, 2018
*	Based on a closing price of $0.13 on June 30, 2014 and presuming all options are exercised.

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	Option Awards as of June 30, 2014
Name	No. of Common shares Underlying Unexercised Common shares Purchase Options Exercisable (#)	Date of Grant	Additional Consideration to be Received Upon Exercise or Material Conditions required to Exercise	Option Exercise Price ($)	Option Expiration Date
Current Named Executive Officers, as a group on June 30, 2014 (5 persons): Richard Schler**; Craig Scherba, Peter Liabotis, Robin Borley, Brent Nykoliation.	1,750,000 825,000 800,000 2,565,000 675,000 2,725,000 65,000 275,000 2,175,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 July 13, 2012 Feb 27, 2013 July 9, 2013 Sept 19, 2013 Jan 10, 2014	None. None. None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.29 0.21 0.11 0.15 0.18	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 July 13, 2017 Feb 27, 2018 July 9, 2018 Sept 19, 2018 Jan 10, 2019
Total NEO’s on June 30, 2014, as a group (5 persons)			12,465,000
All current Directors who are not NEO’s or executive officers as a group on June 30, 2014 (5 persons) - V. Peter Harder, John Sanderson, Johann de Bruin, Albert A. Thiess, Jr., Quentin Yarie.	650,000 125,000 275,000 700,000 180,000 875,000 175,000 100,000 250,000 1,325,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 May 23, 2012 Feb 27, 2013 July 9, 2013 Sept 19, 2013 Oct 9, 2013 Jan 10, 2014	None. None. None. None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.23 0.21 0.11 0.15 0.13 0.18	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 May 23, 2017 Feb 27, 2018 July 9, 2018 Sept 19, 2018 Oct 9, 2018 Jan 10, 2019
Total all current Directors who are not NEO’s or executive officers as a group on June 30, 2014 (5 persons)			4,655,000
All Directors (8 persons) - V. Peter Harder, John Sanderson, Richard Schler, Craig Scherba, Robin Borley, Johann de Bruin, Albert A. Thiess, Jr., Quentin Yarie.	1,600,000 550,000 675,000 2,565,000 675,000 180,000 2,350,000 525,000 300,000 250,000 2,600,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 July 13, 2012 May 23, 2012 Feb 27, 2013 July 9, 2013 Sept 19, 2013 Oct 9, 2013 Jan 10, 2014	None. None. None. None. None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.29 0.23 0.21 0.11 0.15 0.13 0.18	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 July 13, 2017 May 23, 2017 Feb 27, 2018 July 9, 2018 Sept 19, 2018 Oct 9, 2018 Jan 10, 2019
Total All nominees for Directors on June 30, 2014 (8 persons)			12,270,000
All employees (excluding all Named Executive Officers as they also serve as executive officers and/or directors), plus Kirk McKinnon, Former NEO as a group.	900,000 640,000 685,000 1,810,000 975,000 1,275,000 230,000 300,000 550,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 July 13, 2012 Feb 27, 2013 July 9, 2013 Sept 19, 2013 Jan 10, 2014	None. None. None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.29 0.21 0.11 0.15 0.18	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 July 13, 2017 Feb 27, 2018 July 9, 2018 Sept 19, 2018 Jan 10, 2019
Total employees (excluding all NEO’s as they serve as executive officers) as a group on June 30, 2014			7,365,000
Outstanding Options - all parties	3,700,000 1,800,000 2,240,000 5,850,000 1,695,000 180,000 5,875,000 1,255,000 750,000 250,000 4,625,000 250,000	July 1, 2011 Oct 24, 2011 Dec 1, 2011 March 7, 2012 July 13, 2012 May 23, 2012 Feb 27, 2013 July 9, 2013 Sept 19, 2013 Oct 9, 2013 Jan 10, 2014 Feb 6, 2014	None. None. None. None. None. None. None. None. None. None. None. None.	0.30 0.20 0.21 0.28 0.29 0.23 0.21 0.11 0.15 0.13 0.18 0.18	July 1, 2016 Oct 24, 2016 Dec 1, 2016 March 7, 2017 July 13, 2017 May 23, 2017 Feb 27, 2018 July 9, 2018 Sept 19, 2018 Oct 9, 2018 Jan 10, 2019 Feb 6, 2019
Total Options as of June 30, 2014 (all parties)			33,070,000
*	Mr. McKinnon resigned as Chief Executive Officer and Chairman of the Board of Directors on September 12, 2013.
**	Mr. Schler was appointed Chief Executive Officer on September 19, 2013.

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In addition, please note the following:

•          There are no associates of any such directors, executive officers, or nominees to that have or are to receive options or any other person who received or is to receive 5 percent of such options, warrants or rights

•          All of the stock options in the above noted table are convertible into common shares.

•          The exercise price of all of the stock options noted above were based on the closing price the date before the granting of the stock option.

•          There are no cashless or other provisions aside from the right for the holder of the stock option to exercise.

•          All NEO’s provide the Company services on an ongoing basis.

•          Messrs Harder, Sanderson, Yarie and Thiess provide director services on an ongoing basis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common shares as of June 15, 2015, by: (i) each person who is known by the Company to own beneficially more than 5% of our common shares; (ii) each director of the Company; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers of the Company as a group.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. The Company believes that each individual or entity named has sole investment and voting power with respect to the securities indicated as beneficially owned by them, subject to community property laws, where applicable, except where otherwise noted. The “Number of Common Shares Beneficially Owned” in calculated based on total shares held plus warrants held (plus stock options entitled to exercise).

Name and Address of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Outstanding Common Shares Beneficially Owned(1)
V. Peter Harder, Chairman of the Board, Director 5538 Pattapiece Crescent Manotick, Ontario, Canada (2) (15)	2,125,000	0.7%
John Sanderson, Vice-Chairman of the Board & Director 1721 – 27th Street West Vancouver, BC, Canada (3) (14) (15)	1,700,000	0.5%
Richard Schler, Chief Executive Officer & Director 80 Greybeaver Trail Toronto, Ontario, Canada (4) (15)	10,860,000	3.4%
Craig Scherba, President, COO & Director 1480 Willowdown Road, Oakville, Ontario, Canada (5) (15)	4,200,000	1.3%
Robin Borley, SVP Mine Development & Director Waterfall Country Estate, Gauteng, South Africa (6) (15)	850,000	0.3%
Peter Liabotis, Chief Financial Officer & SVP 2261 Rockingham Drive, Oakville, Ontario, Canada (7) (15)	4,031,000	1.3%
Quentin Yarie, SVP Exploration & Director 196 McAllister Road North York, Ontario (8) (15)	3,350,000	1.1%
Albert A. Thiess, Jr., Director 8 Lawson’s Pond Court Bluffton, SC, USA (9) (14) (15)	725,000	0.2%
Brent Nykoliation, SVP 161 Fallingbrook Road Toronto, Ontario, Canada (10) (15)	4,975,000	1.6%
Dean Comand, Director 131 Garden Avenue Ancaster, Ontario, Canada (11) (14) (15)	400,000	0.1%
Dalton Larson, Director 3629 Canterbury Drive Surrey, BC, Canada (12) (15)	1,300,000	0.4%
All directors and executive officers as a group (11 persons)	34,516,000	10.9%
JPMorgan Asset Management (UK) Limited 270 Park Ave New York, NY 10017 (16)	33,393,600	9.7%
VR Global Partners, LP Intertrust Corporate Services (Cayman) Ltd. 190 Elgin Ave. Georgetown, Grand Cayman, KY1-9005 Cayman Islands	40,509,570	11.6%

61

Sources – www.sedi.ca, U.S. regulatory filings, internal schedules and the Company’s registered shareholder list.

(1)	Denominator used for calculation is each individual’s or entity’s Unit Shares plus the Company’s current outstanding common shares of 309,384,672 (assuming conversion of the special warrants).
(2)	Total includes 350,000 common shares and 1,775,000 common shares purchase options exercisable between $0.11 and $0.30 per share with expiry dates between July 1, 2016 and February 26, 2020.
(3)	Total includes 250,000 common shares and 1,450,000 common shares purchase options exercisable between $0.11 and $0.30 per share with expiry dates between July 1, 2016 and February 26, 2020.
(4)	Total include items held by “Sarmat Resources Inc.”, a related company, plus certain family members holdings. Includes 4,460,000 common shares, 300,000 common share purchase warrants and 6,100,000 common shares purchase options exercisable between $0.11 and $0.30 per share with expiry dates between July 1, 2016 and February 26, 2020.
(5)	Total includes 600,000 common shares, 300,000 common share purchase warrants and 3,300,000 common shares purchase options exercisable between $0.11 and $0.30 per share with expiry dates between July 1, 2016 and February 26, 2020.
(6)	Total includes 850,000 common shares purchase options exercisable between $0.20 and $0.28 per share with expiry dates between March 7, 2017 and February 26, 2020.
(7)	Total includes 731,000 common shares, 300,000 common share purchase warrants and 3,000,000 common shares purchase options exercisable between $0.11 and $0.30 per share with expiry dates between July 1, 2016 and February 26, 2020.
(8)	Total includes 825,000 common shares, 250,000 common share purchase warrants and 2,275,000 common shares purchase options exercisable between $0.11 and $0.30 per share with expiry dates between July 1, 2016 and February 26, 2020.
(9)	Total includes 100,000 common shares and 625,000 common shares purchase options exercisable between $0.11 and $0.23 per share with expiry dates between May 23, 2017 and February 26, 2020.
(10)	Total includes 1,275,000 common shares, 300,000 common share purchase warrants and 3,400,000 common shares purchase options exercisable between $0.11 and $0.395 per share with expiry dates between July 1, 2016 and February 26, 2020.
(11)	Total includes 400,000 common shares purchase options exercisable at $0.20 per share with an expiry date of February 26, 2020.
(12)	Total includes 1,000,000 common shares and 100,000 common share purchase warrants exercisable at $0.16 per share with an expiry date of January 31, 2017 and 200,000 common shares purchase options exercisable at $0.20 per share with an expiry date of February 26, 2020.
(14)	Members of the Audit Committee.
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(15)	Parties whose shareholdings are a part of the total of “All directors and executive officers as a group (11 persons)”.
(16)	Based on Schedule 13G filed on January 30, 2015.

Changes in Control

We are not aware of any arrangements that may result in a change in control of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Since July 1, 2011, except as noted under the section entitled “Executive Compensation” and below, none of the following parties, has any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction with us that has or will materially affect us: (1) any of our directors or officers; (2) any person proposed as a nominee for election as a director; (3) any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding common shares; (4) any of our promoters; and (5) any relative or spouse of any of the foregoing persons who has the same house as such person.

Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making operating and financial decisions. Parties are also related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount. The following directors were independent under the independence standards of both the Toronto Stock Exchange and the NYSE MKT during the past fiscal year: Albert A. Thiess, Jr., V. Peter Harder and John Sanderson.

Given the size of the Company, the only formal committee in place is an audit committee. The following independent directors serve on the audit committee: Albert A. Thiess, Jr. (Chair), V. Peter Harder and John Sanderson.

The following are the related party transactions for the nine month period ended March 31, 2015:

The Company incurred $74,200 (March 31, 2014: $90,000), in office administration and rent, included in general and administrative expenses, from a public company related by common management, Red Pine Exploration Inc. (TSX.V: “RPX”).

6,680,000 (March 31, 2014: 5,370,000) stock options were issued to related parties during the period with an exercise price between $0.15 and $0.20 (March 31, 2014: between $0.11 and $0.18). These stock options were valued at $438,035 (March 31, 2014: $513,364) using the Black-Scholes pricing model and were issued to directors and officers of the Company and included in stock-based compensation (Note 10).

The Company incurred $478,534 (March 31, 2014: $754,515) in expenses to directors and officers or companies under their control.

The Company incurred $1,948,323 (March 31, 2014: $571,395) in charges from a mining and engineering firm, DRA Minerals, for which one of the Company’s former directors serves as a senior officer and a director which was included in mineral exploration expense.

During the year ended June 30, 2014, the Company entered into an agreement to option a 75% interest in the Sagar Property to Honey Badger Exploration Inc. (TSX-V: “TUF”), a public company related by common management.

The following are the related party balances as of March 31, 2015:

Related party balances of $29,218 (June 30, 2014: $54,764) were included in amounts receivable and prepaid expenses and $70,990 (June 30, 2014: $33,019) related to rent, was included in accounts payable and accrued liabilities.

During May 2014, the Company advanced a short-term loan to MacDonald Mines Exploration Ltd. (TSX-V: “BMK”), a company related by way of common management, totaling $78,879 (June 30, 2014: $47,081). This loan is interest bearing at a rate of 5%. No amounts have been paid back up to March 31, 2015. Accrued interest due totalled $3,292 (June 30, 2014: $285) as at March 31, 2015, and is included in the balance.

Of the $1,948,323 (June 30, 2014: $1,533,007) in charges from a mining and engineering firm for which one of the Company’s former directors serves as a senior officer and director. $358,440 (June 30, 2014: $633,416) is included in accounts payable and accrued liabilities.

$75,723 (June 30, 2014: $264,922) was included within accounts payable and accrued liabilities as a committed amount due to the former Chief Executive Officer of the Company.

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The following are the related party transactions of our Company for the year ended June 30, 2014:

The Company incurred a total of $112,200 (June 30, 2013: $119,495) in office administration and rent expense from a public company related by common management, Red Pine Exploration Inc (TSX.V: “RPX”). (Source: www.sedi.ca as of September 4, 2014).

Name	Title at Energizer	Title at Red Pine	Shares Held in RPX	% Ownership of RPX
Richard Schler**	Director, CEO	Director, CEO	7,291,000	2.9%
Craig Scherba	Director, President & COO	SVP - Chief Geologist	1,590,000	0.6%
Peter Liabotis	CFO	CFO	2,270,000	0.9%
Brent Nykoliation	Senior VP	Director	1,870,952	0.8%
Kirk McKinnon*	Former Director, CEO & Chairman	Former Director, CEO & Chairman	7,587,500	3.0%
Total			20,609,452	8.2%
*	Mr. McKinnon resigned as Chief Executive Officer and Chairman of the Board of Directors on September 12, 2013.
**	Mr. Schler was appointed Chief Executive Officer on September 19, 2013.

5,370,000 (June 30, 2013: 5,975,000) stock options were issued to related parties during the period with exercise prices between $0.11 and $0.18 (June 30, 2013: between $0.21 and $0.29). These stock options were valued at $513,364 (June 30, 2013: $1,178,813) using the Black-Scholes pricing model and were issued to directors and officers of the Company and included in stock-based compensation.

Date of Grant	09-Jul-13	19-Sep-13	09-Oct-13	10-Jan-14
Expiry Date	09-Jul-18	19-Sep-18	09-Oct-18	10-Jan-19
Exercise Price	$0.110	$0.150	$0.130	$0.180	TOTAL
Peter Harder	25,000	-	250,000	250,000	525,000
John Sanderson	25,000	50,000	-	400,000	475,000
Richard Schler	170,000	200,000	-	475,000	845,000
Craig Scherba	180,000	-	-	500,000	680,000
Peter Liabotis	150,000	-	-	500,000	650,000
Robin Borley	-	-	-	300,000	300,000
Brent Nykoliation	175,000	75,000	-	400,000	650,000
Quentin Yarie	100,000	50,000	-	425,000	575,000
Albert Thiess	25,000	-	-	125,000	150,000
Johann de Bruin	-	-	-	125,000	125,000
Kirk McKinnon	170,000	225,000	-		395,000
Total	1,020,000	600,000	250,000	3,500,000	5,370,000

The Company incurred $1,190,585 (June 30, 2013: $995,877) in mineral exploration, administrative, management and consulting fees to directors and officers and paid or accrued directly to directors and officers or companies under their control.

The Company incurred $1,533,953 (June 30, 2013: $928,982) in charges from a mining and engineering firm for which one of the Company’s directors serves as a senior officer and a director which was included in mineral exploration expense.

During the year ended June 30, 2014 the Company entered into an agreement to option a 75% interest in the Sagar Property to Honey Badger Exploration Inc. (TSX-V: “TUF”), a public company related by common management (see Note 7).

The following are the related party balances for the year ended June 30, 2014:

Related party balances of $54,764 (June 30, 2013: $42,908) were included in accounts receivable and prepaid expenses and $33,019 (June 30, 2013: $Nil) included in accounts payable and accrued liabilities.

The Company advanced a short-term loan to RPX totaling $26,216 (June 30, 2013: $136,999). This loan is interest bearing at a rate of 3%. Cdn$300,000 was originally loaned during January 2012 and represents the highest outstanding balance. Cdn$285,000 has been paid back up to June 30, 2013, all against the loan’s principal balance. Accrued interest totaled Cdn$11,216 as at June 30, 2014. During May 2014, the Company advanced a short-term loan to MacDonald Mines Exploration Ltd. (TSX-V: “BMK”) totaling Cdn$50,000 (June 30, 2013: $Nil). This loan is interest bearing at a rate of 5% and no amounts have been paid back up to June 30, 2014. Accrued interest due totaled Cdn$285 as at June 30, 2014. The Company has advanced a short-term loan to TUF totaling Cdn$25,000 (June 30, 2013: $Nil). This loan is interest bearing at a rate of 5% and no amounts have been paid back up to June 30, 2014. Accrued interest due totaled Cdn$142 as at June 30, 2014. All of the above noted loans are expected to be paid back in full within the next 12 months and totaled $94,512.

64

Of the $1,533,007 (June 30, 2013: $928,982) in charges from a mining and engineering firm for which one of the Company’s directors serves as a senior officer and director, $633,418 (June 30, 2013: $6,867) is included in accounts payable and accrued liabilities.

$264,922 (June 30, 2013: $Nil) is included within accounts payable and accrued liabilities as a committed amount due to the former Chief Executive Officer of the Company.

The following are the related party transactions for the year ended June 30, 2013:

The Company incurred a total of $119,495 (June 30, 2012: $74,550) office administration and rent expense from a public company related by common management, Red Pine Exploration Inc (TSX.V: “RPX”).

5,975,000 (June 30, 2012: 9,600,000) stock options were issued to related parties during the period with exercise prices between $0.21 and $0.29 (June 30, 2012: between $0.20 and $0.30). These stock options valued at $1,178,813 (June 30, 2012: $2,181,213) were issued to directors and officers of the Company.

The Company incurred $995,877 (June 30, 2013: $717,886) in administrative, management and consulting fees to directors and officers.

The Company incurred $995,877 (June 30, 2013: $1,137,725) in charges from a mining and engineering firm for which one of the Company’s directors serves as a senior officer and a director.

The following are the related party balances as at for the year ended June 30, 2013:

Related party balances of $42,908 (June 30, 2012: $34,319) in prepaid expenses.

The Company has advanced a short-term loan to RPX totaling $136,999 (June 30, 2012: $258,416). This loan is interest bearing at a rate of 3% and is expected to be paid back in full within the next 12 months. $300,000 was originally loaned during January 2012 and represents the highest outstanding balance. $171,667 has been paid back on the loan since inception up to June 30, 2013, all of it principal. Accrued interest due totals $8,666 as at June 30, 2013.

The following are the related party transactions for the year ended June 30, 2012:

The Company incurred a total of $74,550 (June 30, 2011: $59,410) in office administration and rent expense from a company related by common management.

9,600,000 (June 30, 2011: 1,100,000) stock options were issued to related parties during the period with exercise prices between $0.20 and $0.30. These stock options valued at $2,181,213 (June 30, 2011: $237,710) were issued to directors and officers of the Company.

The Company incurred $717,886 (June 30, 2011: $821,338) in administrative, management and consulting fees to directors and officers.

The Company incurred $1,137,725 (June 30, 2011: $Nil) in charges from a mining and engineering firm in which one of the Company’s directors serves as a senior officer and a director for.

The following are the related party balances for the year ended June 30, 2012:

Related party balances of $Nil (June 30, 2011: $168,000) were included in accounts payable and accrued liabilities and $34,319 (June 30, 2011: $37,000) in prepaid expenses.

The Company has recorded a short-term loan to a related party totaling $258,416 (June 30, 2011: $Nil). This loan is interest bearing and is expected to be paid back in full within the next 12 months.

TRANSFER AGENT AND REGISTRAR

The registrar and transfer agent for our common shares will be Continental Stock Transfer & Trust, 17 Battery Place, New York, NY 10004.

LEGAL MATTERS

The validity of the common shares and warrants offered by this prospectus will be passed upon for us by Dorsey & Whitney LLP.

65

EXPERTS

The auditor of the Company is MNP LLP, Chartered Accountants, of 50 Burnhamthorpe Road West, Suite 900, Mississauga, ON L5B 3C2. MNP LLP, Chartered Accountants, is independent of the Company within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of Ontario.

The Feasibility Study was prepared by DRA Projects (Pty) Limited. Individual authors of the Feasibility Study are Dr. John Hancox, PhD. Geology, Pri.Sc.Nat, Mr. Desmond Subramani, B.Sc. Honours Geology, Pri.Sc.Nat, Dave Thompson, B.Tech Mining, Pr.Cert.Eng, Oliver Peters, M.Sc. Mineral Processing, Pr.Eng, Doug Heher, B.Sc. Mechanical Engineering, Pr.Eng, and John Stanbury, B.Sc. Industrial Engineering, Pr.Eng. All of the authors are qualified persons and independent, in each case, within the meaning of NI 43-101.

To the best knowledge of the Company, at the date of this prospectus, none of the qualified persons referenced above holds registered or beneficial interest, direct or indirect, in any securities or other property of the Company or any of its associates or affiliates and no securities or other property of the Company or any of its associates or affiliates is to be received by such persons.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act and, accordingly, file current and periodic reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form S-1 under the Securities Act, as amended, in connection with this offering. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. For further information with respect to us and the common shares offered hereby, reference is made to such registration statement, including the exhibits thereto, which may be read, without charge, and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a site on the World Wide Web at http://www.sec.gov that contains current and periodic reports, proxy statements and other information regarding registrants that filed electronically with the SEC. Statements contained in this prospectus as to the intent of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to this registration statement, each such statement being qualified in all respects by such reference.

INDEX TO FINANCIAL STATEMENTS

Years Ended June 30, 2014 and 2013

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets

Consolidated Statements of Operations and Comprehensive Loss

Consolidated Statements of Cash Flows

Consolidated Statements of Shareholders’ Equity

Notes to the Consolidated Financial Statements

INTERIM PERIODS Ended March 31, 2015 and 2014

Consolidated Balance Sheets

Consolidated Statements of Operations and Comprehensive Loss

Consolidated Statements of Cash Flows

Notes to the Consolidated Financial Statements

66

ENERGIZER RESOURCES INC.
(An Exploration Stage Company)

Consolidated Financial Statements

For the years ended June 30, 2014 and 2013

(Expressed in US Dollars)

Report of Independent Registered Public Accounting Firm

To the Board or Directors and Shareholders of Energizer Resources Inc.

We have audited the accompanying consolidated balance sheets of Energizer Resources Inc. as of June 30, 2014 and 2013, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, and cash flows for the years then ended. Energizer Resources Inc.’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Energizer Resources Inc. is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Energizer Resources Inc.’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Energizer Resources Inc. as of June 30, 2014 and 2013, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1, the Company has experienced negative cash flows from operations since inception and has accumulated a significant deficit which raises substantial doubt about its ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chartered Professional Accountants
Licensed Public Accountants

Toronto, Canada
September 25, 2014

Energizer Resources Inc.
Consolidated Balance Sheets
(Expressed in US Dollars)

	June 30, 2014	June 30, 2013

Assets
Current Assets:
Cash and cash equivalents	$1,250,383	$825,100
Amounts receivable and prepaid expenses (note 4)	430,596	209,520
Loan to related parties (note 4)	94,512	136,999
Marketable securities (note 5)	70,277	10,000

Total current assets	1,845,768	1,181,619
Equipment (note 6)	126,385	38,817

Total assets	$1,972,153	$1,220,436

Liabilities and Stockholders' Equity

Liabilities
Current Liabilities:
Accounts payable and accrued liabilities (note 4)	$1,816,623	$803,130
Deferred premium on flow-through shares (note 8)	37,145	-
Warrant liability (note 11)	1,830,151	-

Total liabilities	3,683,919	803,130

Stockholders' Equity
Common stock, 450,000,000 shares authorized, $0.001 par value,
268,627,603 issued and outstanding (June 30, 2013 -
175,604,320) (note 9)	268,627	175,604
Additional paid-in capital	84,265,060	75,378,192
Accumulated comprehensive loss	8,771	(62,849)
Accumulated deficit	(86,254,224)	(75,073,641)

Total stockholders' equity	(1,711,766)	417,306

Total liabilities and stockholders' equity	$1,972,153	$1,220,436

The accompanying notes are an integral part of these consolidated financial statements.

Going concern (note 1)

Mineral Properties (note 7)

Commitments (note 14)

Subsequent Events (note 16)

F-3

Energizer Resources Inc.
Consolidated Statements of Operations and Comprehensive Loss
(Expressed in US Dollars)

	Year Ended	Year Ended
	June 30, 2014	June 30, 2013

Revenues	$-	$-

Expenses
Mineral exploration expense (note 4, 7 and 15)	7,343,541	3,720,735
Stock-based compensation (notes 4, 9 and 10)	681,419	1,470,678
General and administrative (note 4)	1,357,682	1,348,641
Professional and consulting fees (note 4)	1,765,769	1,663,965
Depreciation (note 6)	44,446	21,616
Foreign currency translation loss / (gain)	60,076	(93,395)

Total expenses	11,252,933	8,132,240

Net loss from operations	(11,252,933)	(8,132,240)

Other Income
Investment income	96,092	307,992
Sale of flow-through tax benefits	63,393	-
Impairment of marketable securities (note 5)	(63,849)	-
Change in fair value of warrant liability (note 11)	(23,286)	-

Net Loss	(11,180,583)	(7,824,248)
Unrealized gain/(loss) from investments in marketable securities	7,771	(10,513)
Recognition of other than temporary loss (note 5)	63,849	-

Comprehensive loss	$(11,108,963)	$(7,834,761)

Loss per share - basic and diluted (note 13)	$(0.05)	$(0.05)

Weighted average shares outstanding - basic and diluted (note 13)	225,907,700	164,458,880

The accompanying notes are an integral part of these consolidated financial statements.

Energizer Resources Inc.
Consolidated Statements of Cash Flows
(Expressed in US Dollars)

	Year Ended June 30, 2014	Year Ended June 30, 2013

Operating Activities
Net loss	$(11,180,583)	$(7,824,248)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	44,446	21,616
Gain on sale of marketable securities	(4,545)	-
Change in fair value of warrant liability	23,286	-
Non-cash amounts within mineral properties expense	1,110,101	-
Stock-based compensation	681,419	1,470,678
Impairment of marketable securities	63,849	-
Sale of flow-through tax benefits	(63,393)	-
Change in operating assets and liabilities:
Amounts receivable and prepaid expenses	(221,076)	228,356
Accounts payable and accrued liabilities	1,013,493	(843,556)
Non-cash portion of marketable securities	-	29

Net cash used in operating activities	(8,533,003)	(6,947,125)

Financing Activities
Proceeds from issuance of common stock, net of costs	9,559,926	4,076,133
Exercise of warrants and stock options	-	105,000

Net cash provided by financing activities	9,559,926	4,181,133

Investing Activities
Mineral property acquisition costs	(463,774)	-
Purchase of property and equipment	(132,014)	(9,809)
Loan to related party	42,487	121,417
Purchases of marketable securities, net of sales	(103,763)	-
Proceeds on sale of marketable securities	55,424	-

Net cash (used in) provided by investing activities	(601,640)	111,608

Increase (decrease) in cash and cash equivalents	425,283	(2,654,384)
Cash and cash equivalents - beginning of year	825,100	3,479,484

Cash and cash equivalents - end of year	$1,250,383	$825,100

Non-cash investing and financing activities:
Issuance of common stock for mineral properties	$645,950	$-

Supplemental Disclosures:
Interest received	$8,327	$-
Taxes received	$-	$9,441

The accompanying notes are an integral part of these consolidated financial statements.

Energizer Resources Inc.
Consolidated Statement of Stockholders' Equity
(Expressed in US Dollars)

			Additional	Accumulated
			Paid-In	Comprehensive	Accumulated
	Shares #	Amount $	Capital $	Income (loss) $	Deficit $	Total $

Balance - June 30, 2012	156,747,178	156,747	69,745,238	(52,336)	(67,249,393)	2,600,256

Private placement common shares subscribed	18,157,142	18,157	4,321,378	-	-	4,339,535
Cost of issue	-	-	(263,402)	-	-	(263,402)
Exercise of stock options	700,000	700	104,300	-	-	105,000
Stock-based compensation	-	-	1,470,678	-	-	1,470,678
Accumulated comprehensive loss	-	-	-	(10,513)	-	(10,513)
Net loss for the year	-	-	-	-	(7,824,248)	(7,824,248)

Balance - June 30, 2013	175,604,320	175,604	75,378,192	(62,849)	(75,073,641)	417,306

Private placement common shares subscribed	90,523,283	90,523	10,337,961	-	-	10,428,484
Cost of issue	-	-	(868,558)	-	-	(868,558
Fair value of warrant liability	-	-	(1,806,866)	-	-	(1,806,866
Issuance of common stock and warrants for mineral property	2,500,000	2,500	643,450	-	-	645,950
Stock-based compensation	-	-	681,419	-	-	681,419
Deferred flow-through premium	-	-	(100,538)	-	-	(100,538)
Other than temporary loss on marketable securities	-	-	-	63,849	-	63,849
Accumulated comprehensive loss	-	-	-	7,771	-	7,771
Net loss for the year	-	-	-	-	(11,180,583)	(11,180,583)

Balance - June 30, 2014	268,627,603	268,627	84,265,060	8,771	(86,254,224)	(1,711,766)

The accompanying notes are an integral part of these consolidated financial statements.

Energizer Resources Inc.
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

1. Nature of Operations and Going Concern

Energizer Resources Inc. (the "Company") was incorporated in the State of Nevada, United States of America on March 1, 2004 and reincorporated in the State of Minnesota on May 14, 2008. The Company's fiscal year end is June 30. The Company's principal business is the acquisition and exploration of mineral resources. During fiscal 2008, the Company incorporated Energizer Resources (Mauritius) Ltd., a Mauritius subsidiary and Energizer Resources Madagascar Sarl, a Madagascar subsidiary. During fiscal 2009, the Company incorporated THB Venture Ltd., a Mauritius subsidiary to hold the interest in Energizer Resources Minerals Sarl, a Madagascar subsidiary, which holds the Green Giant Property in Madagascar (see note 7). During fiscal 2012, the Company incorporated Madagascar-ERG Joint Venture (Mauritius) Ltd., a Mauritius subsidiary and ERG (Madagascar) Sarl, a Madagascar subsidiary. ERG (Madagascar) Sarl is 100% owned by Madagascar-ERG Joint Venture (Mauritius) Ltd. which is now owned 100% by Energizer Resources (Mauritius) Ltd. ERG (Madagascar) Sarl holds the Malagasy Joint Venture Ground (see note 7). During fiscal 2014, the Company incorporated 2391938 Ontario Inc. an Ontario, Canada subsidiary. In addition, the Company owns a 25% interest in Ampanihy Exploration Ltd, a Mauritius company who holds a 100% interest in Ampex Sarl, a Madagascar company. Ampex Sarl holds the non-industrial mineral rights on certain Green Giant permits (see note 7). The Company has not yet fully determined whether its properties contain mineral reserves that are economically recoverable.

These consolidated financial statements have been prepared on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has yet to generate revenue from mining operations or pay dividends and is unlikely to do so in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity or debt financing to continue operations, the Company's ability to attract joint venture partners and off-take contracts and the attainment of profitable operations. As of June 30, 2014, the Company has accumulated losses of $86,254,224. As such, there is substantial doubt regarding the Company's ability to continue as a going concern. These consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2. Significant Accounting Policies

Principals of Consolidation and Basis of Presentation
These consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), and are expressed in United States dollars. These consolidated financial statements include the accounts of Energizer Resources Inc. and its wholly-owned subsidiaries, Energizer Resources (Mauritius) Ltd., THB Ventures Ltd., Energizer Resources Madagascar Sarl, Energizer Resources Minerals Sarl, Madagascar-ERG Joint Venture (Mauritius) Ltd, ERG (Madagascar) Sarl and 2391938 Ontario Inc. These consolidated financial statements also include our proportionate share interest of 25% in Ampanihy Exploration Ltd and Ampex Sarl. All inter-company balances and transactions have been eliminated on consolidation.

Use of Estimates
The preparation of these consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of these consolidated financial statements and the reported amounts of revenues and expenses during the period. On an ongoing basis, management evaluates its judgments and estimates in relation to assets, liabilities, revenue and expenses. Management uses past experience and other factors as the basis for its judgments and estimates. Actual results may differ from those estimates. The impacts of estimates are pervasive throughout these consolidated financial statements, and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the period in which the estimate is revised and the revision affects current and future periods. Areas where significant estimates and assumptions are used include: the Binomial valuation of the warrant liability, the Black-Scholes valuation of warrants and stock options issued, the valuation recorded for future income taxes and the assumption that the Company will receive title to the properties after the Madagascar political situation stabilizes.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

2. Significant Accounting Policies - continued

Cash and Cash Equivalents
Cash and cash equivalents include money market investments that are readily convertible to known amounts of cash and have an original maturity of less than or equal to 90 days.

Marketable Securities
The Company classifies and accounts for debt and equity securities in accordance with ASC Topic - 320, "Accounting for Certain Investments in Debt and Equity Securities". The Company has classified all of its marketable securities as available-for-sale, thus securities are recorded at fair market value and any associated unrealized gain or loss, net of tax, are included as a separate component of stockholders’ equity, titled accumulated comprehensive loss. When an unrealized loss is classified as being other than temporary, it is expensed within the statement of operations and comprehensive loss.

Equipment
Equipment is recorded at cost, less accumulated depreciation, and consists of exploration equipment. Depreciation is computed on a straight-line basis over 3 years, which coincides with its estimated useful life..

Mineral Property Costs
Mineral property acquisition and exploration costs are expensed as incurred. The Company has not yet realized any revenues from its mineral operations. When it has been determined that a mineral property can be economically developed as a result of establishing probable and proven reserves, the costs then incurred to develop such property will be capitalized. Such costs will be amortized using the units of production method over the estimated life of the probable reserve. If properties are abandoned or the carrying value is determined to be in excess of possible future recoverable amounts the Company will write off the appropriate amount.

Warrant Liability
The Company accounts for its derivative instruments not indexed to its stock as either assets or liabilities and carries them at fair value. Derivatives that are not defined as hedges must be adjusted to fair value through earnings. The Company has issued stock purchase warrants with exercise prices denominated in a currency other than its functional currency of U.S. dollars. As a result, these warrants were no longer considered to be solely indexed to the Company's common stock. Therefore, these warrants are classified as liabilities under the caption "warrant liability" and recorded at estimated fair value at each reporting date, computed using the Binomial valuation method. Changes in the liability from period to period are recorded in the statements of operations under the caption "changes in fair value of warrant liability. The Company elected to record the change in fair value of the warrant liability as a component of other income and expense on the statement of operations as it is believed the amounts recorded relate to financing activities and not as a result of our operations.

Comprehensive Income / (Loss)
ASC Topic - 220, "Reporting Comprehensive Income", establishes standards for the reporting and display of comprehensive income, its components and accumulated balances. As at June 30, 2014, the Company's only component of other comprehensive income is unrealized losses on marketable securities.

Foreign Currency Translation
The Company's functional and reporting currency is United States Dollars. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with ASC Topic - 830, "Foreign Currency Translation", using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the consolidated statements of operations and comprehensive loss.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

2. Significant Accounting Policies - continued

Basic and Diluted Net Income / (Loss) Per Share
The Company computes net earnings / (loss) per share in accordance with ASC Topic - 260, "Earnings per Share". ASC Topic - 260 requires presentation of basic and diluted earnings per share ("EPS") on the consolidated statement of operations and comprehensive loss. Basic EPS is computed by dividing net income / (loss) (numerator) by the weighted average number of shares outstanding (denominator) during the year. Diluted EPS gives effect to all dilutive potential common shares outstanding during the year using the treasury stock method and the "if converted" method for convertible instruments. In computing diluted EPS, the average stock price for the year is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. Diluted EPS and the weighted average number of common shares exclude all dilutive potential shares since their effect is anti-dilutive.

Stock-Based Compensation
The Company has a stock option plan as described in note 10. All stock-based awards granted, including those granted to directors not acting in their capacity as directors, are accounted for using the fair value based method, using more reliable measure of value of services and Black-Scholes pricing model. The fair value of stock options granted is recognized as an expense within the consolidated statements of operations and comprehensive loss and a corresponding increase in additional paid-in capital. Any consideration paid by eligible participants on the exercise of stock options is credited to common stock. The additional paid-in capital amount associated with stock options is transferred to common stock upon exercise.

Income Taxes
The Company has adopted Topic - 740 "Accounting for Income Taxes" and therefore is required to compute tax asset benefits for net operating losses carried forward. Potential benefits of net operating losses have not been recognized in these consolidated financial statements as the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

Management does not believe unrecognized tax benefits will significantly change within one year of the balance sheet date. Interest and penalties related to income tax matters are recognized in income tax expense. As of June 30, 2014, there was no accrued interest or penalties related to uncertain tax positions.

Flow-through shares
The Company has financed a portion of its exploration activities through the issuance of flow-through shares. Flow-through shares are a Canadian income tax incentive. Under the terms of the flow-through share agreements, the tax attributes of the related exploration expenditures are renounced by the Company to the benefit of flow-through share subscribers. Proceeds from the issuance of flow-through shares are allocated between the offering of shares and the sale of tax benefits. An allocation is made based on the difference between the quoted price of the existing shares and the amount that the investor paid for the shares. A liability is recognized for this difference. The liability is reduced and a reduction of the premium liability is recorded as other income as eligible expenditures are incurred and when the Company files the appropriate renunciation forms with Canadian tax authorities.

Asset Retirement Obligations
The operations of the Company are subject to regulations governing the environment, including future site restoration for mineral properties. The Company will recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred and when a reasonable estimate of fair value can be made. If a reasonable estimate of fair value cannot be made in the period the asset retirement is incurred, the liability is recognized when a reasonable estimate of fair value can be made. The Company has determined that there are no asset retirement obligations or any other environmental obligations currently existing with respect to its mineral properties and therefore no liability has been recognized.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

2. Significant Accounting Policies - continued

Long Lived Assets
In accordance with the ASC Topic - 360, "Accounting for Impairment or Disposal of Long Lived Assets", the carrying value of intangible assets and other long-lived assets is reviewed on a regular basis for the existence of facts or circumstances that may suggest impairment. The Company recognizes impairment when the sum of the expected undiscounted future cash flows is less than the carrying amount of the asset. Impairment losses, if any, are measured as the excess of the carrying amount of the asset over its estimated fair value.

Government Grants
The Company makes periodic applications for financial assistance under available government incentive programs and tax credits related to the mineral property expenditures. The Company recognizes government assistance on an accrual basis when all requirements to earn the assistance have been completed and receipt is reasonably assured. Government grants are recognized on the balance sheet and accrued as a reduction of mineral exploration expenses. Government grants relating to mineral expenditures are reflected as a reduction to mineral properties expense on the consolidated statement of operations and comprehensive income.

Financial Instruments
The fair value of cash and cash equivalents, amounts receivable, marketable securities, loan to related parties and accounts payable and accrued liabilities were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company's exploration operations are in Madagascar and Canada, which result in exposure to market risks from changes in foreign currency rates. Financial risk is the risk to the Company's operations that arise from movements in foreign exchange rates and the degree of volatility of these rates.

Fair Value of Financial Instruments Hierarchy
ASC Topic - 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). Cash and cash equivalents and marketable securities were in Level 1 within the fair value hierarchy. The three levels are as follows:

Level 1 - Quoted prices are available in active markets for identical assets or liabilities as of the reporting date. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Level 1 includes marketable securities such as listed equities and U.S. government treasury securities.

Level 2 - Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date. Level 2 includes those financial instruments that are valued using industry-standard models or other valuation methodologies. These models consider various assumptions, including quoted forward prices for commodities, time value, volatility factors, current market and contractual prices for the underlying instruments as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace throughout the term of the instrument, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Instruments in this category include dual currency deposits, over the counter forwards, options and repurchase agreements.

Level 3 - Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management's best estimate of fair value from the perspective of a market participant. Level 3 instruments include those that may be more structured or otherwise tailored to customers' needs. At each balance sheet date, the Company performs an analysis of all instruments subject to ASC Topic - 820 and includes in Level 3 all of those whose fair value is based on significant unobservable inputs.

Comparative Figures
Certain June 30, 2013 figures have been reclassified to conform to the current year's consolidated financial statement presentation.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

3. Recent Accounting Pronouncements Potentially Affecting The Company

The following are recent FASB accounting pronouncements, which may have an impact on the Company's future consolidated financial statements.

-
"Income Taxes (ASC Topic 740): Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists" ("ASU 2013-11") was issued during July 2013. FASB issued guidance on how to present an unrecognized tax benefit. The guidance is effective for annual periods beginning after December 15, 2014.

-
"Development Stage Entities (ASC Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation" ("ASU 2014-10") was issued during June 2014. FASB issued guidance to improve financial reporting by reducing the cost and complexity associated with the incremental reporting requirements for development stage entities. This guidance is effective for annual periods beginning after December 15, 2014 with early adoption allowed.

-
"Presentation of Financial Statements Going Concern (ASC Topic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern ("ASU 2014-15") was issued during August 2014. FASB issued guidance on how to account for and disclose going concern risks. This guidance is effective for annual periods beginning after December 15, 2016.

The Company is currently evaluating the impact of ASC Topic 740 and ASC Topic 205-40 FASB accounting pronouncements. The Company has elected to adopt the provisions of ASC 2014-10 into these consolidated financial statements. The adoption of ASC 2014-10 did not have a significant impact on the Company's results of operations, financial performance or cash flows.

4. Related Party Transactions and Balances

Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making operating and financial decisions. Parties are also related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount, which is fair value.

The following are the related party transactions as at the year ended June 30, 2014:

a)
The Company incurred a total of $112,200 (June 30, 2013: $119,495) in office administration and rent expense from a public company related by common management, Red Pine Exploration Inc. (TSX.V: "RPX").

b)
5,370,000 (June 30, 2013: 5,975,000) stock options were issued to related parties during the period with exercise prices between $0.11 and $0.18 (June 30, 2013: between $0.21 and $0.29). These stock options were valued at $513,364 (June 30, 2013: $1,178,813) using the Black-Scholes pricing model and were issued to directors and officers of the Company and included in stock-based compensation.

c)
The Company incurred $1,190,585 (June 30, 2013: $995,877) in mineral exploration, administrative, management and consulting fees to directors and officers and paid or accrued directly to directors and officers or companies under their control.

d)
The Company incurred $1,533,953 (June 30, 2013: $928,982) in charges from a mining and engineering firm for which one of the Company's directors serves as a senior officer and a director which was included in mineral exploration expense.

e)
During the year ended June 30, 2014 the Company entered into an agreement to option a 75% interest in the Sagar Property to Honey Badger Exploration Inc. (TSX-V: "TUF"), a public company related by common management (see Note 7).

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

4. Related Party Transactions and Balances - continued

The following are the related party balances for the year ended June 30, 2014:

a)
Related party balances of $54,764 (June 30, 2013: $42,908) were included in accounts receivable and prepaid expenses and $33,019 (June 30, 2013: $Nil) included in accounts payable and accrued liabilities.

b)
The Company advanced a short-term loan to RPX totaling $26,216 (June 30, 2013: $136,999). This loan is interest bearing at a rate of 3%. CAD$300,000 was originally loaned during January 2012 and represents the highest outstanding balance. CAD$285,000 has been paid back up to June 30, 2013, all against the loan's principal balance. Accrued interest totaled CAD$11,216 as at June 30, 2014. During May 2014, the Company advanced a short-term loan to MacDonald Mines Exploration Ltd. (TSX-V: "BMK") totaling CAD$50,000 (June 30, 2013: $Nil). This loan is interest bearing at a rate of 5% and no amounts have been paid back up to June 30, 2014. Accrued interest due totaled CAD$285 as at June 30, 2014. The Company has advanced a short-term loan to TUF totaling CAD$25,000 (June 30, 2013: $Nil). This loan is interest bearing at a rate of 5% and no amounts have been paid back up to June 30, 2014. Accrued interest due totaled CAD$142 as at June 30, 2014. All of the above noted loans are expected to be paid back in full within the next 12 months and totaled $94,512.

c)
Of the $1,533,007 (June 30, 2013: $928,982) in charges from a mining and engineering firm for which one of the Company's directors serves as a senior officer and director, $633,418 (June 30, 2013: $6,867) is included in accounts payable and accrued liabilities.

d)	$264,922 (June 30, 2013: $Nil) is included within accounts payable and accrued liabilities as a committed amount due to the former Chief Executive Officer of the Company.

5. Marketable Securities

Marketable securities consist of available-for-sale securities over which the Company does not have significant influence or control. $70,277 (June 30, 2013: $10,000) is invested in TSX-Venture listed entities. During year ended June 30, 2014, the Company determined that $63,849 of unrealized losses were other than temporary and as such were recognized as an "other expense" in net loss and removed from accumulated other comprehensive income.

6. Equipment

		Accumulated	June 30, 2014	June 30, 2013
	Cost	Depreciation	Net Book Value	Net Book Value

Exploration equipment	$195,561	$69,176	$126,385	$38,817

For the year ended June 30, 2014, depreciation expense totaled $44,446 (June 30, 2013: $21,616). For the year ended June 30, 2014, the Company purchased exploration equipment totalling $132,014 (June 30, 2013: $9,809).

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

7. Mineral Properties

Molo Graphite Project, Southern Madagascar, Africa
On December 14, 2011, the Company entered into a Definitive Joint Venture Agreement ("JVA") with Malagasy Minerals Limited ("Malagasy"), a public company on the Australian Stock Exchange, to acquire a 75% interest to explore and develop a group of industrial minerals, including graphite, vanadium and approximately 25 other minerals. The land position covers 2,119 permits and 827.7 square kilometres and is mostly adjacent to the south and east of the Company's 100% owned Green Giant Property. The Company paid $2,261,690 and issued 7,500,000 common shares valued at $1,350,000.

On April 16, 2014, the Company signed a Sale and Purchase Agreement and a Mineral Rights Agreement with Malagasy to acquire the remaining 25% interest. The Company made the following payments: $364,480 (CAD$400,000); issued 2,500,000 common shares subject to a 12 month voluntary vesting period and valued at $325,000; and issued 3,500,000 common share purchase warrants, valued at $320,950 using the Black-Scholes pricing model with an exercise price of $0.14 and an expiry date of April 15, 2019. The Company is required to make a cash payment of $655,922 (CAD$700,000) and issue 1,000,000 common shares within five days of completion of a bankable feasibility study (“BFS”) for the Molo Graphite Project or the formal announcement of a decision to mine; and a cash payment of $937,032 (CAD$1,000,000) within five days of the commencement of commercial production. Malagasy retains a 1.5% net smelter return royalty ("NSR"). The Company also acquired a 100% interest to the industrial mineral rights on approximately 1-1/2 additional claim blocks comprising 10,811 hectares immediately to the east and adjoining the Molo Graphite Project.

Green Giant Property, Southern Madagascar, Africa
During 2007 to acquire a 75% interest in the property, the Company paid $765,000, issued 2,500,000 common shares and 1,000,000 now expired common share purchase warrants to enter into a joint venture agreement for the Green Giant Property with Madagascar Minerals and Resources Sarl ("MMR").

On July 9, 2009, the Company acquired the remaining 25% interest for $100,000. MMR retains a 2% NSR. The NSR can be purchased, at the Company's option, for $500,000 in cash or common shares for the first 1% and at a price of $1,000,000 in cash or common shares for the second 1%.

On April 16, 2014, the Company signed a Joint Venture Agreement with Malagasy, whereby Malagasy acquired a 75% interest for non-industrial minerals on the Company's 100% owned Green Giant Property in Madagascar. The Company retains the remaining 25% and has a free carried interest through the BFS. No specific consideration was received for this transaction as it was part of the Molo Graphite Project transaction dated April 16, 2014.

Sagar Property - Romanet Horst, Labrador Trough, Quebec, Canada
During 2006, the Company purchased from Virginia Mines Inc. ("Virginia") a 100% interest in 382 claims located in northern Quebec, Canada. Virginia retains a 2% NSR on certain claims within this property with other unrelated vendors holding a 1% NSR on certain claims, and a 0.5% NSR on other claims. For the other vendor's NSR, the Company has the right to buy back half of the 1% NSR for $200,000 and half of the 0.5% NSR for $100,000.

On February 28, 2014, the Company signed an agreement to sell an interest in the Sagar property to TUF, a public company related by common management. On July 31, 2014, the Company revised the terms of this agreement. Under the revised agreement, in order for TUF to acquire an initial 35% interest in the property, the Company will receive CAD$150,000 and TUF will spend CAD$1,500,000 developing the property. TUF can earn further percentage interests up to 75% over a four year period by spending a total of CAD$9,000,000, paying the Company CAD$900,000 and issuing to the Company the lesser of 15% of its issued and outstanding shares or 35,000,000 shares. Once these commitments have been met, TUF can acquire the remaining interest by paying the Company an additional CAD$2,000,000 and issuing the lesser of 19.5% of TUF outstanding shares or up to 60,000,000 shares, including all previously issued shares.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

8. Deferred Premium on Flow-Through Shares

The premium paid for flow-through shares in excess of the market value of the shares without a flow-through feature is initially recognized as a liability. The liability is subsequently reduced and recorded in the consolidated statement of comprehensive loss on a pro-rata basis based on the corresponding eligible flow-through expenditures that have been incurred. The following summarizes the deferred premium liability on flow-through transactions for the year ended June 30, 2014.

Deferred premium on flow-through shares, beginning of year	$-
Recognized on issuance of flow-through shares	100,538
Recorded to consolidated statement of comprehensive loss	(63,393)
Deferred premium on flow-through shares, end of year	$37,145

9. Common Stock and Additional Paid-in Capital

a)	During July 2012, the Company issued 700,000 shares of common stock for consideration of $105,000. The shares were issued pursuant to the exercise of stock options.

b)
On July 13, 2012, the Company issued 1,695,000 stock options to directors, officers and consultants of the Company at an exercise price of $0.29. The stock options were valued at $411,038 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.25%; expected volatility - 138%; dividend yield - NIL; and expected life - 4 years. These stock options vested on the grant date.

c)
During November 2012, the Company closed a brokered and non-brokered private placement raising a total of $2,032,500. The Company issued 5,807,142 common stock at $0.35 per share and 2,903,571 common share purchase warrants at an exercise of $0.50 and an expiry date 24 months from the date of issue. In addition, the Company paid a fee of $119,010 and issued 340,028 compensation warrants. Each compensation warrant entitles the holder to purchase one common share at $0.35 and one half of one common share purchase warrant at an exercise price of $0.50.

d)
On February 27, 2013, the Company issued 5,900,000 stock options to directors, officers and consultants at an exercise price of $0.21. The stock options were valued at $1,059,640 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.40%; expected volatility - 129%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

e)
During March 2013, the Company closed a private placement raising a total of $2,307,035 (CAD$2,358,000). The Company issued 12,350,000 common stock at prices between $0.18 and $0.20 per share. In addition, the Company paid a fee of $84,176 (CAD$86,000) and issued 270,000 compensation warrants. Each compensation warrant entitles the holder to purchase one common share at CAD$0.20.

f)
On July 9, 2013, the Company issued 1,255,000 stock options to directors, officers and consultants at an exercise price of $0.11. The stock options were valued at $117,594 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.25%; expected volatility - 128%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

9. Common Stock and Additional Paid-in Capital - continued

g)
Between July 26, 2013 and August 1, 2013, the Company closed a private placement raising $813,212 (CAD$837,500) and $1,230,000. The Company issued 16,950,001 common stock at prices of CAD$0.125 and $0.12 per share. The Company paid a fee of $120,674 and issued 402,000 compensation warrants at an exercise price of CAD$0.125 and 150,000 compensation warrants at an exercise price of $0.12. Each compensation warrant expires one year from the date of issue.

h)
On September 19, 2013, the Company issued 750,000 stock options to directors, officers and consultants at an exercise price of $0.15. The stock options were valued at $96,675 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.25%; expected volatility - 127%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

i)
On October 9, 2013, the Company issued 250,000 stock options to a director of the Company at an exercise of $0.13 and an expiry date of October 9, 2018. The stock options were valued at $27,550 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.25%; expected volatility - 126%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

j)
On December 18, 2013 the Company closed a private placement raising a total of $1,479,024 (CAD$1,566,490). The Company issued 11,189,215 common shares at a price of CAD$0.14. The Company paid fees of $98,176 and issued 671,353 compensation warrants at an exercise price of CAD$0.14. Each compensation warrant expires eighteen months from the date of issue.

k)
On January 10, 2014, the Company issued 4,625,000 stock options to directors and officers of the Company at an exercise of $0.18 and an expiry date of January 10, 2019. The stock options were valued at $413,475 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.50%; expected volatility - 110%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

l)
On January 15, 2014 and January 31, 2014, the Company closed a private placement raising a total of $6,906,008 (CAD$7,486,088). The Company issued 62,384,067 common shares at a price of CAD$0.12 and 31,192,033 common share purchase warrants with an exercise price of CAD$0.18. Of the 31,192,033 common share purchase warrants, 29,152,033 expire on January 14, 2017, 1,450,000 expire on June 14, 2015 and 590,000 expire on January 31, 2017. The Company paid fees, including commissions, legal fees and TSX fees of $649,707 and issued 3,396,744 compensation warrants at an exercise price of CAD$0.14. Each compensation warrant expires eighteen months from the date of issue.

m)
On February 6, 2014, the Company issued 250,000 stock options to a consultant of the Company at an exercise of $0.18 and an expiry date of February 6, 2019. The stock options were valued at $26,125 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.50%; expected volatility - 107%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

n)
On June 23, 2014, the Company issued 2,500,000 shares of common stock to Malagasy valued at $0.13 per share for total consideration of $325,000 and 3,500,000 common share purchase warrants valued at $320,950 using the Black-Scholes pricing model, with an exercise price of $0.122 and an expiry date of April 15, 2019 for the remaining 25% interest in the Molo Graphite Project. The Black-Scholes assumptions used were as follows: risk free interest rate - 1.53%; expected volatility - 105%; dividend yield - NIL; and expected life - 5 years.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

10. Stock Options

On March 9, 2006, the Company filed a Form S-8 registration statement in connection with its newly adopted 2006 Stock Option Plan (the "2006 Plan") allowing for the direct award of shares or granting of stock options to acquire up to a total of 2,000,000 common shares. On December 18, 2006, February 16, 2007, July 11, 2007, September 29, 2009, May 3, 2011, March 1, 2012, February 27, 2013, and December 23, 2013, the 2006 Plan was amended to increase the stock option pool by a total of 35,500,000 additional common shares.

The following is a continuity schedule of the Company's stock options, all of which vest on the grant date:

	Number of Stock Options	Weighted-Average Exercise Price ($)

Outstanding and exercisable, June 30, 2012	23,690,000	0.29
Issued	7,595,000	0.23
Exercised	(700,000)	0.15
Expired	(1,695,000)	0.15
Cancelled	(1,750,000)	0.32

Outstanding and exercisable, June 30, 2013	27,140,000	0.28
Issued	7,130,000	0.16
Expired	(5,600,000)	0.39
Cancelled	(200,000)	0.26

Outstanding and exercisable, June 30, 2014	28,470,000	0.23

The following is a summary stock options outstanding as of June 30, 2014:

Exercise	Number of	Expiry
Price ($)	Stock Options	Date

0.30	3,700,000	July 1, 2016
0.29	1,695,000	July 13, 2016
0.20	1,800,000	October 24, 2016
0.21	2,240,000	December 1, 2016
0.28	5,850,000	March 7, 2017
0.23	180,000	May 23, 2017
0.21	5,875,000	February 27, 2018
0.11	1,255,000	July 9, 2018
0.15	750,000	September 19, 2018
0.13	250,000	October 9, 2018
0.18	4,625,000	January 10, 2019
0.18	250,000	February 6, 2019

	28,470,000

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

11. Warrants

The following is a continuity schedule of the Company's common share purchase warrants:

	Number	Exercise
	of Warrants	Price ($)

Outstanding and exercisable, June 30, 2012	43,619,695	0.55
Issued	3,513,599	0.46
Expired	(43,619,695)	0.55

Outstanding and exercisable, June 30, 2013	3,513,599	0.46
Issued	39,312,130	0.16	*
Expired	(270,000)	0.19

Outstanding and exercisable, June 30, 2014	42,555,729	0.16	*

* Amount represents the converted USD exercise price

The following is a summary common share purchase warrants outstanding as of June 30, 2014:

Exercise		Number of	Expiry
Price ($)		Warrants	Date

0.12	(a)	402,000	July 26, 2014
0.12		150,000	August 1, 2014
0.35		340,028	November 15, 2014
0.13	(b)	671,353	June 19, 2015
0.13	(b)	3,396,744	July 14, 2015
0.17	(c)	1,450,000	July 14, 2015
0.18	(d)	2,903,571	November 15, 2016
0.17	(c)	29,152,033	January 14, 2017
0.17	(c)	590,000	January 31, 2017
0.14		3,500,000	April 15, 2019

		42,555,729

(a) The exercise price is CAD$0.125.
(b) The exercise price is CAD$0.14.
(c) The exercise price is CAD$0.18.
(d) On December 24, 2013, the Company re-priced and extended the term of the common share purchase warrants from an expiry of November 15, 2015 and an exercise price of $0.23 to November 15, 2016 and $0.18, respectively

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

11. Warrants - continued

The Company has accounted for the warrant liability in accordance with ASC Topic 815. These warrants are considered derivative instruments as they were issued in a currency other than the Company's functional currency of the US dollar. The estimated fair value of warrants accounted for as liabilities was determined on the date of issue and market to market at each financial reporting period. The change in fair value of the warrants is recorded in the consolidated statement of operations and comprehensive loss as a gain or loss and estimated using the Binomial model with the following weighted average inputs:

	January 2014	June 30, 2014

Exercise price	$0.131	$0.134
Risk free rate	1.14%	1.19%
Expected volatility	88%	88%
Expected Dividend yield	Nil	Nil
Expected life (in years)	2.93	2.48

The fair value of the derivative warrant liability was $1,830,151 as at June 30, 2014 (2013 - $Nil). The change in the fair value of the derivative warrant liability of $23,286 was recorded as a loss in the consolidated statement of operations and comprehensive loss for the year ended June 30, 2014.

	June 30, 2014	June 30, 2013

Beginning balance, derivative warrant liability	$-	$-
Origination of derivative warrant liability January 2014	1,806,865	-
Loss on change in fair value of derivative warrant liability, June 30, 2014	23,286	-

Ending balance, derivative warrants

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

12. Income Taxes

A reconciliation of the statutory Canadian federal income tax provision at the statutory rate of 35% to the actual provision for income taxes is as follows:

	June 30, 2014	June 30, 2013

Net loss	$(11,180,583)	$(7,824,248)

Rate	35.00%	35.00%

Expected income tax recovery	$(3,913,200)	$(2,738,490)
Tax rate changes and other adjustments	(798,420)	492,230
Stock-based compensation	238,500	514,740
Change in tax benefits not recognized	4,480,270	1,731,520
Non-deductible expenses	(7,150)	-

Income tax recovery reflected in the Consolidated Statements of Operations and Comprehensive Loss	$-	$-

The Company's income tax (recovery) is allocated as follows:
Current tax expense	$-	$-
Future tax recovery	-	-

	$-	$-

Future Income Tax Assets
The Company’s future income tax assets and liabilities as at June 30, 2014 and 2013 are as follows:

	June 30, 2014	June 30, 2013

Future Income Tax Assets
Non-capital losses - United States	$8,786,110	$7,619,510
Exploration expenditures	7,813,100	5,293,960
Other deductible temporary differences	10,900	12,110

	16,610,110	12,925,580
Less: valuation allowance	(16,610,110)	(12,925,580)

Net future income tax assets	$-	$-

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

12. Income Taxes - continued

The United States net operating loss carry forwards expire as noted below. The remaining deductible temporary differences may be carried forward indefinitely. Future tax assets have not been recognized in respect of these items because it is not probable that future taxable profit will be available against which the Company can utilize the benefits therefrom. The Company's United States net operating losses expire as follows:

2025	$4,130
2026	29,460
2027	283,870
2028	909,180
2029	341,250
2030	3,435,600
2031	3,998,670
2032	5,264,970
2033	4,956,920
2034	5,879,120

$25,103,170

13. Loss Per Share

Basic and diluted loss per share is computed using the weighted average number of common stock outstanding. Diluted loss per share and the weighted average number of shares of common stock exclude all potentially dilutive shares since their effect is anti-dilutive. As at June 30, 2014, there were a total of 71,025,729 (June 30, 2013: 30,653,599) potentially dilutive stock options and common share purchase warrants outstanding.

14. Commitments

The Company raised CAD$4,761,990 during 2013 on a Canadian flow-through share tax basis. The Company is required to spend and renounce this amount on Canadian Exploration Expenditures before December 31, 2014. As at June 30, 2014, $3,079,930 has been spent. The Company expects to meet this commitment.

Energizer Resources Inc.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
June 30, 2014 and 2013
(Expressed in US Dollars)

15. Segmented Reporting

The Company operates one operating segment, that being the exploration and development of mineral properties. The Company's Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer have been identified as the chief operating decision-makers, and direct the allocation of resources to geographic segments. No revenue has been generated by these properties. A summary of the components of net loss by geographic area is as follows:

For the year ended June 30, 2014	Madagascar	Canada	Total

Mineral exploration expense	$5,039,517	$2,304,024	$7,343,541

For the year ended June 30, 2013	Madagascar	Canada	Total

Mineral exploration expense	$2,839,741	$880,994	$3,720,735

As at June 30, 2014, $58,110 (June 30, 2013 $52,073) in cash was held in Madagascar with the remaining $1,192,273 (June 30, 2013: $773,027) held in Canada. All of the Company's remaining assets were held in Canada.

16. Subsequent Events

Private Placement
On September xxxx, 2014, the Company closed a brokered private placement raising a total of $4,800,000. The Company issued 34,285,714 common stock at $0.14 per share. In addition, the Company paid a fee of $xxxxx260,132, legal fees approximating $120,000 and TSX fees approximating $25,000. In addition, the Company issued xxxx2,018,442 broker common stock purchase compensation warrants. Each compensation warrant entitles the holder to purchase one common share at $0.14 and expires 24 months from the date of issue.

Sagar Property Deal
As described in note 7, on July 31, 2014 the Company revised its February 28, 2014 agreement with TUF, a public company related by common management, to sell an interest in the Sagar Property.

Exercise of Warrants
On September 17, 2014, 571,353 warrants were exercised for total cash proceeds of $73,049 (CAD$79,989).

ENERGIZER RESOURCES INC.
(An Exploration Stage Company)

Unaudited Condensed Consolidated Interim Financial Statements

For the nine month period ended March 31, 2015

(Expressed in US Dollars)

Energizer Resources Inc.
Unaudited Condensed Consolidated Interim Balance Sheets
(Expressed in US Dollars)

	March 31, 2015	June 30, 2014
		(Audited)

Assets
Current Assets:
Cash and cash equivalents	$717,287	$1,250,383
Amounts receivable and prepaid expenses (note 4)	99,842	430,596
Loan to related parties (note 4)	81,475	94,512
Marketable securities (note 5)	8,282	70,277

Total current assets	906,886	1,845,768
Equipment (note 6)	85,391	126,385

Total assets	$992,277	$1,972,153

Liabilities and Stockholders' Equity
Liabilities
Current Liabilities:
Accounts payable and accrued liabilities (note 4)	$1,584,317	$1,816,623
Deferred premium on flow-through shares (note 8)	-	37,145
Warrant liability (note 11)	1,471,578	1,830,151

Total liabilities	3,055,895	3,683,919

Stockholders' Deficiency
Common stock, 650,000,000 shares authorized, $0.001 par value,
308,384,670 issued and outstanding (June 30, 2014 -
268,627,603) (note 9)	308,385	268,627
Additional paid-in capital (note 9)	89,874,570	84,265,060
Accumulated comprehensive (loss) / income	(3,323)	8,771
Accumulated deficit	(92,243,250)	(86,254,224)

Total stockholders' deficiency	(2,063,618)	(1,711,766)

Total liabilities and stockholders' deficiency	$992,277	$1,972,153

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Going Concern (note 1)

Mineral Properties (note 7)

Subsequent Events (note 14)

Energizer Resources Inc.
Unaudited Condensed Consolidated Interim Statements of Operations and Comprehensive Loss
(Expressed in US Dollars)

	For the nine months		For the three months
	ended March 31,		ended March 31,
	2015	2014	2015	2014

Revenues	$-	$-	$-	$-

Expenses
Mineral exploration expense (notes 4 ,7 and 13)	4,540,898	4,290,899	1,307,020	2,706,609
Stock-based compensation (notes 4, 9 and 10)	627,264	681,419	233,104	439,600
General and administrative (note 4)	631,655	911,273	130,991	317,538
Professional and consulting fees (note 4)	688,393	1,567,387	216,341	977,433
Depreciation (note 6)	40,994	18,638	14,085	6,671
Foreign currency translation gain	(123,900)	(236,661)	(127,727)	(146,555)

Total expenses	6,405,304	7,232,955	1,773,814	4,301,296

Net loss from operations	(6,405,304)	(7,232,955)	(1,773,814)	(4,301,296)

Other Income
Investment income	8,282	27,260	1,810	19,860
Sale of flow-through tax benefits (note 8)	37,145	-	-	-
Impairment of marketable securities (note 5)	-	(63,849)	-	-
Gain on sale of marketable securities (note 5)	12,278	-	-	-
Change in fair value of warrant liability (note 11)	358,573	-	(107,260)	-

Net Loss	(5,989,026)	(7,269,544)	(1,879,264)	(4,281,436)
Unrealized gain in marketable securities	184	21,021	6,000	16,582
Recognition of other than temporary loss (note 5)	-	63,849	-	-
Realized gains included in net loss (note 5)	(12,278)	-	-	-

Comprehensive loss	$(6,001,120)	$(7,184,674)	$(1,873,264)	$(4,264,854)

Loss per share - basic and diluted (note 12)	$(0.02)	$(0.03)	$(0.01)	$(0.02)

Weighted average shares outstanding - basic and diluted (note 12)	294,044,398	212,067,742	308,384,670	229,488,978

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Energizer Resources Inc.
Unaudited Condensed Consolidated Interim Statements of Cash Flows
(Expressed in US Dollars)

	For the nine months ended March 31,
	2015	2014

Operating Activities
Net loss	$(5,989,026)	$(7,269,544)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	40,994	18,638
Gain on sale of marketable securities	(12,278)	(4,545)
Change in fair value of warrant liability	(358,573)	-
Stock-based compensation	627,264	681,419
Impairment of marketable securities	-	63,849
Sale of flow-through tax benefits	(37,145)	-
Change in operating assets and liabilities:
Amounts receivable and prepaid expenses	330,754	(62,422)
Accounts payable and accrued liabilities	(232,306)	1,276,794

Net cash used in operating activities	(5,630,316)	(5,295,811)

Financing Activities
Proceeds from issuance of common stock, net of costs	4,957,408	9,732,482
Exercise of warrants	72,049	-

Net cash provided by financing activities	5,029,457	9,732,482

Investing Activities
Loan to related party	13,037	86,283
Purchases of marketable securities, net of sales	-	(103,763)
Proceeds on sale of marketable securities	54,726	55,424

Net cash provided by investing activities	67,763	37,944

(Decrease) / increase in cash and cash equivalents	(533,096)	4,474,615
Cash and cash equivalents - beginning of period	1,250,383	825,100

Cash and cash equivalents - end of period	$717,287	$5,299,715

The accompanying notes are an integral part of these unaudited condensed consolidated interim financial statements.

Energizer Resources Inc.
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the nine month period ended March 31, 2015
(Expressed in US Dollars)

1.	Nature of Operations and Going Concern

Energizer Resources Inc. (the "Company") is a State of Minnesota, United States of America incorporated entity. The Company's fiscal year end is June 30. The Company's principal business is the acquisition and exploration of mineral resources. During fiscal 2008, the Company incorporated Energizer Resources (Mauritius) Ltd., a Mauritius subsidiary and Energizer Resources Madagascar Sarl, a Madagascar subsidiary. During fiscal 2009, the Company incorporated THB Venture Ltd., a Mauritius subsidiary to hold the interest in Energizer Resources Minerals Sarl, a Madagascar subsidiary, which holds the Green Giant Property in Madagascar (see note 7).  During fiscal 2012, the Company incorporated Madagascar-ERG Joint Venture (Mauritius) Ltd., a Mauritius subsidiary and ERG (Madagascar) Sarl, a Madagascar subsidiary. ERG (Madagascar) Sarl is 100% owned by Madagascar-ERG Joint Venture (Mauritius) Ltd. which is now 100% owned by Energizer Resources (Mauritius) Ltd. ERG (Madagascar) Sarl holds the Molo Graphite Property (see note 7). During fiscal 2014, the Company incorporated 2391938 Ontario Inc., an Ontario, Canada subsidiary.

These condensed consolidated interim financial statements have been prepared on a going concern basis, which assumes that the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has yet to generate revenue from mining operations or pay dividends and is unlikely to do so in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity or debt financing to continue operations, the Company's ability to attract joint venture partners and off-take contracts and the attainment of profitable operations. As of March 31, 2015, the Company has accumulated losses of $92,243,250. As such, there is substantial doubt regarding the Company's ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	Significant Accounting Policies

Principals of Consolidation and Basis of Presentation
These unaudited condensed consolidated interim financial statements are presented in accordance with accounting principles generally accepted in the United States ("U.S. GAAP"), and are expressed in United States dollars. These consolidated financial statements include the accounts of Energizer Resources Inc. and its wholly-owned subsidiaries, Energizer Resources (Mauritius) Ltd., THB Ventures Ltd., Energizer Resources Madagascar Sarl, Energizer Resources Minerals Sarl, Madagascar-ERG Joint Venture (Mauritius) Ltd, ERG (Madagascar) Sarl and 2391938 Ontario Inc. All inter-company balances and transactions have been eliminated on consolidation.

Unaudited Condensed Consolidated Interim Financial Statements
These unaudited condensed consolidated interim financial statements have been prepared on the same basis as the annual consolidated financial statements and should be read in conjunction with those annual financial statements filed on Form 10-K for the year ended June 30, 2014. In the opinion of management, these unaudited condensed consolidated interim financial statements reflect adjustments, necessary to present fairly the Company's financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

Energizer Resources Inc.
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the nine month period ended March 31, 2015
(Expressed in US Dollars)

3.	Recent Accounting Pronouncements Potentially Affecting The Company

The following are recent FASB accounting pronouncements, which may have an impact on the Company's future consolidated financial statements.

-
"Income Taxes (ASC Topic 740): Presentation of an Unrecognized Tax Benefit when a Net Operating Loss Carry-forward, a Similar Tax Loss, or a Tax Credit Carry-forward Exists" ("ASU 2013-11") was issued during July 2013. FASB issued guidance on how to present an unrecognized tax benefit. The guidance is effective for annual periods beginning after December 15, 2013 for public companies. The Company has adopted this pronouncement during the current period.

-
"Presentation of Financial Statements Going Concern (ASC Topic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern ("ASU 2014-15") was issued during August 2014. FASB issued guidance on how to account for and disclose going concern risks. This guidance is effective for annual periods beginning after December 15, 2016.

The adoption of ASC Topic 740 did not have a significant impact on the Company's results of operations, financial performance or cash flows. The Company is currently evaluating the impact of ASU 2014-15 on its unaudited condensed consolidated interim financial statements.

4.	Related Party Transactions and Balances

Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making operating and financial decisions. Parties are also related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions that are in the normal course of business and have commercial substance are measured at the exchange amount, which is fair value.

The following are the related party transactions for the nine month period ended March 31, 2015:

a)
The Company incurred $74,200 (March 31, 2014: $90,000), in office administration and rent, included in general and administrative expenses, from a public company related by common management, Red Pine Exploration Inc. (TSX.V: "RPX").

b)
6,680,000 (March 31, 2014: 5,370,000) stock options were issued to related parties during the period with an exercise price between $0.15 and $0.20 (March 31, 2014: between $0.11 and $0.18). These stock options were valued at $438,035 (March 31, 2014: $513,364) using the Black-Scholes pricing model and were issued to directors and officers of the Company and included in stock-based compensation (Note 10).

c)	The Company incurred $478,534 (March 31, 2014: $754,515) in expenses to directors and officers or companies under their control.

d)
The Company incurred $1,948,323 (March 31, 2014: $571,395) in charges from a mining and engineering firm, DRA Minerals for which one of the Company's former directors serves as a senior officer and a director which was included in mineral exploration expense.

e)
During the year ended June 30, 2014, the Company entered into an agreement to option a 75% interest in the Sagar Property to Honey Badger Exploration Inc. (TSX-V: "TUF"), a public company related by common management (see Note 7).

Energizer Resources Inc.
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the nine month period ended March 31, 2015
(Expressed in US Dollars)

4.	Related Party Transactions and Balances - continued

The following are the related party balances as of March 31, 2015:

a)
Related party balances of $29,218 (June 30, 2014: $54,764) were included in amounts receivable and prepaid expenses and $70,990 (June 30, 2014: $33,019) related to rent, was included in accounts payable and accrued liabilities.

b)
During May 2014, the Company advanced a short-term loan to MacDonald Mines Exploration Ltd. (TSX-V: "BMK"), a company related by way of common management, totaling $78,879 (June 30, 2014: $47,081). This loan is interest bearing at a rate of 5%. No amounts have been paid back up to March 31, 2015. Accrued interest due totalled $3,292 (June 30, 2014: $285) as at March 31, 2015, and is included in the balance.

c)
Of the $1,948,323 (June 30, 2014: $1,533,007) in charges from a mining and engineering firm for which one of the Company's former directors serves as a senior officer and director. $358,440 (June 30, 2014: $633,416) is included in accounts payable and accrued liabilities.

d)	$75,723 (June 30, 2014: $264,922) was included within accounts payable and accrued liabilities as a committed amount due to the former Chief Executive Officer of the Company.

5.	Marketable Securities

Marketable securities consist of available-for-sale securities over which the Company does not have significant influence or control. $8,282 (June 30, 2014: $70,277) was invested in TSX-Venture listed entities. For the six months ended December 31, 2013, the Company determined that $63,849 of unrealized losses were other than temporary and as such were recognized as an "other expense" in net loss and removed from accumulated other comprehensive income. For the nine month period ended March 31, 2015, the Company sold marketable securities and recognized a gain on sale of $12,278 which has been recorded in the unaudited condensed consolidated interim statement of operations and comprehensive loss and removed from accumulated other comprehensive income.

6.	Equipment

		Accumulated	March 31, 2015	June 30, 2014
	Cost	Depreciation	Net Book Value	Net Book Value

Exploration equipment	$195,561	$110,170	$85,391	$126,385

For the nine month period ended March 31, 2015, depreciation expense totaled $40,994 (March 31, 2014: $18,638).

Energizer Resources Inc.
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the nine month period ended March 31, 2015
(Expressed in US Dollars)

7.	Mineral Properties

Molo Graphite Property, Southern Madagascar, Africa
On December 14, 2011, the Company entered into a Definitive Joint Venture Agreement ("JVA") with Malagasy Minerals Limited ("Malagasy"), a public company on the Australian Stock Exchange, to acquire a 75% interest to explore and develop a group of industrial minerals, including graphite, vanadium and approximately 25 other minerals. The land position covers 2,119 permits and 827.7 square kilometres and is mostly adjacent to the south and east of the Company's 100% owned Green Giant Property. The Company paid $2,261,690 and issued 7,500,000 common shares valued at $1,350,000.

On April 16, 2014, the Company signed a Sale and Purchase Agreement and a Mineral Rights Agreement with Malagasy to acquire the remaining 25% interest. The Company made the following payments: $364,480 (CAD$400,000); issued 2,500,000 common shares subject to a 12 month voluntary vesting period and valued at $325,000; and issued 3,500,000 common share purchase warrants, valued at $320,950 using the Black-Scholes pricing model with an exercise price of $0.14 and an expiry date of April 15, 2019. The Company is required to make a cash payment of $655,922 (CAD$700,000), which is included in account payable and accrued liabilities, and issue 1,000,000 common shares within five days of the completion of a bankable feasibility study (“BFS”) for the Molo Graphite Property or the formal announcement of a decision to mine; and a cash payment of $937,032 (CAD$1,000,000) within five days of the commencement of commercial production. Malagasy retains a 1.5% net smelter return royalty ("NSR"). The Company also acquired a 100% interest to the industrial mineral rights on approximately 1-1/2 additional claim blocks comprising 10,811 hectares immediately to the east and adjoining the Molo Graphite Property.

Green Giant Property, Southern Madagascar, Africa
During 2007 to acquire a 75% interest in the property, the Company paid $765,000, issued 2,500,000 common shares and 1,000,000 now expired common share purchase warrants to enter into a joint venture agreement for the Green Giant Property with Madagascar Minerals and Resources Sarl ("MMR").

On July 9, 2009, the Company acquired the remaining 25% interest for $100,000. MMR retains a 2% NSR. The NSR can be purchased, at the Company's option, for $500,000 in cash or common shares for the first 1% and at a price of $1,000,000 in cash or common shares for the second 1%.

On April 16, 2014, the Company signed a Joint Venture Agreement with Malagasy, whereby Malagasy acquired a 75% interest for non-industrial minerals on the Company's 100% owned Green Giant Property in Madagascar. The Company retains the remaining 25% and has a free carried interest through the BFS. No specific consideration was received for this transaction as it was part of the Molo Graphite Property transaction dated April 16, 2014.

Sagar Property - Romanet Horst, Labrador Trough, Quebec, Canada
During 2006, the Company purchased from Virginia Mines Inc. ("Virginia") a 100% interest in 382 claims located in northern Quebec, Canada. Virginia retains a 2% NSR on certain claims within this property with other unrelated vendors holding a 1% NSR on certain claims, and a 0.5% NSR on other claims. For the other vendor's NSR, the Company has the right to buy back half of the 1% NSR for $200,000 and half of the 0.5% NSR for $100,000.

On February 28, 2014, the Company signed an agreement to sell an interest in the Sagar property to TUF, a public company related by common management. On July 31, 2014, the Company revised the terms of this agreement. Under the revised agreement, in order for TUF to acquire an initial 35% interest in the property, the Company will receive CAD$150,000 and TUF will spend CAD$1,500,000 developing the property. TUF can earn further percentage interests up to 75% over a four year period by spending a total of $7,118,100 (CAD$9,000,000), paying the Company $718,810 (CAD$900,000) and issuing to the Company the lesser of 15% of its issued and outstanding shares or 35,000,000 shares. Once these commitments have been met, TUF can acquire the remaining interest by paying the Company an additional $1,581,800 (CAD$2,000,000) and issuing the lesser of 19.5% of TUF outstanding shares or up to 60,000,000 shares, including all previously issued shares.

Energizer Resources Inc.
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the nine month period ended March 31, 2015
(Expressed in US Dollars)

8.	Deferred Premium on Flow-Through Shares

The premium paid for flow-through shares in excess of the market value of the shares without a flow-through feature is initially recognized as a liability. The liability is subsequently reduced and recorded in the unaudited condensed consolidated interim statements of operations and comprehensive loss on a pro-rata basis based on the corresponding eligible flow-through expenditures that have been incurred. The following summarizes the deferred premium liability on flow-through transactions for the period ended March 31, 2015.

Deferred premium on flow-through shares, June 30, 2014	$37,145
Recorded to consolidated statement of comprehensive loss	(37,145)

Deferred premium on flow-through shares, March 31, 2015	$-

9.	Common Stock and Additional Paid-in Capital

a)
On July 9, 2013, the Company issued 1,255,000 stock options to directors, officers and consultants at an exercise price of $0.11. The stock options were valued at $117,594 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.25%; expected volatility - 128%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

b)
Between July 26, 2013 and August 1, 2013, the Company closed a private placement raising $2,043,452. The Company issued 16,950,001 common stock at prices at $0.12 and $0.121 per share. The Company paid a fee of $120,674 and issued 402,000 compensation warrants at an exercise price of $0.11 and 150,000 compensation warrants at an exercise price of $0.12. Each compensation warrant expires one year from the date of issue.

c)
On September 19, 2013, the Company issued 750,000 stock options to directors, officers and consultants at an exercise price of $0.15. The stock options were valued at $96,675 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.25%; expected volatility - 127%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

d)
On October 9, 2013, the Company issued 250,000 stock options to a director of the Company at an exercise of $0.13 and an expiry date of October 9, 2018. The stock options were valued at $27,550 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.25%; expected volatility - 126%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

e)
On December 18, 2013 the Company closed a private placement raising a total of $1,479,024. The Company issued 11,189,215 common shares at a price of $0.132. The Company paid fees of $98,176 and issued 671,353 compensation warrants at an exercise price of $0.121. Each compensation warrant expires eighteen months from the date of issue.

f)
On January 10, 2014, the Company issued 4,625,000 stock options to directors and officers of the Company at an exercise of $0.18 and an expiry date of January 10, 2019. The stock options were valued at $413,475 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.50%; expected volatility - 110%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

Energizer Resources Inc.
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the nine month period ended March 31, 2015
(Expressed in US Dollars)

9.	Common Stock and Additional Paid-in Capital - continued

g)
On January 15, 2014 and January 31, 2014, the Company closed a private placement raising a total of $6,906,008. The Company issued 62,384,067 common shares at a price of $0.111 and 31,192,033 common share purchase warrants with an exercise price of $0.142. Of the 31,192,033 common share purchase warrants, 29,152,033 expire on January 14, 2017, 1,450,000 expire on June 14, 2015 and 590,000 expire on January 31, 2017. The Company paid fees, including commissions, legal fees and Toronto Stock Exchange (" TSX") fees of $649,707 and issued 3,396,744 compensation warrants at an exercise price of $0.111. Each compensation warrant expires eighteen months from the date of issue.

h)
On February 6, 2014, the Company issued 250,000 stock options to a consultant of the Company at an exercise of $0.18 and an expiry date of February 6, 2019. The stock options were valued at $26,125 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.50%; expected volatility - 107%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

i)
On June 23, 2014, the Company issued 2,500,000 shares of common stock to Malagasy valued at $0.13 per share for total consideration of $325,000 and 3,500,000 common share purchase warrants valued at $320,950 using the Black-Scholes pricing model, with an exercise price of $0.14 and an expiry date of April 15, 2019 for the remaining 25% interest in the Molo Graphite Property. The Black-Scholes assumptions used were as follows: risk free interest rate - 1.53%; expected volatility - 105%; dividend yield - NIL; and expected life - 5 years.

j)
On July 3, 2014, the Company issued 4,800,000 stock options to directors and officers of the Company at an exercise of $0.15 and an expiry date of July 3, 2019. The stock options were valued at $404,160 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 1.50%; expected volatility - 97%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

k)	On September 18, 2014 a total of 571,353 broker common share purchase warrants were exercised at $0.126 per share for proceeds of $72,049.

l)
On September 26, 2014 the Company closed a private placement raising a total of $4,800,000. The Company issued 34,285,714 common shares at a price of $0.14. The Company paid fees, including commissions, legal fees and TSX fees of $413,225 and issued 1,928,571 compensation common share purchase warrants at an exercise price of $0.14 and an expiry date of September 26, 2016.

m)
On December 30, 2014 the Company closed a private placement raising a total of $588,000. The Company issued 4,900,000 common shares at a price of $0.12. The Company paid fees, including commissions, legal fees and TSX fees of $24,822 and issued 147,000 compensation common share purchase warrants at an exercise price of $0.12 and an expiry date of December 30, 2016.

n)
On December 16, 2014 the authorized capital of the Company was increased from an aggregate of four hundred fifty million (450,000,000) shares to six hundred fifty million (650,000,000) shares, par value of $0.001 per share, of which 640,000,000 will be deemed common shares and the remaining 10,000,000 will be deemed eligible to be divisible into classes, series and types as designated by the board of directors.

o)
On February 26, 2015, the Company issued 4,480,000 stock options to directors and officers of the Company at an exercise of $0.20 and an expiry date of February 26, 2020. The stock options were valued at $223,104 using the Black-Scholes pricing model with the following assumptions: risk free interest rate - 0.94%; expected volatility - 89%; dividend yield - NIL; and expected life - 5 years. These stock options vested on the grant date.

Energizer Resources Inc.
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the nine month period ended March 31, 2015
(Expressed in US Dollars)

10.	Stock Options

On March 9, 2006, the Company filed a Form S-8 registration statement in connection with its newly adopted 2006 Stock Option Plan (the "2006 Plan") allowing for the direct award of shares or granting of stock options to acquire up to a total of 2,000,000 common shares. On December 18, 2006, February 16, 2007, July 11, 2007, September 29, 2009, May 3, 2011, March 1, 2012, February 27, 2013, December 23, 2013 and January 30, 2015 the 2006 Plan was amended to increase the stock option pool by a total of 41,000,000 additional common shares.

The following is a continuity schedule of the Company's stock options, all of which vest on the grant date:

	Number of	Weighted-Average
	Stock Options	Exercise Price ($)

Outstanding and exercisable, June 30, 2013	27,140,000	0.28
Issued	7,130,000	0.16
Expired	(5,600,000)	0.39
Cancelled	(200,000)	0.26

Outstanding and exercisable, June 30, 2014	28,470,000	0.23
Issued	9,280,000	0.17
Cancelled	(2,385,000)	0.21

Outstanding and exercisable, March 31, 2015	35,365,000	0.22

The following is a summary stock options outstanding as of March 31, 2015:

Exercise	Number of	Expiry
Price ($)	Stock Options	Date

0.30	3,600,000	July 1, 2016
0.29	1,650,000	July 13, 2016
0.20	1,640,000	October 24, 2016
0.21	1,910,000	December 1, 2016
0.28	5,400,000	March 7, 2017
0.23	180,000	May 23, 2017
0.21	5,250,000	February 27, 2018
0.11	1,080,000	July 9, 2018
0.15	675,000	September 19, 2018
0.13	250,000	October 9, 2018
0.18	4,450,000	January 10, 2019
0.18	250,000	February 6, 2019
0.15	4,550,000	July 3, 2019
0.20	4,480,000	February 26, 2020

	35,365,000

(a)
On December 24, 2013, the Company re-priced and extended the term of the common share purchase warrants from an expiry of November 15, 2015 and an exercise price of $0.23 to November 15, 2016 and $0.18, respectively.

(b)	The exercise price is CAD$0.14.
(c)	The exercise price is CAD$0.18.

Energizer Resources Inc.
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the nine month period ended March 31, 2015
(Expressed in US Dollars)

11.	Warrants

The following is a continuity schedule of the Company's common share purchase warrants:

	Number	Weighted-Average
	of Warrants	Exercise Price ($)

Outstanding and exercisable, June 30, 2013	3,513,599	0.46
Issued	39,312,130	0.16	*
Expired	(270,000)	0.19

Outstanding and exercisable, June 30, 2014	42,555,729	0.16	*
Issued	2,075,571	0.14
Exercised	(571,353)	0.11	*
Expired	(892,028)	0.20	*

Outstanding and exercisable, March 31, 2015	43,167,919	0.14	*

* Amount represents the converted USD exercise price

The following is a summary common share purchase warrants outstanding as of March 31, 2015:

Exercise		Number of	Expiry
Price ($)		Warrants	Date

0.11	(b)	100,000	June 19, 2015
0.11	(b)	3,396,744	July 14, 2015
0.14	(c)	1,450,000	July 14, 2015
0.14		1,928,571	September 26, 2016
0.18	(a)	2,903,571	November 15, 2016
0.12		147,000	December 30, 2016
0.14	(c)	29,152,033	January 14, 2017
0.14	(c)	590,000	January 31, 2017
0.14		3,500,000	April 15, 2019

		43,167,919

(a)
On December 24, 2013, the Company re-priced and extended the term of the common share purchase warrants from an expiry of November 15, 2015 and an exercise price of $0.23 to November 15, 2016 and $0.18, respectively.

(b)	The exercise price is CAD$0.14.
(c)	The exercise price is CAD$0.18.

Energizer Resources Inc.
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the nine month period ended March 31, 2015
(Expressed in US Dollars)

11.	Warrants - continued

The Company has accounted for the warrant liability in accordance with ASC Topic 815. These warrants are considered derivative instruments as they were issued in a currency other than the Company's functional currency of the US dollar. The estimated fair value of warrants accounted for as liabilities was determined on the date of issue and are marked to market at each financial reporting period. The change in fair value of the warrant liability is recorded in the consolidated statements of operations and comprehensive loss as a gain or loss and estimated using the Binomial model with the following weighted average inputs:

	March 31, 2015	June 30, 2014

Exercise price	$0.142	$0.134
Risk free rate	0.51%	1.19%
Expected volatility	117.7%	88%
Expected dividend yield	Nil	Nil
Expected life (in years)	1.73	2.48

	March 31, 2015	June 30, 2014

Beginning balance, derivative warrant liability	$1,830,151	$-
Origination of derivative warrant liability January 2014	-	1,806,865
(Gain)/Loss on change in fair value of derivative warrant liability	(358,573)	23,286

Ending balance, derivative warrants liability	$1,471,578	$1,830,151

12.	Loss Per Share

Basic and diluted loss per share is computed using the weighted average number of common stock outstanding. Diluted loss per share and the weighted average number of shares of common stock exclude all potentially dilutive shares since their effect is anti-dilutive. As at March 31, 2015, there were a total of 78,532,919 (March 31, 2014: 72,375,729) potentially dilutive stock options and common share purchase warrants outstanding.

Energizer Resources Inc.
Notes to Unaudited Condensed Consolidated Interim Financial Statements
For the nine month period ended March 31, 2015
(Expressed in US Dollars)

13.	Segmented Reporting

The Company operates one operating segment, that being the exploration and development of mineral properties. The Company's Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer are the operating decision-makers, and direct the allocation of resources to geographic segments. No revenue has been generated by these properties. A summary of mineral exploration expenses by geographic area is as follows:

For the period ended March 31, 2015	Madagascar	Canada	Total

Mineral exploration expense	$2,897,104	$1,643,794	$4,540,898

For the period ended March 31, 2014	Madagascar	Canada	Total

Mineral exploration expense	$2,582,701	$1,708,198	$4,290,899

As at March 31, 2015, $76,985 (June 30, 2014: $58,110) in cash was held in Africa and $640,302 (June 30, 2014: $1,192,273) in cash held in Canada. All of the Company's remaining assets were held in Canada.

14.	Subsequent Events

On May 5, 2015 the Company closed a private placement offering (the “Offering”) of 20,550,998 special warrants (“Special Warrants”) at a price of CAD$0.12 per Special Warrant, representing aggregate gross proceeds of approximately CAD$2.5 million. Each Special Warrant entitles the holder to acquire one unit (“Unit”) of the Company, with each Unit comprised of one common share of the Company and one-half of one common share purchase warrant (each whole common share purchase warrant, a “Warrant”). Each Warrant entitles the holder to purchase one common share at a price of US$0.14 per common share until May 4, 2018.

The Special Warrants will be deemed to be exercised without payment of additional consideration or further action, on the earlier of: (i) the third business day following the day upon which the Company obtains a receipt for a final prospectus (the “Final Prospectus”) qualifying the underlying common shares, Warrants, Warrant Shares (collectively the “Underlying Securities”) from the securities regulatory authority in each of the provinces of British Columbia, Ontario, Alberta and further provided that the Company has filed (and has in effect) a resale registration statement (the "Registration Statement”) in the United States with the Securities and Exchange Commission relating to the Underlying Securities; and (ii) November 4, 2015.

The Company will use its commercially reasonable efforts to (i) file and obtain a receipt for the Final Prospectus and (ii) file (and have in effect) the Registration Statement as soon as reasonably practicable. If the Company fails to obtain a final receipt for the Final Prospectus and file (and have in effect) the Registration Statement by August 4, 2015, the holders of Special Warrants will be entitled to receive 1.1 Common Shares (instead of one Common Share) and 0.55 of a Warrant (instead of 0.5 of a Warrant) on the deemed exercise of the Special Warrants.

67

Energizer Resources Inc.

30,201,497Common shares and 10,067,166 and Warrants Offered by Selling Security Holders

________________

PROSPECTUS
________________

_________, 2015

68

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13 – OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
Amount
Securities and Exchange Commission Registration Fee	$ 413.19
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Miscellaneous Expenses	*
Total	*

* - To be provided by amendment

ITEM 14 – INDEMNIFICATION OF DIRECTORS AND OFFICERS

Minnesota corporation law provides that:

•	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;
•	a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and
•	to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Our articles of incorporation require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law.

Our bylaws provide that we will advance all expenses incurred to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suite or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was our director or officer, or is or was serving at our request as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request. This advancement of expenses is to be made upon receipt of an undertaking by or on behalf of such person to repay said amounts should it be ultimately determined that the person was not entitled to be indemnified under our bylaws or otherwise.

Our bylaws also provide that no advance shall be made by us to any officer in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding; or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to our best interests.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 15 – RECENT SALES OF UNREGISTERED SECURITIES

In the past three years, we have offered and sold the following securities in unregistered transactions pursuant to exemptions under the Securities Act.

•	During July 2012, $105,000 was received through the exercise of 700,000 stock options at $0.15 per share.
•	On July 13, 2012, we issued 1,695,000 stock options to directors, officers and consultants of the Company.
•	During November 2012, we closed a brokered and non-brokered private placement raising $2,032,500. We issued 5,807,142 common shares at $0.35 per share and 2,903,571 common share purchase warrants at an exercise price of $0.50, expiring 24 months from the date of issue. We also issued 340,028 compensation common share purchase warrants at $0.35.
•	On February 27, 2013, we issued 5,900,000 stock options to directors, officers and consultants of the Company.
•	During March 2013, we closed a private placement raising a total of $2,307,035 (Cdn$2,358,000). We issued 12,350,000 shares of our common shares between $0.18 and $0.20 per share. In addition, we issued 270,000 compensation warrants at Cdn$0.20.
•	On July 9, 2013, we issued 1,255,000 stock options to directors, officers and consultants at $0.11 per share.
•	Between July 26, 2013 and August 1, 2013, we closed a private placement raising $813,212 (Cdn$837,500) and $1,230,000. We issued 16,950,001 common shares at prices of Cdn$0.125 and $0.12 per share. We issued 402,000 compensation warrants at an exercise price of Cdn$0.125 and 150,000 compensation warrants at an exercise price of $0.12. The securities issued to non-U.S. Persons were issued in reliance on the exemption provided by Regulation S. The offer and sale to U.S. Persons were effected in reliance on the exemptions for sales of securities not involving a public offering, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”) and in Section 4(a)(2) of the Securities Act, based on the following: (a) the investors confirmed to us that they were “accredited investors,” as defined in Rule 501 of Regulation D promulgated under the Securities Act and had such background, education and experience in financial and business matters as to be able to evaluate the merits and risks of an investment in the securities; (b) there was no public offering or general solicitation with respect to the offering; (c) the investors were provided with certain disclosure materials and all other information requested with respect to our Company; (d) the investors acknowledged that all securities being purchased were “restricted securities” for purposes of the Securities Act, and agreed to transfer such securities only in a transaction registered under the Securities Act or exempt from registration under the Securities Act; and (e) a legend was placed on the certificates representing each such security stating that it was restricted and could only be transferred if subsequently registered under the Securities Act or transferred in a transaction exempt from registration under the Securities Act.
•	On September 19, 2013, we issued 750,000 stock options to directors, officers and consultants at $0.15 per share.
•	On October 9, 2013, we issued 250,000 stock options to a director at $0.13 per share.
•	On December 18, 2013 we closed a non-brokered financing and raised $1,479,023 (Cdn$1,566,490). We issued 11,189,215 common shares at Cdn$0.14 per share. We also issued 671,353 compensation warrants at Cdn$0.14 per share.
•	On January 10, 2014, we issued 4,625,000 stock options to directors and officers at $0.18 per share.
•	On January 15, 2014 and January 31, 2014, we closed a private placement raising a total of $6,906,008 (Cdn$7,486,088). The Company issued 62,384,067 common shares at Cdn$0.12 and 31,192,033 common share purchase warrants. We also issued 3,396,744 compensation warrants.
•	On February 6, 2014, we issued 250,000 stock options to a consultant at $0.18 per share.
•	On June 23, 2014, we issued 2,500,000 shares of our common shares to Malagasy at $0.13 per share for the Molo Graphite Project.
•	On July 3 2014, we issued 4,800,000 stock options to directors and officers at $0.15 per share.
70

•	On September 18, 2014, 571,353 broker warrants were exercised at $0.126 for total proceeds of $72,049.
•	On September 26, 2014, we issued 34,285,714 common shares at $0.14 per share raising $4,800,000. The Offering consisted of brokered and non-brokered portions, with our company issuing 1,928,571 On September 26, 2014, we issued 34,285,714 common shares at $0.14 per share raising $4,800,000. The Offering consisted of brokered and non-brokered portions, with our company issuing 1,928,571 compensation common share purchase warrants. .
•	On December 30, 2014, we issued 4,900,000 common shares at $0.12 per share raising $588,000. We also issued 147,000 compensation common share purchase warrants.
•	On March 31, 2015, we issued 4,900,000 common shares at $0.12 per share raising $588,000.
•	On May 4, 2015, we issued 20,550,998 special warrants at Cdn$0.12 per special warrant for aggregate gross proceeds of CDN$2,466,119.76. Each special warrant will be deemed to be exercised for no additional consideration into one share of common shares and one-half of one common shares purchase warrant. Each warrant will entitle the holder thereof to purchase one share of common shares at a price of $0.14 at any time before 5:00 p.m. (Toronto time) on May 4, 2018.
•	On May 20, 2015, we issued 1,000,000 common shares pursuant to the terms of the Sale and Purchase Agreement and Mineral Rights Agreement with Malagasy.

Except as noted above, each of the issuances above were effected in reliance upon the exemption provided by Regulation S under the Securities Act of 1933, as amended, for a transaction not involving a public offering. We completed the offering of the shares pursuant to Rule 903 of Regulation S of the Securities Act on the basis that the sale of the securities was completed in an “offshore transaction”, as defined in Rule 902(h) of Regulation S. Each investor represented to us that the investor was not a U.S. person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a U.S. person. The securities contain a legend restricting the sale of such securities in accordance with the Securities Act.

ITEM 16 – EXHIBITS

Exhibit Number & Description

3.1	Articles of Incorporation of Uranium Star Corp. (now known as Energizer Resources Inc.) (Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K as filed with the SEC on May 20, 2008)
3.2	Articles of Amendment to Articles of Incorporation of Uranium Star Corp. changing its name to Energizer Resources Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the SEC on July 16, 2010)
3.3	Articles of Amendment to Articles of Incorporation of Energizer Resources Inc.
3.4	Amended and Restated By-Laws of Energizer Resources Inc. (Incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K as filed with the SEC on July 16, 2010)
3.5	Amendment to the By-Laws of Energizer Resources Inc. (Incorporated by reference to the registrant’s current report on Form 8-K as filed with the SEC on October 16, 2013)
4.1	Subscription Agreement for Special Warrants (Canadian and Offshore Subscribers)
4.2	Form of Warrant to purchase common shares
5.1	Opinion of Dorsey & Whitney LLP*
10.1	Property Agreement effective May 14, 2004 between Thornton J. Donaldson and Thornton J. Donaldson, Trustee for Yukon Resources Corp. (Incorporated by reference to Exhibit 10.1 to the registrant’s Form SB-2 registration statement as filed with the SEC on September 14, 2004)
10.2	Letter of Intent dated March 10, 2006 with Apofas Ltd. (Incorporated by reference to Exhibit 99.1 to the registrant’s current report on Form 8-K as filed with the SEC on March 13, 2006)
10.3	Letter agreement effective May 12, 2006 between Yukon Resources Corp. and Virginia Mines Inc. (Incorporated by reference to Exhibit 99.1 to the registrant’s current report on Form 8-K filed as with the SEC on May 9, 2006)
10.4	Joint Venture Agreement dated August 22, 2007 between Uranium Star Corp. & Madagascar Minerals and Resources Sarl (Incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K as filed with SEC on September 11, 2007)
71

10.5	Joint Venture Agreement between Malagasy Minerals Limited and Energizer Resources Inc. dated December 14, 2011 (Incorporated by reference to Exhibit 10.6 to the registrant’s Form 10-K/A as filed on April 8, 2013)
10.6	Agreement to Purchase Interest In Claims between Honey Badger Exploration Inc. and Energizer Resources Inc. dated February 28, 2014.(Incorporated by reference to Exhibit 10.7 to the registrant’s Form 10-Q as filed on May 14, 2014)
10.7	Sale and Purchase Agreement between Malagasy Minerals Limited and Energizer Resources Inc. dated April 16, 2014 (Incorporated by reference to Exhibit 10.8 to the registrant’s Form 10-Q as filed on May 14, 2014)
10.8	ERG Project Minerals Rights Agreement between Malagasy Minerals Limited and Energizer Resources Inc. dated April 16, 2014 (Incorporated by reference to Exhibit 10.9 to the registrant’s Form 10-Q as filed on May 14, 2014)
10.9	Green Giant Project Joint Venture Agreement between Malagasy Minerals Limited and Energizer Resources Inc. dated April 16, 2014 (Incorporated by reference to Exhibit 10.9 to the registrant’s Form 10-Q as filed on May 14, 2014)
21	Subsidiaries of the Registrant
23.1	Consent of DRA Projects (pty) Limited*
23.2	Consent of Dr. John Hancox*
23.3	Consent of Desmond Subramani*
23.4	Consent of Dave Thompson*
23.5	Consent of Oliver Peters*
23.6	Consent of Doug Heher*
23.7	Consent of John Stanbury*
23.8	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)*
23.9	Consent of MNP LLP, Chartered Accountants
24.1	Powers of Attorney (contained on Signature Page)
101	Interactive Data File*

*To be filed by amendment

ITEM 17 – UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

72

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, on the 19th of June, 2015.

Energizer Resources Inc.

By: /s/ Richard E. Schler
Name: Richard E. Schler
Title: Chief Executive Officer

Each person whose signature appears below constitutes and appoints each of Richard E. Schler and Peter Liabotis his or her attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Richard E. Schler Richard Schler	Chief Executive Officer, Director	June 18, 2015
/s/ Craig Scherba Craig Scherba	President & Chief Operating Officer, Director	June 18, 2015
/s/ V. Peter Harder V. Peter Harder	Chairman of the Board, Director	June 18, 2015
/s/ John Sanderson John Sanderson	Vice-Chairman, Director	June 18, 2015
Robin Borley	SVP, Mine Development, Director
/s/ Quentin Yarie Quentin Yarie	SVP, Exploration, Director	June 18, 2015
/s/ Dean Comand Dean Comand	Director	June 18, 2015
/s/ Dalton Larson Dalton Larson	Director	June 18, 2015
/s/ Albert A. Thiess, Jr. Albert A. Thiess, Jr.	Director	June 18, 2015
/s/ Peter Liabotis Peter Liabotis	Chief Financial Officer (Principal Accounting Officer)	June 18, 2015

73

EXHIBIT INDEX

Exhibit Number & Description

3.1	Articles of Incorporation of Uranium Star Corp. (now known as Energizer Resources Inc.) (Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K as filed with the SEC on May 20, 2008)
3.2	Articles of Amendment to Articles of Incorporation of Uranium Star Corp. changing its name to Energizer Resources Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s current report on Form 8-K filed with the SEC on July 16, 2010)
3.3	Articles of Amendment to Articles of Incorporation of Energizer Resources Inc.
3.4	Amended and Restated By-Laws of Energizer Resources Inc. (Incorporated by reference to Exhibit 3.2 to the registrant’s current report on Form 8-K as filed with the SEC on July 16, 2010)
3.5	Amendment to the By-Laws of Energizer Resources Inc. (Incorporated by reference to the registrant’s current report on Form 8-K as filed with the SEC on October 16, 2013)
4.1	Subscription Agreement for Special Warrants (Canadian and Offshore Subscribers)
4.2	Form of Warrant to purchase common shares
5.1	Opinion of Dorsey & Whitney LLP*
10.1	Property Agreement effective May 14, 2004 between Thornton J. Donaldson and Thornton J. Donaldson, Trustee for Yukon Resources Corp. (Incorporated by reference to Exhibit 10.1 to the registrant’s Form SB-2 registration statement as filed with the SEC on September 14, 2004)
10.2	Letter of Intent dated March 10, 2006 with Apofas Ltd. (Incorporated by reference to Exhibit 99.1 to the registrant’s current report on Form 8-K as filed with the SEC on March 13, 2006)
10.3	Letter agreement effective May 12, 2006 between Yukon Resources Corp. and Virginia Mines Inc. (Incorporated by reference to Exhibit 99.1 to the registrant’s current report on Form 8-K filed as with the SEC on May 9, 2006)
10.4	Joint Venture Agreement dated August 22, 2007 between Uranium Star Corp. & Madagascar Minerals and Resources Sarl (Incorporated by reference to Exhibit 10.1 to the registrant’s Form 8-K as filed with SEC on September 11, 2007)
10.5	Joint Venture Agreement between Malagasy Minerals Limited and Energizer Resources Inc. dated December 14, 2011 (Incorporated by reference to Exhibit 10.6 to the registrant’s Form 10-K/A as filed on April 8, 2013)
10.6	Agreement to Purchase Interest In Claims between Honey Badger Exploration Inc. and Energizer Resources Inc. dated February 28, 2014.(Incorporated by reference to Exhibit 10.7 to the registrant’s Form 10-Q as filed on May 14, 2014)
10.7	Sale and Purchase Agreement between Malagasy Minerals Limited and Energizer Resources Inc. dated April 16, 2014 (Incorporated by reference to Exhibit 10.8 to the registrant’s Form 10-Q as filed on May 14, 2014)
10.8	ERG Project Minerals Rights Agreement between Malagasy Minerals Limited and Energizer Resources Inc. dated April 16, 2014 (Incorporated by reference to Exhibit 10.9 to the registrant’s Form 10-Q as filed on May 14, 2014)
10.9	Green Giant Project Joint Venture Agreement between Malagasy Minerals Limited and Energizer Resources Inc. dated April 16, 2014 (Incorporated by reference to Exhibit 10.9 to the registrant’s Form 10-Q as filed on May 14, 2014)
21	Subsidiaries of the Registrant
23.1	Consent of DRA Projects (pty) Limited*
23.2	Consent of Dr. John Hancox*
23.3	Consent of Desmond Subramani*
23.4	Consent of Dave Thompson*
23.5	Consent of Oliver Peters*
23.6	Consent of Doug Heher*
23.7	Consent of John Stanbury*
23.8	Consent of Dorsey & Whitney LLP (contained in Exhibit 5.1)*
23.9	Consent of MNP LLP, Chartered Accountants
24.1	Powers of Attorney (contained on Signature Page)
101	Interactive Data File*

*To be filed by amendment